LIMITED PARTNERSHIP AGREEMENT

OF

MEADOWLANDS MILLS/MACK-CALI LIMITED PARTNERSHIP

Execution Date: November 25, 2003

	TABLE OF CONTENTS
ARTICLE 1	DEFINITIONS; EXHIBITS	2
1.1	Certain Definitions	2
1.2	Exhibits	21
ARTICLE 2	FORMATION; NAME; PLACE OF BUSINESS	22
2.1	Formation of Partnership; Certificate of Limited Partnership	22
2.2	Name of Partnership	22
2.3	Place of Business	22
2.4	Registered Office and Registered Agent	22
2.5	Classification as a Partnership	22
ARTICLE 3	PURPOSES AND POWERS OF PARTNERSHIP	23
3.1	Purposes	23
3.2	Powers	23
3.3	Limits of Partnership	23
3.4	No Individual Authority	24
3.5	Responsibility of Partners	24
ARTICLE 4	TERM OF PARTNERSHIP	25
ARTICLE 5	CAPITAL	26
5.1	Partners' Percentage Interests	26
5.2	Capital Contributions	27
5.3	Additional Financing	34
5.4	No Third Party Rights to Require Additional Capital Contributions	37
5.5	No Interest on Capital	37
5.6	Reduction of Capital Accounts	37
5.7	Special Limits on Mills Partner's Capital Commitment	37
5.8	Limit on Contributions and Obligations of Partners	37
ARTICLE 6	PROFITS, LOSSES, DISTRIBUTIONS, ALLOCATIONS/COOPERATION AGREEMENT PAYMENTS	38
6.1	Profit	38
6.2	Loss	38
6.3	Varying Interests	38
6.4	Other Allocation Rules	38
6.5	Distribution of Net Ordinary Cash Flow	39
6.6	Distributions Upon Major Capital Event	39
6.7	Special Rules Regarding Distributions	40
6.8	Payments/Other Matters under Cooperation Agreement	41
6.9	Allocation of Benefits and Obligations under Authority Agreements;
	Rights of First Refusal	43
6.10	Empire Tract Related Transactions	46
ARTICLE 7	PARTNERSHIP BOOKS; ACCOUNTING/FINANCIAL STATEMENTS	48
7.1	Books and Records	48
7.2	Tax Returns	48
7.3	Reports	48
7.4	Audits	49
7.5	Bank Accounts	50
7.6	Tax Elections	50
7.7	Tax Matters Partner	50
7.8	REIT Issues	50
7.9	Certain Related Provisions	50
ARTICLE 8	MANAGEMENT OF THE PARTNERSHIP	51
8.1	Management of the Partnership	51
8.2	The Managing General Partner	52
8.3	Duties of Managing General Partner	57
8.4	Authorization for Expenditures	58
8.5	Rights Not Assignable	59
8.6	Major Decisions; Deadlock	59
8.7	Emergency Authority	59
8.8	Budgets	60
8.9	Management Agreement; Contracts	63
8.10	Empire Tract	64
8.11	Partner Cooperation	64
8.12	Formation of Sibling Entities	64
8.13	Expansion of the Entertainment/Retail Component	65
8.14	Participation in meetings, conferences, etc./Copies of notices, documents,
	etc./Avoidance of duplicative costs	65
8.15	Compliance with Authority Agreements/Partnership Defaults	65
ARTICLE 9	COMPENSATION; REIMBURSEMENTS; CONTRACTS WITH AFFILIATES	66
9.1	Compensation; Reimbursement	66
9.2	No Contracts with Affiliates	67
9.3	Management Fees	67
9.4	Development Management Fees	68
9.5	Lease-Up Fees	68
9.6	Financing Fees	69
9.7	Project Supervision Fees	70
9.8	Sponsorship Fees	70
9.9	Payment of Special Fees and Consulting Fees	71
9.10	Subordination of Fees as Required under Redevelopment Agreement	71
9.11	No Duplicate Fees	71
ARTICLE 10	FORMATION OF COMPONENT ENTITIES;	71
10.1	Development of Office Component and Hotel Component; Formation of Component Entities	71
10.2	MC Partner Option to Develop Office/Hotel Component	72
10.3	Mills Acceleration and Formation of Component Entities	75
10.4	Office/Hotel Component Owner Obligated to Pay a Portion of Annual Payments	77
10.5	Determination of Office/Hotel Value	78
10.6	Formation of Component Entity	79
10.7	Failure of MC Partner to Make Election	86
10.8	Failure of MC Partners to Acquire or Commence Construction	87
ARTICLE 11	SALE, TRANSFER OR MORTGAGE OF PARTNERSHIP INTERESTS	88
11.1	General	88
11.2	Permitted Transfers	88
11.3	Sale Rights of Mills and Mack-Cali Partners; Right of First Offer	90
11.4	Restraining Order	95
11.5	ERISA	95
11.6	Put/Call Procedure	95
ARTICLE 12	USE OF MILLS AND MACK-CALI PARTNERS' NAMES	99
12.1	Mark	99
12.2	Use of Mark by Partnership	99
12.3	Use of Mark By Mack-Cali Partners	100
12.4	Use of Mark in Connection with the Office/Hotel Component
	and the Office/Hotel Component Owner	100
12.5	No Use of Related Mark	101
12.6	Use of the Mills Partner's Name	101
12.7	Use of Mack-Cali Partners' Name	101
ARTICLE 13	DISSOLUTION	102
13.1	Dissolution and Termination; Continuation of Business	102
13.2	Procedure in Dissolution and Liquidation	102
13.3	Disposition of Documents and Records	104
13.4	Date of Termination	104
ARTICLE 14	REPRESENTATIONS AND WARRANTIES	104
14.1	Representations and Warranties of Mack-Cali Partners	104
14.2	Representations and Warranties of Mills Partner	105
ARTICLE 15	GENERAL PROVISIONS	106
15.1	Notices	106
15.2	No Prior Understandings	108
15.3	Severability	108
15.4	Successors and Assigns	108
15.5	Counterparts	108
15.6	Additional Documents and Acts	108
15.7	Governing Law; Consent to Jurisdiction and Permissible Venue	109
15.8	Terms	109
15.9	Amendment	109
15.10	References to this Agreement	109
15.11	Headings; Construction	109
15.12	No Third Party Beneficiary	109
15.13	No Waiver	110
15.14	Time of Essence; Computation of Time Periods	110
15.15	Mediation and Arbitration	110
15.16	Estoppel Certificates	111
15.17	Cooperation	111
15.18	Counterparts; Facsimile Signatures	111

LIMITED PARTNERSHIP AGREEMENT

OF

MEADOWLANDS MILLS/MACK-CALI LIMITED PARTNERSHIP

        THIS LIMITED PARTNERSHIP AGREEMENT OF MEADOWLANDS MILLS/MACK-CALI LIMITED PARTNERSHIP is executed this 25th day of November, 2003 (the “Execution Date”) to be effective on the Effective Date (as hereinafter defined), by and between (i) MEADOWLANDS MILLS LIMITED PARTNERSHIP, a Delaware limited partnership (“Mills”), as both a general partner and a limited partner, (ii) MACK-CALI MEADOWLANDS ENTERTAINMENT L.L.C., a New Jersey limited liability company (“MC Partner”), as a limited partner and (iii) MACK-CALI MEADOWLANDS SPECIAL L.L.C., a New Jersey limited liability company (“Special General Partner” or “MCGP”), as the Special General Partner. Mills also shall hereinafter be referred to as the “Mills Partner” or the “Managing General Partner” and MC Partner and Special General Partner, together, shall hereinafter be referred to as the “Mack-Cali Partners” or the “MC Partners.”

RECITALS

        WHEREAS, the New Jersey Sports and Exposition Authority (the “NJSEA”) is the owner of that certain parcel of land (the “Development Land”) containing approximately 100 acres, located in the Borough of East Rutherford, New Jersey adjacent to the real property commonly known as the Continental Arena site;

        WHEREAS, the Development Land is referred to in the Redevelopment Agreement (as hereinafter defined) as the Project Site and shall be depicted on the Conceptual Site Plan (the “Conceptual Site Plan”) to be attached as Schedule 6.1(b) to the Redevelopment Agreement;

        WHEREAS, the Partnership intends, upon completion of satisfactory negotiations with the NJSEA, to enter into that certain Redevelopment Agreement, (as amended from time to time, the “Redevelopment Agreement”), by and between the NJSEA and the Partnership with respect to the Partnership’s development of the Development Land;

        WHEREAS, the date of the execution and delivery of the Redevelopment Agreement shall be deemed the “Effective Date” of this Agreement;

        WHEREAS, it is contemplated that the Redevelopment Agreement will provide that, following and subject to the satisfaction or waiver by the Partnership of certain conditions (referred to in the Redevelopment Agreement as the Material Conditions), the NJSEA, as landlord, and the Partnership, as tenant, shall enter into that certain Agreement of Ground Lease (as amended from time to time, the “Ground Lease”) wherein the NJSEA shall demise the Development Land to the Partnership;

        WHEREAS, in contemplation of the execution of the Redevelopment Agreement, the Ground Lease and this Agreement, Mills, The Mills Limited Partnership (“TMLP”) (an Affiliate of Mills), Mack-Cali Realty Corporation, a Maryland Corporation (“MCRC”) (an Affiliate of MC Partner and Special General Partner), and the New York Football Giants, a New York corporation (the “Giants”), entered into that certain Agreement of Cooperation dated as of December 26, 2002 (as amended from time to time, the “Cooperation Agreement”);

        WHEREAS, Empire, Ltd., a New Jersey limited partnership (“Empire”), is the owner of that certain tract of vacant land containing approximately 587 acres located in the Borough of Carlstadt, New Jersey, and bounded in the east by the New Jersey Turnpike, on the west by Washington Avenue, on the south by Patterson Plank Road, and proximate to the Development Land and commonly known as the “Empire Tract”;

        WHEREAS, as also described in Section 6.10, (i) Mills is the holder of certain loans secured by one or more mortgage liens encumbering the Empire Tract (the “Empire Debt”); and (ii) Mills and Empire have entered into certain agreements permitting Mills certain control over the ownership and operation of the Empire Tract and providing that, subject to the satisfaction or waiver of certain conditions, Empire shall convey the Empire Tract to Mills or as directed by Mills and, upon such conveyance, the Empire Debt shall be discharged;

        WHEREAS, Mills and the Mack-Cali Partners desire to form a limited partnership pursuant to the provisions of the State of Delaware Revised Uniform Limited Partnership Act, §§ 17-101 to 17-1109 of the Delaware Code Annotated, Title 6 (as the same may be amended from time to time, the “Delaware LP Act”) to acquire, redevelop, own and dispose of certain rights with respect to the Development Land by developing the Project; and

        WHEREAS, Mills and the Mack-Cali Partners desire to enter into this Agreement respecting the aforementioned limited partnership to set forth their rights and obligations respecting the ownership of the leasehold interest under the Ground Lease, the rights and obligations in connection with the negotiation and execution of the Redevelopment Agreement and, subsequent to such execution, the rights and obligations under the Redevelopment Agreement and the development, ownership and operation of the Development Land and the Project that may be constructed thereon, certain rights and obligations respecting the Empire Tract and certain other matters, as herein set forth.

        NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements hereinafter set forth, it is hereby agreed as follows:

ARTICLE 1

DEFINITIONS; EXHIBITS

1.1     Certain Definitions.     Unless the context otherwise specifies or requires, capitalized terms used herein shall have the respective meanings set forth below in this Section 1.1 for all purposes of this Agreement (such definitions to be equally applicable to both the singular and the plural forms of the terms defined).

        “Act of Managing General Partner Dishonesty” shall have the meaning specified in Section 8.2(b).

        “Affiliate(s)” shall mean, with respect to any Person, (a) a Person who, directly or indirectly, controls, is under common control with, or is controlled by, that Person, or (b) a Person who owns ten percent (10%) or more of the issued and outstanding securities or other ownership interests (whether voting or non-voting) of that Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person. With respect to Mills, “Affiliate” shall include any person that is controlled, directly or indirectly, by any of Mills, TMLP, TMC or Kan Am.

        “Affiliate Businesses” shall have the meaning specified in Section 3.3.2.

        “Agreement” shall mean this Limited Partnership Agreement of Meadowlands Mills/Mack-Cali Limited Partnership, as amended from time to time.

        “Allocated Annual Payments” shall have the meaning specified in Section 10.4.1.1(a).

        “Alternate Mack-Cali Representative” shall have the meaning specified in Section 8.1.2.

        “Alternate Mills Representative” shall have the meaning specified in Section 8.1.2.

        “Anchor Leases” shall mean any tenant leasing twenty thousand (20,000) square feet or more.

        “Annual Approved Budget” shall have the meaning specified in Section 8.8(b).

        “Annual Payments” shall have the meaning specified in Section 10.4.1.1(a).

        “Annual Payment Commencement Date” shall have the meaning specified in Section 10.4.1.1(c).

        “Applicable Component” shall have the meaning specified in Section 10.2.1.

        “Appraisals” shall have the meaning specified in Section 11.6.1(g).

        “Appraised Value” shall have the meaning specified in Section 11.6.1(d).

        “Approved by the Partners” or “Approval of the Partners” shall mean approval in writing by all of the Partners, including without limitation the Mack-Cali Partners, acting through their duly authorized representatives in accordance with Section 8.1.2 or if not through such duly authorized representatives, as agreed upon in writing by Mills and by the Special General Partner, on behalf of the Mack-Cali Partners. Unless otherwise expressly provided herein to the contrary, the Partners shall not unreasonably withhold, delay or condition such approval.

        “Arbitrators” shall have the meaning specified in Section 15.15.

        “Arena ROFR” shall have the meaning specified in Section 6.9.2

        “Asset Management Fee” shall have the meaning specified in Section 9.3.

        “Assumed Pre-Existing Obligations” shall have the meaning specified in Section 3.5.1.

        “Authority Agreement(s)” shall have the meaning specified in Exhibit D.

        “Bankruptcy” shall mean, as to any Person:

(i)	its filing a petition commencing a case as a debtor under the Federal Bankruptcy Code or a similar provision of state law (collectively, as now or in the future amended, the “Bankruptcy Code”);

(ii)	the commencement of an involuntary case against it under the Bankruptcy Code and the earlier of (A) the entry of an order for relief, or (B) the appointment of an interim trustee to take possession of its estate and/or to operate any of its business;

(iii)	its making a general assignment for the benefit of its creditors;

(iv)	its consenting to the appointment of a receiver for all or substantially all of its property;

(v)	the entry of a court order appointing a receiver or trustee for all or substantially all of its property; or

(vi)	the assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of its property.

        “Benefited Component” shall have the meaning specified in Section 6.8.2.

        “Benefited Party” shall have the meaning specified in Section 6.8.2.

        “Budgets” shall mean the following budgets of the Partnership from time to time: the Pre-Development Budget, the Development Budget and the Annual Approved Budget.

        “Burdened Component” shall have the meaning specified in Section 6.8.2.

        “Burdened Party” shall have the meaning specified in Section 6.8.2.

        “Business Day” or “business day” means any day other than a Saturday, Sunday or legal holiday.

        “Call” shall have the meaning specified in Section 11.6.1.

        “Call Price” shall have the meaning specified in Section 11.6.1(b).

        “Capital Account” shall have the meaning specified in Section 2 of Exhibit A.

        “Capital Commitment” shall mean, as to Mills, the Mills Partner Capital Commitment, and, as to the Mack-Cali Partners, the MC Partner Capital Commitment, and “Capital Commitments” shall mean the Mills Partner Capital Commitment and the MC Partner Capital Commitment, collectively.

        “Capital Ratio” shall have the meaning specified in Section 10.6.5.

        “Capital Ratio Determination Date” shall have the meaning specified in Section 10.6.6.

        “Certificate” shall mean the Certificate of Limited Partnership of the Partnership filed in the Office of the Secretary of State of Delaware on October 10, 2003, as such Certificate may be amended and in effect from time to time.

        “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

        “Completion” shall have the meaning specified in the Redevelopment Agreement.

        “Component” shall have the meaning specified in the Redevelopment Agreement.

        “Component Agreement” shall have the meaning specified in the Redevelopment Agreement.

        “Component Entity” shall have the meaning specified in the Redevelopment Agreement.

        “Conceptual Site Plan” shall have the meaning specified in the Recitals.

        “Component Lease” shall have the meaning specified in the Redevelopment Agreement.

        “Construction Loan” shall mean, with respect to the Entertainment/Retail Component, the construction loan to be obtained by the Partnership for the purpose of financing a portion of the construction of such Component in the amount and on the terms contemplated in the Development Budget or, if not contemplated in the Development Budget, as approved by the Managing General Partner (or, if constituting a Major Decision in accordance with Paragraphs B.20 and B.21 of Exhibit D, then as Approved by the Partners).

        “Consumer Price Index” shall mean the index presently known as the “United States Bureau of Labor Statistics, Consumer Price Index for Urban Wage Earners and Clerical Workers, all items for the New York, New Jersey area, SMSA (C.P.I.W.) (Base Period=1982-84=100) issued by the U.S. Department of Labor Bureau of Labor Statistics (or any comparable successor index issued by the U.S. Department of Labor Bureau of Labor Statistics). If such index shall be discontinued or revised without substitution of a comparable successor index, the substitute index or formula to be used in instances where “Consumer Price Index” is used shall be Approved by the Partners.

        “Conversion Right” shall have the meaning specified in Section 6.10.

        “Cooperation Agreement” shall have the meaning specified in the Recitals.

        “Default Loan” shall have the meaning specified in Section 5.3.1.

        “Delaware LP Act” shall have the meaning specified in the Recitals.

        “Development Acceleration Notice” shall have the meaning specified in Section 10.3.1.

        “Development Budget” shall mean the budget to be Approved by the Partners, as amended from time to time as provided herein, defining the scope and details of, and setting forth all costs of, the development and construction of Phase I and Phase II and the costs associated with the initial ownership of the Hotel Component and the Office Component until such time as the Hotel Component and Office Component (or portions thereof, as applicable) are conveyed by the Partnership to a Component Entity or a sub-Component entity as contemplated in Article 10 (including carrying costs, PILOT Payments, taxes, bond indebtedness, debt service, the Development Rights Fee, Ground Rent and other amounts payable under the Ground Lease attributable to such Components or portions thereof), including, without limitation, the costs of the Project Improvements. The Development Budget shall include the Empire Tract Costs, all costs that are to be paid by the Partnership as provided in Sections 6.10.3, 6.10.4 and 6.10.5 if and to the extent payable during the time period covered by the Development Budget, the Pre-Execution Costs, the Mack-Cali Pre-Development Costs, and operating shortfalls through stabilization of the Entertainment/Retail Component as a cost, and the items set forth in the Pre-Development Budget (to the extent such items may have already been incurred or to the extent such items are expected to be incurred after approval of the Development Budget, it being acknowledged that the Partners may revise certain assumptions, etc., after approval of the Pre-Development Budget that they desire to be reflected in the Development Budget). The MC Return and the Mills Return shall not be paid out of contributions of capital.

        “Development Land” shall have the meaning specified in the Recitals.

        “Development Rights Fee” shall have the meaning specified in the Redevelopment Agreement.

        “Direct Broker” shall have the meaning specified in Section 9.5.1.

        “Disputes” shall have the meaning specified in Section 15.15.

        “Drag-Along Right” shall have the meaning specified in Section 11.3.1.

        “Documents” shall have the meaning specified in Section 7.1.

        “Early Termination Event” shall have the meaning specified in Section 6.7.1.

        “Effective Date” shall have the meaning specified in the Recitals.

        “Emergency Partner Loan” shall have the meaning specified in Section 8.7(b).

        “Empire” shall have the meaning specified in the Recitals.

        “Empire Debt” shall have the meaning specified in the Recitals.

        “Empire Tract” shall have the meaning specified in the Recitals.

        “Empire Tract Costs” shall have the meaning specified in Section 5.2.1.

        “Empire/Lazare Buyout Amount” shall have the meaning specified in Section 6.10.5.

        “Empire/Lazare Make Whole Payment” shall have the meaning specified in Section 6.10.

        “Empire/Lazare Partnership Interest” shall mean the Partnership Interests (as defined in the Mills LP Agreement) of Empire and Lazare under the Mills LP Agreement.

        “Empire/Lazare Participation” shall mean an amount equal to twenty percent (20%) of (a) Net Ordinary Cash Flow remaining after distributions thereof pursuant to Sections 6.5(i), (ii) and (iii) hereof; and (b) Major Capital Event Proceeds remaining after distributions thereof pursuant to Sections 6.6(i) through (vi) hereof.

        “Entertainment/Retail Component” shall have the meaning specified in the Redevelopment Agreement.

        “Equity Guaranty Payments” shall have the meaning specified in Section 5.3.1.3.

        “Exclusive Negotiation Period” shall have the meaning specified in Section 6.9.2.1.

        “Execution Date” shall have the meaning specified in the first paragraph of this Agreement.

        “Existing Litigation” shall mean the litigation described on attached Exhibit G.

        “Expansion” shall have the meaning specified in Section 8.13.

        “Fifth Component” shall have the meaning specified in Section 10.2.

        “First Component” shall have the meaning specified in Section 10.2.

        “First Development Component” shall have the meaning specified in Section 10.2.1.

        “First Offer Deposit” shall have the meaning specified in Section 11.3.2.1

        “First Offer Exercise Notice” shall have the meaning specified in Section 11.3.2.1.

        “First Offer Notice” shall have the meaning specified in Section 11.3.2.

        “First Offer Period” shall have the meaning specified in Section 11.3.2.1.

        “Fiscal Year” shall mean the twelve month period beginning on January 1 and ending on December 31 of each calendar year; provided that the first Fiscal Year shall be the period beginning on the Effective Date and ending on December 31, 2003, and the last Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Partnership is completed and ending on the date such final liquidation and termination is completed (to the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the first Fiscal Year or final Fiscal Year if the applicable Fiscal Year is greater or less than a full calendar year period to reflect such fact).

        “FoodBrand” shall have the meaning specified in Section 3.3.2.

        “Fourth Component” shall have the meaning specified in Section 10.2.

        “Four Year Office/Hotel Development Option” shall have the meaning specified in Section 10.2.

        “Funding Cure Period” shall have the meaning specified in Section 5.2.3.1.

        “Funding Notice” shall have the meaning specified in Section 5.2.3.1.

        “Funding Period” shall have the meaning specified in Section 5.2.3.1.

        “GAAP” means, as of any relevant date, generally accepted accounting principles then applicable in the United States, consistently applied in accordance with prior practices.

        “Giants” shall have the meaning specified in the Recitals.

        “Governmental Authority” shall have the meaning specified in Section 8.14.2.

        “Grand Opening Date” shall mean, provided that Completion of the Entertainment/Retail Component has occurred, the earlier of (i) the date on which the Entertainment/Retail Component opens for business as publicly announced by the Mills Partner or the Manager, on behalf of the Partnership, or (ii) the date by which at least fifty percent (50%) of the gross leasable area of specialty store space (also known as small shop space) in the Entertainment/Retail Component is open for business to the public.

        “Ground Lease” shall have the meaning specified in the Recitals.

        “Ground Rent” shall have the meaning specified in the Redevelopment Agreement.

        “Guaranty Payments” shall have the meaning specified in Section 5.3.1.3.

        “Hotel Component” shall have the meaning specified in the Redevelopment Agreement.

        “Hotel Land” shall have the meaning specified in Section 10.5.1.

        “Hotel ROFR” shall have the meaning specified in Section 6.9.2.

        “Incurable Act of Managing General Partner Dishonesty” shall have the meaning specified in Section 8.2(b).

        “Initial Appraisal(s)” shall have the meaning specified in Section 11.6.1(e).

        “Independent Accountants” shall mean Ernst & Young LLP, Deloitte & Touche, LLP KPMG LLP, PriceWaterhouseCoopers LLP, or such other nationally recognized accounting firm Approved by the Partners.

        “Joint Venture” shall have the meaning specified in Section 10.7.

        “Kan Am” shall have the meaning specified in Exhibit D.

        “Kan Am Partners” shall mean Kan Am USA XXII, a Delaware limited partnership, Kan Am USA XV Limited Partnership, a Delaware limited partnership, and Kan Am USA XVI Limited Partnership, a Delaware limited partnership.

        “Land Parcels” shall mean those parcels of land, if any, within the Entertainment/Retail Component owned by the Partnership or the Land Partnership and designated for sale, sublease or transfer to the Land Partnership as described in the Master Plan, the Development Budget or an Annual Approved Budget.

        “Land Partnership” shall mean a separate Sibling Entity to be formed by the Partners or their Affiliates to hold title to, develop, sublet and/or sell the Land Parcels.

        “Laws” shall mean federal, state and local statutes, case law, rules, regulations, ordinances, codes and the like which are in full force and effect from time to time and which affect the Project or the ownership or operation thereof.

        “Lazare” shall mean Bennett S. Lazare, a New Jersey resident.

        “Lazare Consulting Fees” shall have the meaning specified in Section 9.9.

        “Lending Partner” shall have the meaning specified in Section 5.3.1.1.

        “Lending Partner Written Notice” shall have the meaning specified in Section 5.3.1.1.

        “LIBOR” shall mean, for any interest period, the one (1) month London Interbank Offered Rate, or the arithmetic mean of such one (1) month London Interbank Offered Rate, if more than one such one (1) month rate is reported, as reported by the British Bankers Association on Bloomberg (or such other financial service acceptable to the Managing General Partner as may be nominated by the British Bankers Association as the information vendor for the purpose of displaying British Bankers Association interest settlement rates for U.S. Dollar deposits) and unless otherwise provided herein to the contrary, the LIBOR Rate shall be determined at 11:00 a.m. (London time) on the day that is two (2) London Banking Days prior to the date that the applicable LIBOR Rate is to be effective pursuant to the terms hereof (or the last day prior thereto on which Bloomberg is published, if it is not published on the applicable London Banking Day).

        “Loan Commitment” shall have the meaning specified in Section 10.3.1(b).

        “Loan Commitment Notice” shall have the meaning specified in Section 10.3.1(b).

        “Loan Transfer Fees” shall have the meaning specified in Section 11.3.2.2(b).

        “London Banking Day” means any day (i) on which commercial banks in the City of London, England are open for dealings in U.S. dollar deposits in the London Interbank Market, and (ii) which is a Business Day.

        “Mack-Cali Partners” shall have the meaning specified in the first paragraph of this Agreement.

        “Mack-Cali Partners Appraiser” shall have the meaning specified in Section 11.6.1(d).

        “Mack-Cali Pre-Development Costs” shall have the meaning specified in Section 5.2.2.

        “Mack-Cali Pre-Execution Costs” shall have the meaning specified in Section 5.2.4(a).

        “Mack-Cali Recourse Liability” shall have the meaning specified in Section 11.3.2.2(b).

        “Mack-Cali Representative” shall have the meaning specified in Section 8.1.2.

        “Mack-Cali ROFR Contract Notice” shall have the meaning specified in Section 6.9.2.3.

        “Major Capital Event” shall mean any of the following: (1) the sale (with a “sale” including entering into a long-term lease or sublease of real property wherein a lump sum rental payment is paid at the beginning of the lease term and no other rent is payable throughout the initial lease term) of any of the real property or any material item of the personal property of the Partnership, including without limitation, all or any part of the Land and/or the Project, and the sale of air rights, but specifically excluding any transaction involving or relating to the Empire Tract (including, without limitation, sale of wetlands mitigation credits); (2) the condemnation of all or any part of (i) the Project or the use thereof, or (ii) the Land or the use thereof, or (iii) purchases or processes in lieu thereof, except for temporary easements and the like; (3) receipt of net recoveries of damage awards and insurance proceeds (other than rental interruption insurance proceeds); or (4) receipt of the net proceeds from any mortgages on Partnership property or any other loans or borrowings of the Partnership, including without limitation, loans from any Partner, and TIF Proceeds and/or proceeds from any public bond financing or private loan to fund infrastructure costs and expenses that are allocated in a Budget as a cost recovery, and (5) receipt of construction cost recoveries from tenants intended to reimburse the Partnership for construction-related costs..

        “Major Capital Event Proceeds” shall mean any receipts, proceeds or revenues derived from or in connection with a Major Capital Event (and shall also include any amounts previously set aside as reserves in accordance with clause (b) of this definition of “Major Capital Event Proceeds” and which are reflected in the Development Budget or current Annual Approved Budget to no longer be necessary), less: (a) any closing costs, interest, prepayment fees or penalties, transfer and other taxes, yield maintenance, principal, fees and other expenses payable in connection with a Major Capital Event, and (b) reasonable reserves established by the Managing General Partner in connection with the Entertainment/Retail Component that are in accordance with and contemplated by the Development Budget or the current Annual Approved Budget including, without limitation, for any payments required to be paid to the Giants pursuant to Paragraph 8 of the Cooperation Agreement or any agreement executed pursuant to Paragraph 14 of the Cooperation Agreement and for any payments required to be paid to the NJSEA in respect of the NJSEA Profit Participation. “Major Capital Event Proceeds” shall not reflect or include: (a) any items used to determine any Net Ordinary Cash Flow, or (b) any interest, return, principal or other amounts payable in respect of Default Loans, Partner Loans and Guaranty Payments.

        “Major Decisions” shall have the meaning specified in Section 8.6.

        “Management Agreement” shall mean the agreement to be entered into by and between the Manager and the Partnership subsequent to the Effective Date and prior to Completion with respect to the management, leasing, operation, construction management, marketing, tenant coordination, lease administration, maintenance and servicing of the Entertainment/Retail Component, and the administration of the Partnership, providing for management, leasing and other fees and reimbursements to be paid to Manager including the management fee set forth in Section 9.3, the leasing fees set forth in Section 9.5 and the Sponsorship Fees set forth in Section 9.8, all as more particularly set forth in attached Exhibit J, subject, however, to Section 8.9(a).

        “Manager” shall mean MillsServices Corp., a Delaware corporation, or another Affiliate of Mills, which shall be engaged as the Manager of the Project pursuant to the Management Agreement, or such other manager selected pursuant to Section 8.2(a).

        “Managing General Partner” shall, beginning on the Effective Date, mean Mills (as provided in the first paragraph of this Agreement) and/or any additional or replacement Managing General Partner designated in accordance with Section 8.2(a).

        “Managing General Partner Dishonesty Default” shall have the meaning specified in Section 8.2(b).

        “Market Development Notice” shall have the meaning specified in Section 10.3.1(a).

        “Marks” shall have the meaning specified in Section 12.1.

        “Master Plan” shall have the meaning specified in the Redevelopment Agreement.

        “Material Deviation” shall have the meaning specified in Section 8.8(d).

        “MC Default Amount” shall have the meaning specified in Section 5.2.3.1.

        “MC Dilution Election” shall have the meaning specified in Section 5.2.3.2.

        “MC Funding Amount” shall have the meaning specified in Section 5.2.3.1.

        “MC Funding Default” shall have the meaning specified in Section 5.2.3.1.

        “MC Funding Default Notice” shall have the meaning specified in Section 5.2.3.2.

        “MCGP” shall have the meaning specified in the first paragraph of this Agreement.

        “MC Partner” and “MC Partners” shall have the meaning specified in the first paragraph of this Agreement.

        “MC Partner Capital Commitment” shall mean the obligation of the Mack-Cali Partners to contribute to the Partnership funds in the amount not to exceed Thirty Two Million Five Hundred Thousand Dollars ($32,500,000).

        “MC Partner Floor” shall have the meaning specified in Section 11.3.1.

        “MC Partner Initial Capital Contribution” shall have the meaning specified in Section 5.2.2.

        “MC Reduction Percentage” shall have the meaning specified in Section 5.2.3.2(a).

        “MC Removal Election” shall have the meaning specified in Section 5.2.3.2.

        “MC Return” shall mean a cumulative return, compounded quarterly, commencing on the Execution Date on the Unreturned MC Partner Capital Contributions Account (if any) from time to time equal to nine percent (9%) per annum.

        “MC Unfunded Ratio” shall have the meaning specified in Section 5.2.3.2(a).

        “MCRC” shall have the meaning specified in the Recitals.

        “Measurement Year” shall have the meaning specified in Section 8.8(b).

        “MGP Emergency Partner Loan Notice” shall have the meaning specified in Section 8.7(b).

        “Mills” shall have the meaning specified in the first paragraph of this Agreement.

        “Mills Call Right” shall have the meaning specified in Section 6.10.

        “Mills Initial Capital Contribution” shall have the meaning specified in Section 5.2.1.

        “Mills LLC” shall mean Meadowlands Mills L.L.C., a Delaware limited liability company.

        “Mills Appraiser” shall have the meaning specified in Section 11.6.1(d).

        “Mills Default Amount” shall have the meaning specified in Section 5.2.3.1.

        “Mills Dilution Election” shall have the meaning specified in Section 5.2.3.3.

        “Mills Funding Amount” shall have the meaning specified in Section 5.2.3.1.

        “Mills Funding Default” shall have the meaning specified in Section 5.2.3.1.

        “Mills Funding Default Notice” shall have the meaning specified in Section 5.2.3.3.

        “Mills LP Agreement” shall mean that certain Meadowlands Mills Limited Partnership Agreement for Mills dated as of December 18, 1997, by and among the Kan Am Partners and Mills LLC, as amended from time to time.

        “Mills Partner” shall have the meaning specified in the first paragraph of this Agreement.

        “Mills Partner Capital Commitment” shall mean an amount equal to forty percent (40%) of Net Project Costs subject, however, to Section 5.7.

        “Mills Partner Initial Capital Contribution” shall have the meaning specified in Section 5.2.1.

        “Mills Pre-Execution Shared Costs” shall have the meaning specified in Section 5.2.4(f).

        “Mills Reduction Percentage” shall have the meaning specified in Section 5.2.3.3(a).

        “Mills Removal Election” shall have the meaning specified in Section 5.2.3.3.

        “Mills Representative” shall have the meaning specified in Section 8.1.2.

        “Mills Return” shall mean a cumulative return, compounded quarterly, commencing on the Execution Date on the Unreturned Mills Partner Capital Contributions Account (if any) from time to time equal to nine percent (9%) per annum.

        “Mills ROFR Contract Notice” shall have the meaning specified in Section 6.9.2.3.

        “Mills Stock” shall have the meaning specified in Section 6.10.

        “Mills Unfunded Ratio” shall have the meaning specified in Section 5.2.3.3(a).

        “Mills Units” shall have the meaning specified in Section 6.10.

        “Net Ordinary Cash Flow” shall mean, with respect to a particular Fiscal Year, all net income less expenses of the Partnership, determined in accordance with generally accepted accounting principles for such Fiscal Year (except net income arising from a Major Capital Event or a transaction involving the Empire Tract) and shall be determined by adjusting such net income and expenses as follows:

(i)	Depreciation of buildings, improvements and personal property shall not be considered an expense.

(ii)	Amortization of any financing or refinancing fee, organization cost, leasing fee, capitalized interest, start-up expense or other capital-type item shall not be considered an expense.

(iii)	Amortization or other payment of the principal of any mortgage or other loan or indebtedness of the Partnership shall be considered an expense. To the extent that proceeds from a Major Capital Event, TIF Proceeds (if any), or from the sale of any Land Parcel are used to pay any such loan, the amount of such payments shall not be treated as an expense for purposes hereof.

(iv)	After the Grand Opening Date, reasonable reserves shall be established in connection with the Entertainment/Retail Component as reasonably determined by the Managing General Partner provided that such reserves are consistent with the Development Budget or Annual Approved Budget, to provide for working capital needs, funds for re-leasing costs, capital improvements or replacements and to fund future anticipated deficits and for any other contingencies of the Partnership. Said annual contributions to the reserves shall equal at least five cents ($0.05) per square foot of gross leasable area (other than space erected on Land sold or leased to a tenant) of the Entertainment/Retail Component each year and further reasonable reserves may be established by the Managing General Partner provided such reserves are consistent with the Development Budget or the applicable Annual Approved Budget. The contributions to such reserves shall be considered as expenses. Any expense paid for by funds in such reserves shall not be considered an expense. Interest on such reserves shall be credited to reserves, but shall not be considered income for purposes of this definition of Net Ordinary Cash Flow.

(v)	Accruals for free or stepped rent (so called “straight lining of rents”) shall not be considered as income; rather, rental income shall reflect amounts actually payable by the tenants for a particular Fiscal Year.

(vi)	Any amounts paid by the Partnership for the acquisition of Partnership property, re-leasing costs, expansion costs and/or for capital improvements and/or replacements shall be considered as expenses, except to the extent the same are financed through proceeds from a Major Capital Event, TIF Proceeds, the sale of any Land Parcel, capital contributions, or funds in reserves expensed in the current or previous fiscal years.

(vii)	Any item that would otherwise be an expense shall not be considered an expense if it is paid from proceeds from a Major Capital Event or contributions of capital.

(viii)	Net Ordinary Cash Flow shall also be deemed to include any other funds available at any time and from any source (other than Major Capital Events or from the sale of any portion of the Empire Tract) including without limitation, amounts previously set aside as reserves and expensed in the current or previous fiscal years, determined by the Managing General Partner to be no longer reasonably necessary for the efficient conduct of the business of the Partnership.

        After the Grand Opening Date, Net Ordinary Cash Flow shall also be deemed to include all TIF Proceeds, if any, received by the Partnership in excess of the portion thereof required to be paid to any lender in reduction of the principal amount of any loan to the Partnership or required to be used in connection with the Project or to be paid as authorized by a Budget (including any portion of such TIF Proceeds allocated in a Budget as a cost recovery).

        “Net Project Costs” shall be an amount set forth in the Development Budget, to be determined by subtracting (1) all budgeted recoveries, including, but not limited to, projected construction recoveries, proceeds projected to be received in connection with the Empire Tract, proceeds projected to be received (either by way of cash payment or as a result of a deemed Major Capital Event as provided in Section 10.6.7.1) in connection with a sale of the Office/Hotel Component as contemplated in Article 10 hereof, projected proceeds from the sale or subletting of land, from (2) Total Project Costs.

        “Net Sponsorship Revenue” shall have the meaning specified in Section 9.8.

        “Neutral Appraisal” shall have the meaning specified in Section 11.6.1(g).

        “Neutral Appraiser” shall have the meaning specified in Section 11.6.1(g).

        “New LP” shall have the meaning specified in Section 10.7.3.2.

        “New Year” shall have the meaning specified in Section 10.5.1.

        “NJSEA” shall have the meaning specified in the Recitals.

        “NJSEA Profit Participation” means the Authority Profit Participation (as defined in the Redevelopment Agreement) required to be paid to the NJSEA under the Redevelopment Agreement.

        “Non-Surviving Partner” shall have the meaning specified in Section 13.3.

        “Offer Price” shall have the meaning specified in Section 11.3.2.

        “Office Component” shall have the meaning specified in the Redevelopment Agreement.

        “Office/Hotel Component” shall have the meaning specified in Section 10.1.

        “Office/Hotel Component LP Agreement” shall have the meaning specified in Section 10.6.

        “Office/Hotel Component Owner” shall have the meaning specified in Section 10.6.

        “Office/Hotel Development Election Notice” shall have the meaning specified in Section 10.2.1.

        “Office/Hotel Development Option” shall have the meaning specified in Section 10.2.

        “Office/Hotel Drag-Along Right” shall have the meaning specified in Section 10.6.6(h).

        “Office/Hotel Election Notice Date” shall have the meaning specified in Section 10.2.1.

        “Office/Hotel Funding Default” shall have the meaning specified in Section 10.6.7.3.

        “Office/Hotel Funding Default Notice” shall have the meaning specified in Section 10.6.7.3.

        “Office/Hotel Land” shall have the meaning specified in Section 10.5.

        “Office/Hotel Plans” shall have the meaning specified in Section 10.5.1.

        “Office/Hotel Value” shall have the meaning specified in Section 10.5.

        “Office Land” shall have the meaning specified in Section 10.5.1.

        “Operating Budget”, for any Fiscal Year, shall mean the Partnership’s annual budget for such Fiscal Year that shall be prepared and approved by the Managing General Partner or Approved by the Partners, as applicable, in accordance with Section 8.8(b) and which shall set forth, among other things: (A) an estimate of all receipts from, and expenditures for, the ownership, management, maintenance and operation of the Entertainment/Retail Component (and such other portion of the Project that the Partnership shall own) for such Fiscal Year including all costs that are to be paid by the Partnership as provided in Sections 6.10.3, 6.10.4 and 6.10.5 if and to the extent payable during the Fiscal Year covered by such Operating Budget, and (B) an estimate of all capital replacements, substitutions and/or additions to the Entertainment/Retail Component (and such other portion of the Project that the Partnership shall own) which are to be accomplished during such Fiscal Year, subject to those revisions from time to time approved by the Managing General partner or Approved by the Partners, as applicable, in accordance with Sections 8.6 and 8.8.

        “Opt Out Election” shall have the meaning specified in Section 10.7.3.

        “Other Partner” shall have the meaning specified in Section 5.3.1.1.

        “Other Partner Emergency Partner Loan Notice” shall have the meaning specified in Section 8.7(b).

        “Other Partner Written Notice” shall have the meaning specified in Section 5.3.1.1.

        “Partners” shall mean, collectively, the Mills Partner and the Mack-Cali Partners and any other Person from time to time owning a Partnership Interest to the extent such Person is a permitted transferee of such Partnership Interest under Section 11.2 or such person acquires the Partnership Interest of a Partner pursuant to Section 11.3 or Section 11.6.

        “Partner Loan” shall have the meaning specified in Section 5.3.1.

        “Partnership” shall have meaning specified in Section 2.1.

        “Partnership Election” shall have the meaning specified in Section 10.7.3.

        “Partnership Interest” shall mean the entire ownership interest (which may be expressed as a percentage) of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled pursuant to this Agreement and under the Delaware LP Act, together with all obligations of such Partner to comply with the terms and provisions of this Agreement and the Delaware LP Act.

        “Percentage Interest” shall mean the Percentage Interest owned by each Partner as set forth in Section 5.1 and as adjusted as provided in Sections 5.1.1 and 5.1.2.

        “Permanent Loan” shall mean, with respect to the Entertainment/Retail Component, the financing to be obtained by the Partnership to replace the Construction Loan for such Component, including all replacements thereof, and any renewals, spreaders, modifications, substitutions and extensions thereof.

        “Person” shall mean an individual, partnership, firm, corporation, trust, estate, unincorporated association, limited liability company, joint stock company or other entity, association, firm or company.

        “Phase” shall have the meaning specified in the Redevelopment Agreement.

        “Phase I” shall have the meaning specified in the Redevelopment Agreement.

        “Phase II” shall have the meaning specified in the Redevelopment Agreement.

        “Phase III” shall have the meaning specified in the Redevelopment Agreement.

        “Phase IV” shall have the meaning specified in the Redevelopment Agreement.

        “PILOT Payments” shall mean the “Developer PILOT Payments” as specified in the Redevelopment Agreement.

        “Plans and Specifications” shall mean, with respect to a particular Phase, all blueprints, schematic renderings, architect’s drawings, specifications, written descriptions and similar items and all related drawings, plans, and data (and all supplements and amendments thereto) relating to the design, construction, equipping, and furnishing of the particular Phase.

        “Pre-Development Budget” shall mean the budget for the period commencing October 1, 2003 that is attached hereto as Exhibit E, and such additional pre-development budgets, as such budgets are amended from time to time, all as Approved by the Partners, defining the scope and details of, and setting forth all costs of, certain pre-development activities relating to, the construction of Phase I and Phase II. The Pre-Development Budget attached hereto as Exhibit E contains a line item entitled “Financing”; the Partners acknowledge and agree that such line item sets forth the estimated amount of the MC Return and the Mills Return that shall accrue but shall not be payable currently during the period covered by the Pre-Development Budget (unless a Construction Loan is obtained prior to the expiration of the period covered by the Pre-Development Budget and such Construction Loan permits such accrued amounts to be paid from proceeds of such Construction Loan).

        “Pre-Execution Costs” shall have the meaning specified in Section 5.2.1.

        “Pre-Existing Partner Obligations” shall have the meaning specified in Section 3.5.1.

        “Prior MC Contributions” shall have the meaning specified in Section 5.2.3.1.

        “Prior Mills Contributions” shall have the meaning specified in Section 5.2.3.3(b).

        “Project” shall have the meaning specified in the Redevelopment Agreement.

        “Project Costs” shall have the meaning specified in Section 9.4.1.

        “Project Improvements” shall mean the improvements to be constructed in connection with Phase I and Phase II pursuant to the applicable Plans and Specifications.

        “Proposed Budget” shall have the meaning specified in Section 8.8(b).

        “Purchaser” shall have the meaning specified in Section 11.3.2.3(a).

        “Put” shall have the meaning specified in Section 11.6.1.

        “Put/Call Notice” shall have the meaning specified in Section 11.6.1.

        “Put Price” shall have the meaning specified in Section 11.6.1(c).

        “Recourse Release Demand” shall have the meaning specified in Section 11.3.2.2(b).

        “Redevelopment Agreement” shall have the meaning specified in the Recitals.

        “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code and subject to federal income taxation under Sections 856 through 859 of the Code.

        “Rejection Date” shall have the meaning specified in Section 6.9.2.1.

        “Reoffer Notice” shall have the meaning specified in Section 10.7.2.

        “Reoffer Acceptance Notice” shall have the meaning specified in Section 10.7.2.

        “Required Equity” shall mean all amounts required to be paid to complete the construction of all of Phase I and Phase II, as applicable, and to pay the carrying costs for the Hotel Component and the Office Component, as contemplated in the Development Budget, in excess of the sum of: (a) the Mills Partner Initial Capital Contribution, (b) the MC Partner Initial Capital Contribution, and (c) funds available from loans, governmental sources (such as Tax Increment Financing Districts) and other third parties.

        “Right of First Refusal” shall have the meaning specified in Section 6.9.2.

        “ROFR Participation Notice” shall have the meaning specified in Section 6.9.2.3.

        “SEC” shall mean the United States Securities and Exchange Commission.

        “Second Component” shall have the meaning specified in Section 10.2.

        “SGP Asset Management Fee” shall have the meaning specified in Section 9.3.

        “Sibling Entities” shall have the meaning specified in Section 8.12.

        “Sixth Component” shall have the meaning specified in Section 10.2.

        “Six Year Office/Hotel Development Option” shall have the meaning specified in Section 10.2.

        “Special Fees” shall have the meaning specified in Section 9.9.

        “Special General Partner” shall have the meaning specified in the first paragraph of this Agreement.

        “Specialty Leasing Fee” shall have the meaning specified in Section 9.5.1.

        “Sponsorship Agreements” shall have the meaning specified in Section 9.8.

        “Sponsorship Fee” shall have the meaning specified in Section 9.8.

        “Sponsorship Services” shall have the meaning specified in Section 9.8.

        “Staged Development” shall have the meaning specified in Section 10.1.1.

        “Sub-Allocated Annual Payments” shall have the meaning specified in Section 10.4.1.1(c).

        “Sub-Allocated Prepaid Annual Payment” shall have the meaning specified in Section 10.5.2.

        “Sub-Allocation Percentages” shall have the meaning specified in Section 10.4.1.1(b).

        “Subject Interest” shall have the meaning specified in Section 11.3.2.

        “Subsequent Year” shall have the meaning specified in Section 8.8(b).

        “Super-Priority Capital” shall have the meaning specified in Section 10.6.6(b)(ii).

        “Surviving Partners” shall have the meaning specified in Section 13.3.

        “Tag-Along Right” shall have the meaning specified in Section 11.3.1.

        “Take Down” shall mean the direct or indirect acquisition of the entire direct or indirect interest in the Office/Hotel Component, phase or sub-Component thereof from the Partnership or a Sibling Entity and the conveyance of such direct or indirect interest to an entity that shall acquire same as provided in Article 10 hereof.

        “Tax Matters Partner” shall have the meaning specified in Section 7.7.

        “Term” shall have the meaning specified in Article 4.

        “Third Component” shall have the meaning specified in Section 10.2.

        “Third Party Discussions” shall have the meaning specified in Section 8.14.1.

        “TIF Proceeds” shall mean all cash subsidies received, directly or indirectly by the Partnership or any Affiliate of the Partners for use in connection with the Development Land, from the Borough of East Rutherford, Bergen County or the State of New Jersey or any other governmental unit or subdivision.

        “TMC” shall mean The Mills Corporation, a Delaware corporation.

        “TMLP” shall mean The Mills Limited Partnership, a Delaware limited partnership.

        “Total Project Costs” shall be the budgeted gross project costs as set forth in the Development Budget.

        “Transaction Documents” shall mean the Redevelopment Agreement, the Project Operating Agreement (as defined in the Redevelopment Agreement), the Construction Management Agreement (as defined in the Redevelopment Agreement), the Declaration (as defined in the Redevelopment Agreement), the Project Labor Agreement (as defined in the Redevelopment Agreement), the Ground Lease, the Right of Entry Agreement (as defined in the Redevelopment Agreement), the Access and Indemnity Agreement (as defined in the Redevelopment Agreement) and the Cooperation Agreement (including any additional documentation executed pursuant to the Cooperation Agreement) and any agreements entered into by the Partnership and the NJSEA directly related to the foregoing enumerated instruments implementing the obligations of the Partnership under the foregoing enumerated instruments.

        “Transfer” shall have the meaning specified in Section 11.1.

        “Transferee” shall have the meaning specified in Section 11.2.3(a).

        “Transferor” shall have the meaning specified in Section 11.2.3(a).

        “United States Person” shall have the meaning specified in Section 7.9.

        “Unrecovered Empire Tract Costs” shall mean any Empire Tract Costs less amounts distributed pursuant to Section 6.7.2(i) or the value of any deemed distribution pursuant to Section 10.6.7.1.

        “Unreturned Mills Partner Capital Contributions Account” shall mean an account maintained for internal bookkeeping purposes by the Partnership for the Mills Partner, which account, as of any date shall equal the sum of all capital contributed by the Mills Partner as of such date, reduced (but not below zero) by all Partnership distributions to Mills Partner pursuant to Sections 5.2.4(d), 6.6(iv), 6.6(v), 6.6(vi) and 6.7.2(i) and by all deemed Partnership distributions to Mills Partner pursuant to Section 10.6.7.1 that are deemed to be distributed pursuant to Sections 6.6(iv), 6.6(v) or 6.6(vi).

        “Unreturned MC Partner Capital Contributions Account” shall mean an account maintained for internal bookkeeping purposes by the Partnership for the Mack-Cali Partners, which account, as of any date, shall equal the sum of all capital contributed by the Mack-Cali Partners as of such date, reduced (but not below zero) by all Partnership distributions to Mack-Cali Partners pursuant to Sections 5.2.4(i), 6.5(iii), 6.6(iii) and 6.6(v) and by all deemed Partnership distributions to the Mack-Cali Partners pursuant to Section 10.6.7.1 that are deemed to be distributed pursuant to Sections 6.6(iii) or 6.6(v).

        “Unreturned Partners’ Contributions Account” shall mean, from time to time, the sum of (i) the Unreturned Mills Partner Capital Contributions Account and (ii) the Unreturned MC Partner Capital Contributions Account.

        “USPTO” shall have the meaning specified in Section 12.1(a).

        “Withdrawal Notice” shall have the meaning specified in Section 5.2.3.4.

        “Written Materials” shall have the meaning specified in Section 8.14.2.

1.2     Exhibits. Attached hereto and forming an integral part of this Agreement are various exhibits, addenda and schedules, all of which are incorporated into this Agreement as fully as if the content thereof were set out in full herein at each point of reference thereto.

ARTICLE 2

FORMATION; NAME; PLACE OF BUSINESS

2.1     Formation of Partnership; Certificate of Limited Partnership. Pursuant to the Certificate, Mills and the Mack-Cali Partners formed Meadowlands Master Developer Limited Partnership (the “Partnership”). Mills and the Mack-Cali Partners hereby continue the Partnership, under the name “Meadowlands Mills/Mack-Cali Limited Partnership,” as a limited partnership pursuant to the provisions of the Delaware LP Act and this Agreement.

2.2     Name of Partnership. The name under which the Partnership shall conduct its business is “Meadowlands Mills/Mack-Cali Limited Partnership”, which name may be changed by the Managing General Partner but only with the Approval of the Partners. The business of the Partnership may be conducted under any other name permitted by the Delaware LP Act that is deemed necessary or desirable by the Managing General Partner and Approved by the Partners, and the Managing General Partner promptly shall cause to be executed, filed, and recorded any assumed or fictitious name certificates required by the laws of the State of Delaware or any state in which the Partnership conducts business.

2.3     Place of Business. The location of the principal place of business of the Partnership shall be at c/o The Mills Corporation, 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209, or at such other place within the United States at which the principal place of business of the Managing General Partner shall be located. The Managing General Partner may hereafter change the principal place of business of the Partnership to such other place or places within the United States as designated by the Managing General Partner in accordance with the Pre-Development Budget, the Development Budget or currently effective Annual Approved Budget or as may be Approved by the Partners. The Managing General Partner may establish and maintain such other offices and additional places of business of the Partnership, either within or without the State of Delaware, in accordance with the Development Budget or currently effective Annual Approved Budget.

2.4     Registered Office and Registered Agent. The street address of the initial registered office of the Partnership shall be 1209 Orange Street, Wilmington, Delaware 19801, and the Partnership’s registered agent at such address shall be The Corporation Trust Company. The Managing General Partner shall have the right to change the resident agent of the Partnership at any time in compliance with the Delaware LP Act and the laws of all other jurisdictions in which the Partnership may elect to conduct business. The Managing General Partner shall qualify the Partnership to do business in any jurisdiction in which such qualification is required by applicable law or as may be required by a lender or as otherwise set forth in the Development Budget or currently effective Annual Approved Budget.

2.5     Classification as a Partnership. Anything herein to the contrary notwithstanding, the Partners intend that the Partnership be treated as a “partnership” for federal, state, local and, as applicable, foreign tax purposes. In connection therewith, neither the Managing General Partner nor any other Partner shall, or shall cause or permit the Partnership to: (i) be excluded from the provisions of Subchapter K of the Code under Code Section 761 or otherwise; (ii) file the election under Treasury Regulations Section 301.7701-3 (or successor provision) which would result in the Partnership being treated as an entity taxable as a corporation for federal, state, local or, as applicable, foreign, income tax purposes; or (iii) do anything which could result in the Partnership not being treated as a “partnership” for federal, state, local and, as applicable, foreign tax purposes.

ARTICLE 3

PURPOSES AND POWERS OF PARTNERSHIP

3.1     Purposes. Subject to the provisions of this Agreement, the purposes of the Partnership are limited and include only the following: investing in, acquiring (whether by way of a leasehold or fee ownership interest or a combination thereof), holding, owning, developing, operating, maintaining, improving, leasing, financing, refinancing, mortgaging, selling, conveying, exchanging, transferring and otherwise using the Development Land, the Project and the Empire Tract or any part thereof or any interest therein, including entering into the Redevelopment Agreement and acting as the “Developer” thereunder and taking such other actions as are contemplated by the Development Budget or any of the Authority Agreements and in furtherance of any of the foregoing and doing any and all other acts or things which may be incidental or necessary to carry on the business of the Partnership as herein contemplated and of the Developer as contemplated in the Redevelopment Agreement.

3.2     Powers. The Partnership shall have the power to do any and all acts and things necessary, appropriate, advisable, or convenient for the furtherance and accomplishment of the purposes of the Partnership, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the Partnership, so long as said activities and obligations may be lawfully engaged in or performed by a limited partnership under the Delaware LP Act and are not in violation of or contrary to Section 7.8.

3.3     Limits of Partnership.

3.3.1	Limited Partnership Relationship. The relationship between and among the Partners as partners of a limited partnership shall be limited to carrying on the business and purposes of the Partnership in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be a limited partnership only for such sole and limited purpose.

3.3.2	Devotion of Time; Competitive Businesses. The Partners shall each devote such time to the Partnership as is reasonably necessary to carry out the provisions of this Agreement. Each of the Partners understands that the other Partners or their Affiliates may have or hereinafter obtain, interests, directly or indirectly, in various other businesses and undertakings not included in the Partnership (for example, the Affiliate Businesses, as hereinafter defined). Each Partner also understands that the conduct of the business of the Partnership may involve business dealings with such other businesses or undertakings. The Partners hereby agree that the creation of the Partnership and the assumption by each of the Partners of their duties hereunder shall be without prejudice to their rights (or the rights of their Affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom, and except as otherwise provided herein or expressly agreed in writing by the Partners, each Partner waives any rights it might otherwise have to share or participate in such other interests or activities of the other Partners or their Affiliates. Except as otherwise provided herein or as expressly agreed in writing by the Partners, the Partners may engage in or possess any interest in any other business of any nature or description independently or with others including, but not limited to, the ownership, financing, leasing, operation, management or development of real property which may compete with the business of the Partnership, and neither the Partnership nor the other Partners shall have any right by virtue of this Agreement in and to any such other company or the income or profits derived therefrom. As used herein, the “Affiliate Businesses” shall be a collective term describing the following:

(1)	FoodBrand, L.L.C. (“FoodBrand”), which is an entity owned by Mills Enterprises, Inc. (an Affiliate of TMLP) and an unaffiliated third party. FoodBrand master leases space in food courts and operates the food courts under various franchise or sublease arrangements; and

(2)	A project to develop a potential commerce-based television channel and/or a production company and, thereafter, the ownership and operation of such television channel and/or production company, associated with, and possibly utilizing, some of the intellectual property and other branding elements of the Entertainment/Retail Component and/or other assets of Mills’ Affiliates and that may lease space in or operate out of the Entertainment/Retail Component and/or other assets of Mills’ Affiliates.

3.4     No Individual Authority. No Partner shall take any action for or on behalf of or in the name of the Partnership or other Partners, or assume, undertake or enter into any commitment, debt, duty or obligation binding upon the Partnership, except for (i) actions expressly provided for in this Agreement, and (ii) actions by any Partner within the scope of such authority as may have been granted to such Partner in this Agreement, and any action taken in violation of the foregoing limitation shall be void. Subject to the provisions of Section 8.3(c) below, each Partner shall indemnify and hold harmless the other Partner(s) and the Partnership from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and costs and expenses (including, but not limited to, reasonable attorneys’ fees and all court costs) arising directly or indirectly, in whole or in part, out of any breach of the foregoing provisions of this Section 3.4 by such Partner. This Section 3.4 shall survive dissolution of the Partnership and the dissolution of any Partner.

3.5     Responsibility of Partners.

3.5.1	Liability for Pre-Existing Partner Obligations. The Partnership shall not be responsible or liable for any cost, expense, indebtedness or other obligation incurred by a Partner prior to, on the Effective Date, or after the Effective Date (“Pre-Existing Partner Obligations”), except for (i) those Pre-Existing Partner Obligations which are set forth on attached Exhibit M (ii) those Pre-Existing Partner Obligations which are set forth in the Pre-Development Budget, Development Budget or any Annual Approved Budget as an item for which the Partner is to be reimbursed by the Partnership due to the fact that a Partner or its Affiliate incurred such Pre-Existing Partner Obligation on behalf of the Project, or (iii) those Pre-Existing Partners Obligations that are to be paid by the Partnership as provided in Sections 6.10.3, 6.10.4 and 6.10.5, or (iv) those Pre-Existing Partner Obligations otherwise assumed in writing by the Partnership upon the Approval of the Partners. The matters described in subclauses (i) through (iv) of the immediately preceding sentence are referred to herein as the “Assumed Pre-Existing Obligations”. The Partnership shall be responsible for those Pre-Existing Partner Obligations that are Assumed Pre-Existing Obligations. Each Partner agrees to indemnify, defend and hold harmless the other Partners and the Partnership from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and costs and expenses (including, but not limited to, reasonable attorneys’ fees and all court costs) of, or asserted against, that Partner (including, without limitation, any of the foregoing arising directly or indirectly out of any Pre-Existing Partner Obligation that is not an Assumed Pre-Existing Obligation). The provisions of this Section 3.5.1 shall survive dissolution of the Partnership and of any Partner. Each Partner hereby warrants and represents that any Assumed Pre-Existing Partner Obligations are in full force and effect and not in material default by the Partner and to the best of the Partner’s knowledge, the party to said agreement is not in default thereunder.

3.5.2	Notice of Lawsuits, Liens, Defaults under Loans, etc. Each Partner shall notify the other Partners as soon as reasonably possible upon receipt of any written notice of: (i) the filing or threatened filing of any action in law or in equity naming the Partnership or any Partner as a party relating in any material way to any portion of the Project or, otherwise, any aspect of the business of the Partnership; (ii) any actions to impose material liens of any kind whatsoever or of the imposition of any lien whatsoever against the Partnership or its assets including, without limitation, the Project; or (iii) the default by the Partnership of any of its material obligations to creditors or other third parties.

ARTICLE 4

TERM OF PARTNERSHIP

        The existence of the Partnership commenced on October 16, 2003, the date upon which the Certificate was duly filed with the Secretary of State of Delaware, and shall continue until dissolved and liquidated in accordance with the provisions of Article 13. The period commencing on October 16, 2003 and terminating on the date of dissolution and liquidation, is referred to herein as the “Term”.

ARTICLE 5

CAPITAL

5.1     Partners’ Percentage Interests. Subject to Sections 5.1.1 and 5.1.2, the “Percentage Interests” of the Partners shall be Mills eighty percent (80%) and Mack-Cali Partners twenty percent (20%). Mills’ Percentage Interest shall be divided between Mills as the Managing General Partner and Mills as a Limited Partner as follows: one percent (1%) as a General Partner, and seventy-nine percent (79%) as a Limited Partner. Mack-Cali Partners’ Percentage Interests shall be divided between Special General Partner and MC Partner as follows: one percent (1%) as the Special General Partner, and nineteen percent (19%) as a Limited Partner.

5.1.1	Special Percentage Interests Until Mack-Cali Partners Capital Returned. During the period commencing on the Execution Date and terminating upon the earlier of (I) the date upon which the Unreturned MC Partner Capital Contributions Account is reduced to zero via the application of Section 6.6(v), or (II) the first time that the Mills Partner shall make an MC Dilution Election pursuant to Section 5.2.3.2(a), solely for purposes of determining the Percentage Interests to be utilized in connection with distributions pursuant to Sections 6.5(v) and 6.6(v), “Percentage Interests” shall mean for Mack-Cali Partners the greater of (A) the percentage equivalent equal to (i) the Unreturned Mack-Cali Partner Capital Contributions Account divided by the sum of (a) the Unreturned MC Partner Capital Contributions Account and (b) the Unreturned Mills Partner Capital Contributions Account, plus (ii) four (4%) percentage points; and (B) twenty percent (20%), (but in no event greater than twenty-four percent (24%) nor less than twenty percent (20%), and for Mills, 1 minus the Mack-Cali Partners’ Percentage Interest. The Partners’ Percentage Interests shall be determined on the earlier to occur of the first distribution of Major Capital Event Proceeds or the first distribution of Net Ordinary Cash Flow (and adjusted thereafter upon each subsequent distribution of Net Ordinary Cash Flow or Major Capital Event Proceeds). For example, on the date of the first distribution of Major Capital Event Proceeds assuming (w) no previous distributions of Net Ordinary Cash Flow, (x) an Unreturned Partners’ Contributions Account of $100,000,000, (y) an Unreturned Mills Partner Capital Contributions Account of $80,000,000, and (z) an Unreturned MC Partner Capital Contributions Account of $20,000,000, the Partners’ Percentage Interests would be as follows:

For Mack-Cali Partners:	(A) 20,000,000 / 100,000,000 = 20%, plus
(B) 4 percentage points
= 24%

For Mills	1 - 24 = 76%
5.1.2	Adjustment of Percentage Interests for Funding Defaults. Each Partner’s Percentage Interest set forth in Section 5.1 may be adjusted from time to time pursuant to Sections 5.2.3.2 and 5.2.3.3. It is understood and agreed by the Partners that in any conflict between the provisions of this Section 5.1 and the provisions of Sections 5.2.3.2 and 5.2.3.3, the latter provisions shall govern .

5.1.3	No Other Adjustments of Percentage Interests. The Partners’ Percentage Interests shall not be subject to adjustment, except as provided, in Sections 5.1.1, 5.1.2, 5.2.3.2 and 5.2.3.3.

5.2     Capital Contributions.

5.2.1	Mills Partner Initial Capital Contribution. Prior to the Execution Date, Mills and/or its Affiliates expended (i) $118,311,254 (the “Empire Tract Costs”) in connection with certain costs and expenses relating to the Empire Tract, including pre-development costs and expenses relating thereto, and (ii) $16,160,810 (the “Pre-Execution Costs”) in connection with the preparation of a response to, and responding to, the request(s) for proposal in connection with the Redevelopment Agreement and in the negotiation of the Redevelopment Agreement, the Ground Lease and all related documents and for certain other costs and expenses, which costs and expenses are set forth on Exhibit C attached hereto. Upon execution hereof, Mills shall be deemed to have contributed its interest in the Empire Tract to the Partnership and shall receive credit to the Unreturned Mills Partner Capital Contributions Account in the amount of $134,472,064 (the “Mills Initial Capital Contribution”), determined by adding (A) the Empire Tract Costs, plus (B) the Pre-Execution Costs. The Partners acknowledge that the Mills Partner has incurred, and shall hereinafter incur, certain costs and expenses in addition to the amount of the Pre-Execution Costs in connection with the matters for which the Pre-Execution Costs have been incurred, and shall hereinafter incur, but for which the Mills Partners is not able to determine the amount thereof as of the Execution Date (for example, invoices from third parties that have not yet been received or invoices for costs and expenses to be incurred in the future). The Pre-Development Budget attached hereto as Exhibit E includes certain of such costs and expenses. The Partners agree that the Mills Partner shall receive credit to the Unreturned Mills Partner Capital Contributions Account for all such bona fide costs and expenses.

5.2.2	MC Partner Initial Capital Contribution. Prior to the Execution Date, the Mack-Cali Partners and/or their Affiliates expended $292,003 (the “Mack-Cali Pre-Development Costs”) in connection with the preparation of a response to, and responding to, the request(s) for proposal in connection with the Redevelopment Agreement and in the negotiation of the Redevelopment Agreement, the Ground Lease and all related documents and for certain other costs and expenses, which costs and expenses are set forth on Exhibit F attached hereto. Upon execution hereof, the Mack-Cali Partners shall receive credit to the Unreturned MC Partner Capital Contributions Account in the amount of $292,003, (the “MC Partner Initial Capital Contribution”), being the aggregate amount of the Mack-Cali Pre-Development Costs. The Partners acknowledge that the Mack-Cali Partners have incurred, and shall hereinafter incur, certain costs and expenses in addition to the amount of the Mack-Cali Pre-Development Costs in connection with the matters for which the Mack-Cali Pre-Development Costs have been incurred, and shall hereinafter incur, but for which the Mack-Cali Partners are not able to determine the amount thereof as of the Execution Date (for example, invoices from third parties that have not yet been received or invoices for costs and expenses to be incurred in the future). The Pre-Development Budget attached hereto as Exhibit E includes certain of such costs and expenses. The Partners agree that the Mack-Cali Partners shall receive credit to the Unreturned MC Partner Capital Contributions Account for all such bona fide costs and expenses.

5.2.3	Obligation of Mills and Mack-Cali Partners to Fund Required Equity. From and after the Execution Date, Mills Partner shall contribute one hundred (100%) percent of the Required Equity attributable to (A) real estate taxes for the Empire Tract, and (B) all costs associated with the creation of the Wetlands Mitigation Bank (as defined in the Redevelopment Agreement) for the Empire Tract in accordance with the Redevelopment Agreement until such time as Mills’ total capital contributions made pursuant to this Agreement from and after the Execution Date equals the Mills Capital Commitment. Except for the contributions of capital set forth in Section 5.2.4 (which shall occur on the Execution Date) and subject to Section 5.2.3.4, from and after the earlier of (A) the sixtieth day after the Execution Date, and (B) the Effective Date, the Mills Partner shall contribute eighty percent (80%) and the Mack-Cali Partners shall contribute twenty percent (20%) of the Required Equity (other than the Required Equity referred to in the preceding sentence) to the Partnership, on a pari passu basis, until such time that the Mack-Cali Partners’ total capital contributions made pursuant to this Agreement shall equal the MC Partners Capital Commitment and, thereafter, Mills shall contribute one hundred percent (100%) of the additional Required Equity to the Partnership until such time that Mills’ total capital contributions made pursuant to this Agreement shall equal the Mills Partner Capital Commitment. All capital contributions made by each Partner pursuant to this Section 5.2.3 shall be (A) added to the Unreturned Mills Partner Capital Contributions Account when and as such contributions are made by Mills Partner, and (B) added to the Unreturned MC Partner Capital Contributions Account when and as such contributions are made by either of the Mack-Cali Partners. Once the Mack-Cali Partners and the Mills Partner shall have each contributed funds to the Partnership equal to the amount of the MC Partner Capital Commitment and the Mills Partner Capital Commitment, as the case may be, no Partner shall be obligated to contribute any additional funds or capital to the Partnership.

5.2.3.1	Mack-Cali Partners’/Mills Partner’s Obligation to Fund; Mack-Cali Partners’/Mills Partner’s Failure to Fund. From time to time from and after the Execution Date as Required Equity shall be required to be funded pursuant to this Section 5.2.3.1 and to the extent that the aggregate capital contributions previously made by the Mack-Cali Partners to the Partnership pursuant to this Agreement (“Prior MC Contributions”) do not exceed the MC Partner Capital Commitment, the Managing General Partner shall provide a written notice (a “Funding Notice”), or if the Managing General Partner fails to issue a Funding Notice, whether or not the Mack-Cali Partners have theretofore contributed the MC Partner Capital Commitment in full, the Special General Partner shall issue such notice, to the Partners of such requirement, the total Required Equity so required and each Partners’ share of such total Required Equity. The Funding Notice shall set forth the proposed use of the requested Required Equity (which may be a general statement that the requested funds are to be used for budgeted expenditures). The Special General Partner may request, and the Managing General Partner shall provide within a reasonable time after such request from the Special General Partner, reasonable additional supporting detail of the underlying expenditures, but such request shall not in any way extend the time period in which funds must be provided hereunder. A Partner’s share of such total Required Equity shall be determined by multiplying the total Required Equity by the Partner’s Percentage Interest. Within fourteen (14) days after the date of receipt of the Funding Notice (the “Funding Period”), (a) the Mack-Cali Partners shall be obligated to, and shall, fund the amount of capital constituting their share of the total Required Equity until such time as the Mack-Cali Partners shall have funded capital to the Partnership aggregating the amount of the MC Partner Capital Commitment (the “MC Funding Amount”), and (b) the Mills Partner shall be obligated to, and shall, fund its share of such total Required Equity, until such time as the Mack-Cali Partners shall have funded capital to the Partnership aggregating the amount of the MC Partner Capital Commitment, and thereafter the Mills Partner shall be obligated to, and shall, fund one hundred percent (100%) of the remaining total Required Equity set forth in the Funding Notice until such time as the Mills Partner shall have funded capital to the Partnership equal to the amount of the Mills Partner Capital Commitment (the “Mills Funding Amount”), and shall within ten (10) days after written request by the Mack-Cali Partners, furnish written evidence of said funding (which evidence shall include the date(s) of funding and the amount(s) so funded) to the Mack-Cali Partners. In the event that either the Mack-Cali Partners or the Mills Partner shall fail to fund the MC Funding Amount or the Mills Funding Amount within the Funding Period, respectively, then the Managing General Partner or the Special General Partner, as the case may be, shall issue a second Funding Notice to the non-complying Partner and the non-complying Partner shall have five (5) business days to fund its respective funding amount (the “Funding Cure Period”). If the Mack-Cali Partners or the Mills Partner shall fail to fund any portion of the MC Funding Amount or Mills Funding Amount, respectively, before the end of the Funding Cure Period, such failure to fund shall constitute an “MC Funding Default” if by the Mack-Cali Partners and a “Mills Funding Default” if by the Mills Partner and the amount that the Mack-Cali Partners or Mills Partner fails to fund shall be referred to herein as, respectively, the “MC Default Amount” or the “Mills Default Amount”.

5.2.3.2	Consequences of MC Funding Default. If there is an MC Funding Default, then the Mills Partner may provide written notice (a “MC Funding Default Notice”) to the Mack-Cali Partners of the existence of such MC Funding Default at any time after the end of the Funding Cure Period provided that the Mills Partner shall have funded the Mills Funding Amount. Upon receipt of such MC Funding Default Notice by the Mack-Cali Partners, such MC Funding Default shall constitute a material breach of the Mack-Cali Partners’ obligation hereunder, and, in such event, the Mills Partner shall have the right to elect to either (i) dilute the Percentage Interest of the Mack-Cali Partners (an “MC Dilution Election”), as provided in Section 5.2.3.2(a), (ii) if the amount of Prior MC Contributions is less than twenty million dollars ($20,000,000), remove the Mack-Cali Partners as Partners (an “MC Removal Election”), as provided in Section 5.2.3.2(b), (iii) on its own behalf and on behalf of the Partnership, pursue the Mack-Cali Partners for all rights and remedies available at law and at equity in connection with such MC Funding Default pursuant to the provisions of Section 15.15, or (iv) make a Default Loan as provided in Section 5.3.1.

(a)	MC Dilution Election. If Mills Partner shall elect the MC Dilution Election, then the Mills Partner shall contribute funds to the Partnership in an amount equal to the MC Default Amount and, effective as of the date of the MC Funding Default, the Percentage Interests of the MC Partner and Special General Partner immediately prior to such MC Dilution Election shall each be reduced, in proportion to their respective Percentage Interests immediately prior thereto, by subtracting the MC Reduction Percentage (as hereinafter defined) from the Mack-Cali’s Partners’ aggregate Percentage Interest immediately prior thereto and the Mills Partner’s aggregate Percentage Interest shall be increased, in proportion to the relative Percentage Interests of Mills attributable to its interest as the Managing General Partner and attributable to its interest as a Limited Partner immediately prior thereto, by the amount of the MC Reduction Percentage. In addition, the $130,000,000 amount set forth in Section 6.6(iv) shall be reduced by subtracting an amount equal to such $130,000,000 multiplied by the MC Reduction Percentage from such $130,000,000 and, if such $130,000,000 amount has already been reduced or increased due to a previous application of this Section 5.2.3.2(a) or Section 5.2.3.3(a), as applicable, then such number as previously reduced or increased shall be further reduced in accordance with this Section 5.2.3.2(a). The “MC Reduction Percentage” shall be determined by multiplying (a) the MC Unfunded Ratio (as hereinafter defined), by (b) twenty percent (20%). The “MC Unfunded Ratio” shall be the quotient determined by dividing the MC Default Amount by $32,500,000.

(b)	MC Removal Election. Mills Partner may elect the MC Removal Election if the amount of the Prior MC Contributions is less than twenty million dollars ($20,000,000), and if, at the time of the MC Funding Default, such MC Funding Default is not caused by failure of the Managing General Partner to issue a Funding Notice and the Mills Partner is not then in default under this Agreement (if Mills is in default under this Agreement and subsequently cures such default, then Mills Partner may thereafter elect the MC Removal Election). If Mills shall elect the MC Removal Election, then (a) effective as of the date of the MC Funding Default, the MC Partners shall be deemed to have assigned the MC Partners’ Partnership Interest to Mills Partner, (b) Mills Partner shall pay to MC Partners an amount equal to the balance in the Unreturned MC Partner Capital Contributions Account, and (c) effective after such payment, the MC Partners shall not have any rights or remedies under this Agreement or otherwise respecting Mills Partner, the Partnership or the Office/Hotel Land.

5.2.3.3	Consequences of Mills Funding Default. If there is a Mills Funding Default, then either of the Mack-Cali Partners may provide written notice (a “Mills Funding Default Notice”) to the Mills Partner of the existence of such Mills Funding Default at any time after the end of the Funding Cure Period provided that the Mack-Cali Partners shall have funded the MC Funding Amount. Upon receipt of such Mills Funding Default Notice by the Mills Partner, such Mills Funding Default shall constitute a material breach of Mills Partner’s obligation hereunder and, in such event, the Special General Partner (on behalf of the Mack-Cali Partners) shall have the right to elect to either: (i) if the amount of the Prior MC Contributions is at least twenty million dollars ($20,000,000), dilute the Percentage Interest of the Mills Partner (a “Mills Dilution Election”), as provided in Section 5.2.3.3(a), (ii) if the amount of Prior Mills Contributions is less than eighty million dollars ($80,000,000), remove the Mills Partner as a Partner and as the Managing General Partner (a “Mills Removal Election”), as provided in Section 5.2.3.3(b), (iii) on its own behalf and on behalf of the Partnership, pursue the Mills Partner for all rights and remedies available at law and at equity in connection with such Mills Funding Default pursuant to the provisions of Section 15.15, or (iv) make a Default Loan as provided in Section 5.3.1 hereof.

(a)	Mills Dilution Election. If the amount of the Prior MC Contributions is at least twenty million dollars ($20,000,000) and the Mack-Cali Partners shall elect the Mills Dilution Election, then the Mack-Cali Partners shall contribute funds to the Partnership in an amount equal to the Mills Default Amount and, effective as of the date of the Mills Funding Default, the Percentage Interest of the Mills General Partner as the Managing General Partner and Limited Partner, respectively, immediately prior to such Mills Dilution Election shall each be reduced, in proportion to the relative amounts thereof, by subtracting the Mills Reduction Percentage (as hereinafter defined) from the Mills Partner’s aggregate Percentage Interest prior thereto and the Mack-Cali Partners’ Percentage Interests shall each be increased, in proportion to their respective Percentage Interests immediately prior thereto, by the amount of the Mills Reduction Percentage. In addition, the $130,000,000 amount set forth in Section 6.6(iv) shall be increased by adding an amount equal to such $130,000,000 multiplied by the Mills Reduction Percentage to such $130,000,000 and, if such $130,000,000 amount has already been increased or reduced due to a previous application of this Section 5.2.3.3(a) or Section 5.2.3.2(a), then such number as previously increased or reduced shall be further increased in accordance with this Section 5.2.3.3(a). The “Mills Reduction Percentage” shall be determined by multiplying (a) the Mills Unfunded Ratio (as hereinafter defined), by (b) 80%. The “Mills Unfunded Ratio” shall be the quotient determined by dividing the Mills Default Amount by the Mills Partner Capital Commitment.

(b)	Mills Removal Election. The Special General Partner may elect the Mills Removal Election if the amount of the aggregate capital contributions made by the Mills Partner to the Partnership pursuant to this Agreement (the “Prior Mills Contribution”) is less than eighty million dollars ($80,000,000), and if, at the time of the Mills Funding Default, the Mack-Cali Partners are not then in default under this Agreement (if the Mack-Cali Partners are in default under this Agreement and subsequently cure such default, then the Mack-Cali Partners may thereafter elect the Mills Removal Election). If the Special General Partner shall elect the Mills Removal Election, then (a) effective as of the date of the Mills Funding Default, the Mills Partner shall be deemed to have assigned the Mills Partnership Interest to the MC Partners, (b) the MC Partners shall pay to the Mills Partner an amount equal to the balance in the Unreturned Mills Partner Capital Contributions Account, and (c) effective after such payment, Mills Partner shall not have any rights or remedies under this Agreement or otherwise respecting any of the Mack-Cali Partners or the Partnership or the Office/Hotel Land.

5.2.3.4	Mack-Cali Partner’s Right to Withdraw from the Partnership if Capital is Required to be Funded Prior to Effective Date. If Required Equity shall be required to be funded as provided in Section 5.2.3 above by the Mack-Cali Partners on or after the sixtieth day after the Execution Date and prior to the Effective Date then, in lieu of funding such Required Equity, the Mack-Cali Partners may elect to withdraw from the Partnership by providing a written notice (a “Withdrawal Notice”) of such election to the Mills Partner. Such Withdrawal Notice must be delivered to the Mills Partner no later than the tenth (10th) business day after the date of the applicable Funding Notice. If the Mack-Cali Partners fail to provide a Withdrawal Notice, then the Mack-Cali Partners shall be deemed to have elected to fund such Required Equity in accordance with the provisions of Section 5.2.3. If the Mack-Cali Partners provide a Withdrawal Notice within such ten (10) business day period, then, effective as of the Execution Date, the Mack-Cali Partners shall be deemed to have assigned to the Mills Partner, and the Mills Partner shall be deemed to have accepted such assignment, of the Mack-Cali Partners’ Partnership Interests. Upon such withdrawal by the Mack-Cali Partners: (x) the Mills Partner shall re-contribute to the Partnership the $800,000 distribution the Mills Partner received under Section 5.2.4(d) and the Partnership shall distribute such $800,000 to the Mack-Cali Partners, (y) the Mack-Cali Partners shall re-contribute to the Partnership the $292,003 distribution to the Mack-Cali Partners received under Section 5.2.4(i) and the Partnership shall distribute such $292,003 to the Mack-Cali Partners, and (z) upon the occurrence of the events described in subclauses (x) and (y) of this sentence, the Mack-Cali Partners shall have no further rights hereunder including no rights to participate within the forty-two (42) month period described in Section 6.7.1 if an Early Termination Event shall occur and including no rights to participate in the development of the Office/Hotel Land as provided in Article 10.

5.2.4	Contributions Related to the Mack-Cali Pre-Development Costs and the Mills Partner’s Pre-Execution Costs. On the Execution Date, the following shall occur:

(a)	The Mack-Cali Partners shall contribute funds to the Partnership in the amount of $800,000 (the “Mack-Cali Pre-Execution Costs”), representing an agreed-upon sharing by the Mack-Cali Partners of 20% of $4,000,000 of the Pre-Execution Costs;

(b)	Upon contribution of the amount of the Mack-Cali Pre-Execution Costs to the Partnership, the Mack-Cali Partners shall receive credit to the Unreturned MC Partner Capital Contributions Account in the amount of $800,000;

(c)	The funding by the Mack-Cali Partners under Section 5.2.4(a) shall be applied to reduce the amount of the outstanding MC Partner Capital Commitment;

(d)	The Partnership shall distribute the funds contributed by the Mack-Cali Partners under Section 5.2.4(a) to the Mills Partner;

(e)	The Unreturned Mills Partner Capital Contributions Account shall be reduced by the amount of $800,000, in recognition of the distribution described in Section 5.2.4(d);

(f)	The Mills Partner shall contribute funds to the Partnership in the amount of $292,003 (the “Mills Pre-Execution Shared Costs”), representing an agreed-upon sharing by the Mills Partner of 80% of the Mack-Cali Pre-Development Costs;

(g)	Upon contribution of the amount of the Mills Pre-Execution Shared Costs to the Partnership, the Mills Partner shall receive credit to the Unreturned Mills Partner Capital Contributions Account in the amount of $292,003;

(h)	The funding by the Mills Partner under Section 5.2.4.(f) shall be applied to reduce the amount of the outstanding Mills Partner Capital Commitment;

(i)	The Partnership shall distribute the funds contributed by the Mills Partner under Section 5.2.4.(f) to the Mack-Cali Partners in proportion to their Percentage Interests; and

(j)	The Unreturned MC Partner Capital Contributions Account shall be reduced by $292,003, in recognition of the distribution described in Section 5.2.4(i).

In lieu of Mills Partner contributing funds in the amount of $292,003 in accordance with Section 5.2.4(f) and Mack-Cali Partners contributing the funds in the amount of $800,000 in accordance with Section 5.2.4(d), the Special General Partner may elect that the Mack-Cali Partners “net” such contributions and pay funds to the Partnership in the net amount of $507,997 (that is $800,000 – $292,003). Such $507,997 shall be remitted to Mills Partner by the Partnership upon the Partnership’s receipt of same.

5.2.5     Return on Capital Contributions.

5.2.5.1	Mills Partner. To the extent provided in Sections 6.5 and 6.6, the Mills Partner shall receive the Mills Return on the Unreturned Mills Partner Capital Contributions Account.

5.2.5.2	Mack-Cali Partners. To the extent provided in Sections 6.5 and 6.6, the Mack-Cali Partners shall receive the MC Return on the Unreturned MC Partners Capital Contributions Account.

5.2.6     Assignment of Rights in Certain Agreements.

5.2.6.1	Assignment by Mills Partner. Upon execution hereof and as part of the Mills Partner Initial Capital Contribution, Mills Partner (and its Affiliates, to the extent required) shall be deemed to have made an assignment of all of Mills Partner’s rights and obligations under the agreements set forth on attached Exhibit M to the Partnership, and the Partnership shall be deemed to have assumed all such rights and obligations under such agreements.

5.2.6.2	Assignment by MC Partners. Upon execution hereof and as part of the MC Partner Initial Capital Contribution, MC Partners (and their Affiliates, to the extent required) shall be deemed to have made an assignment of all of the MC Partners’ rights and obligations under the agreements set forth on attached Exhibit N to the Partnership, and the Partnership shall be deemed to have assumed all such rights and obligations under such agreements.

5.3     Additional Financing. Subject to Paragraphs A.20 and A.21 on Exhibit D, the Managing General Partner shall have the sole authority, on behalf of the Partnership to secure the funds necessary to fund any portion of the amounts required to be paid under the Pre-Development Budget or the Development Budget to complete construction of the Project as contemplated in the Pre-Development Budget or the Development Budget (even if constituting all or any portion of Required Equity) or to fund any portion of costs contemplated to be incurred in connection with the ownership and operation of any portions of the Project then owned by the Partnership, including funding from loans to the Partnership from third parties, from governmental sources (such as Tax Increment Financing districts) and other third parties or, if expressly contemplated by the Pre-Development Budget or the Development Budget or then effective Annual Approved Budget, by retaining amounts that might otherwise be available to distribute as Net Ordinary Cash Flow or in connection with a Major Capital Event. Any financing obtained by the Managing General Partner may be on a recourse or nonrecourse basis (except that such financing must be on a nonrecourse basis with respect to the Mack-Cali Partners and their Affiliates); moreover, subject to Paragraphs A.20 and A.21 on Exhibit D, any such financing shall be from a third party lender at market rates and on market terms and provisions and provided that the Mack-Cali Partners shall have been furnished with the terms and conditions of such financing or refinancing at least ten (10) business days prior to the earlier of the entering into of any commitment or other binding agreement with respect to such financing or refinancing.

5.3.1	Partner Loans/Default Loans. The Mills Partner, or any of its Affiliates, may (but shall not be required to) loan to the Partnership funds in the amount of any MC Default Amount pursuant to Section 5.2.3.2(a), and MC Partner, or any of its Affiliates, may (but shall not be required to) loan to the Partnership funds in the amount of any Mills Default Amount pursuant to Section 5.2.3.3(a) (either of such loans, a “Default Loan”). In the manner provided in Section 5.3.1.1 below, Mills Partner (or any of its Affiliates) and the MC Partners (or any of their Affiliates) may (but shall not be required to) also loan to the Partnership funds in the amount of (i) any Required Equity in excess of the sum of the Mills Partner Capital Commitment and the MC Partner Capital Commitment, (ii) if funds are required to own or operate the Project after all Required Equity has been funded, including to repay any indebtedness of the Partnership, or (iii) any Guaranty Payments (as hereinafter defined) (any such loan, a “Partner Loan”). Default Loans and Partner Loans shall bear interest at a rate equal to nine percent (9%) per annum, compounded quarterly; provided that if LIBOR in effect from time to time exceeds six and three-quarters percent (6.75%) per annum, then such loans shall bear interest at a rate equal to the sum of (i) nine percent (9%) per annum plus (ii) the amount by which LIBOR exceeds six and three-quarters percent (6.75%) per annum. Any Default Loan and, subject to Section 5.3.1.2, any Partner Loan, shall be repaid to the Partner(s) making such loan, with interest as aforesaid, prior to any distribution of Net Ordinary Cash Flow or proceeds from a Major Capital Event to any Partner and prior to the return of any capital to any Partner, but shall not be secured by any Partnership property. The Managing General Partner may, at any time, elect to convert any one or more of its Partner Loans (or, in the case of any Partner Loan funded by both Mills or a Mills Affiliate and MC Partners or an MC Partner Affiliate, the portion of such Partner Loan funded by Mills or the Mills Affiliate) to capital, in which event the amount of any such loans (or such portions thereof) shall be added to the Unreturned Mills Partner Capital Contributions Account; in such event, Mills Partner shall earn a Mills Return on the amount so converted. The Special General Partner may, at any time, elect to convert any one or more of its Partner Loans (or, in the case of any Partner Loan funded by both Mills or a Mills Affiliate and the MC Partners or an MC Partner Affiliate, the portion of such Partner Loan funded by the MC Partners or the MC Partner Affiliate) to capital, in which event the amount of any such loans (or such portions thereof) shall be added to the Unreturned MC Partner Capital Contributions Account; in such event, the MC Partners shall earn a MC Return on the amount so converted.

5.3.1.1	Procedure for Making Partner Loans/Default Loans. If either Mills Partner or MC Partner elects to make a Partner Loan (the “Lending Partner”), then the Lending Partner shall provide a written notice (the “Lending Partner Written Notice”) to the other Partner (the “Other Partner”) of such election and the total amount of such Partner Loan. The Other Partner shall then have ten (10) business days after receipt of Lending Partner Written Notice to notify the Lending Partner through written notice (the “Other Partner Written Notice”) that it desires to fund a portion of the Partner Loan equal to its share as determined below, in which case the Other Partner shall be required to, and shall, fund its share of such loan equal to the product of: (i) the total Partner Loan, as set forth in the written notice from the Lending Partner, and (ii) the Other Partner’s Percentage Interest. The Lending Partner shall be required to, and shall, fund its share of such Partner Loan (that is, an amount equal to the product of (y) the total Partner Loan, as set forth in the written notice from the Lending Partner, and (z) the Lending Partner’s Percentage Interest). If the Other Partner timely delivers to the Lending Partner the Other Partner Written Notice, then the Other Partner and Lending Partner shall fund their respective shares of such Partner Loan by no later than five (5) business days following the date of the Lending Partner’s receipt of the Other Partner Written Notice. Otherwise, the Lending Partner shall be required to, and shall, fund the entire Partner Loan no later than two (2) business days following the end of said ten (10) business day period.

5.3.1.2	Treatment of Partner Loans if Required Equity not Funded. To the extent that a Partner makes a Partner Loan at a time when such Partner has not fully funded its Capital Commitment, then such Partner shall be obligated to, and shall, fund such Partner Loan (or its share thereof) as determined under Section 5.3.1.1, although for purposes of Sections 6.5, 6.6, 6.7 and 13.2.4, in lieu of being treated as a Partner Loan, an amount equal to the lesser of: (i) the amount of such Partner Loan or portion thereof, and (ii) the amount by which such Partner’s Capital Commitment exceeds the portion of such Capital Commitment that has been funded prior to such funding (and taking into account any Partner Loans, or portions thereof, and any Equity Guaranty Payments previously added to the Unreturned Mills Partner Capital Contributions Account or Unreturned MC Partner Capital Contributions Account, as applicable, pursuant to this Section 5.3.1.2 and Section 5.3.1.3), shall be added to the Unreturned Mills Partner Capital Contributions Account (if such Partner is Mills) or to the Unreturned MC Partner Capital Contributions Account (if such Partner is one of the MC Partners).

5.3.1.3	Definition of Guaranty Payments. If the Mills Partner or the Mack-Cali Partners, or any of their respective Affiliates, are called upon to make payments under a guaranty of any loan to the Partnership, a guaranty provided in connection with any credit enhancement of Project public financing, an obligation to pay any special assessments levied against the Project (including any special assessment PILOT Payments or any other special assessment of payments in lieu of taxes for which the Partnership is responsible after giving effect to Article 10 hereof), amounts required to be advanced pursuant to such guaranty shall be referred to herein as “Guaranty Payments”. A return equal to the Mills Return or the MC Return, as applicable, shall accrue and be payable as part of the Mills Return or the MC Return, as applicable, on any Guaranty Payment. Any Guaranty Payment (or portion thereof) that, if treated as a Partner Loan (or portion thereof), would be required pursuant to Section 5.3.1.2 to be added to Unreturned Mills Partner Capital Contributions Account or the Unreturned MC Partner Capital Contributions Account, as applicable, shall pursuant to Section 5.3.1.2 be added to the Unreturned Mills Partner Capital Contributions Account or the Unreturned MC Partner Capital Contributions Account, as applicable, (in lieu of being treated as a Guaranty Payment) and shall be referred to herein as an “Equity Guaranty Payment” and, otherwise, shall be treated as a Partner Loan.

5.4     No Third Party Rights to Require Additional Capital Contributions. The right of the Partnership or the Managing General Partner to require any additional contributions under the terms of this Agreement shall not be construed as conferring any rights or benefits to or upon any party not a party to this Agreement including, but not limited to, any tenant of any part of the Project, or the holder of any obligations secured by a deed of trust or other lien or encumbrance upon or affecting, the Partnership, any Partnership Interest, or the Project or any other Partnership property or any part thereof or interest therein, or any ground lessor or sub-ground lessor under the Ground Lease or any other creditor of the Partnership.

5.5     No Interest on Capital. Interest earned on Partnership funds shall inure solely to the benefit of the Partnership, and except for the Mills Return or MC Return, no return or interest shall be paid upon any contributions to the capital of the Partnership nor upon any undistributed or reinvested income or profits of the Partnership.

5.6     Reduction of Capital Accounts. Any distribution to a Partner, whether pursuant to Sections 6.5 or 6.6 or any other Section of this Agreement, shall reduce the amount of such Partner’s Capital Account in accordance with Section 2 of Exhibit A hereto, but no adjustment in the Percentage Interest of any Partner shall be made on account of any such distribution except as provided in Section 5.1.1.

5.7     Special Limits on Mills Partner’s Capital Commitment. If as of the expiration of the time period covered by the Development Budget, Mills Partner shall not have contributed capital equal to the Mills Partner Capital Commitment, then Mills Partner shall have no further obligation to contribute capital to the Partnership.

5.8     Limit on Contributions and Obligations of Partners. Except as provided in Sections 5.2 and 5.3 hereof and as otherwise expressly provided in this Agreement, the Partners shall have no liability or obligation to the Partnership or to the other Partners (i) to make additional capital contributions to the Partnership, (ii) to make any loans to the Partnership, (iii) to endorse or guarantee the payment of any loan to the Partnership, or (iv) to post collateral to secure the obligations of the Partnership.

ARTICLE 6

PROFITS, LOSSES, DISTRIBUTIONS, ALLOCATIONS/COOPERATION AGREEMENT PAYMENTS

6.1     Profit. After giving effect to the allocations set forth in Exhibit A, any Profit (including all items of income and expense entering into the determination of such Profit), for any Fiscal Year, shall be allocated among the Partners in the following order of priority:

6.1.1	First, to the Partners so as to cause each Partner’s Adjusted Balance as of the end of such Fiscal Year to equal the amount of cash that would be distributed to such Partner pursuant to Section 6.6 if, as of the end of such Fiscal Year, an amount of cash equal to the aggregate Adjusted Balances of the Partners were distributed to the Partners pursuant to Section 6.6.

6.1.2     Second, to the Partners in accordance with their respective Percentage Interests.

6.2     Loss. After giving effect to the allocations set forth in Exhibit A, any Loss (including all items of income and expense entering into the determination of such Loss), for any Fiscal Year shall be allocated among the Partners in the following order of priority:

6.2.1	First, to the Partners so as to cause each Partner’s Adjusted Balance as of the end of such Fiscal Year to equal the amount of cash that would be distributed to such Partner pursuant to Section 6.6 if, as of the end of such Fiscal Year, an amount of cash equal to the aggregate Adjusted Balances of the Partners were distributed to the Partners pursuant to Section 6.6.

6.2.2     Second, to the Partners in accordance with their respective Percentage Interests.

6.3     Varying Interests. If, during any taxable year of the Partnership, there is a change in any Partner’s interest in the Partnership (whether by reason of a transfer of a Partnership Interest, an adjustment to the Percentage Interest of one or more of the Partners pursuant to Section 5.1.1 or otherwise), each Partner’s distributive share of any item of income, gain, loss, deduction, or credit of the Partnership for such taxable year shall be determined pursuant to Section 706 of the Code and the Treasury regulations thereunder using a closing-of-the-books method to take into account the varying interests of the Partners in the Partnership during such taxable year. Any Profit or Loss arising from a Major Capital Event shall be allocated to the holder of the Partnership Interest on the date of such Major Capital Event.

6.4     Other Allocation Rules. Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Partners’ interests in the Profits of the Partnership are the same as the Partners’ Percentage Interests.

6.5     Distribution of Net Ordinary Cash Flow. Except as otherwise provided in Sections 6.7, 6.8, 6.10 and 13.2.4, the Partnership shall distribute Net Ordinary Cash Flow to the Partners (after payment of any (a) NJSEA Profit Participation, (b) accrued but unpaid interest and then unpaid principal on any outstanding Default Loans, (c) accrued but unpaid interest and then unpaid principal on any Partners Loans, or portions thereof, that are not subject to Section 5.3.1.2, and (d) accrued but unpaid return on any Guaranty Payment that is not an Equity Guaranty Payment and then the unpaid portion of the Guaranty Payment) as and when reasonably determined by the Managing General Partner in accordance with applicable Budgets, but not less frequently than quarterly, in the following order of priority:

(i)	First, to the Mills Partner in payment of any accrued but unpaid Mills Return;

(ii)	Second, to the Mack-Cali Partners in payment of any accrued but unpaid MC Return;

(iii)	Third, until such time as the Special General Partner shall have made a Mills Dilution Election, a special distribution to the Mack-Cali Partners if the amount of Required Equity contributed by the Mack-Cali Partners to the Partnership is greater than twenty percent (20%) of all Required Equity contributed by the Mack-Cali Partners and the Mills Partner, in the aggregate, such special distribution to be an amount equal to the difference between the Required Equity contributed by the Mack-Cali Partners in fulfillment of their aggregate Capital Commitment and twenty percent (20%) of all Required Equity contributed by the Mack-Cali Partners and Mills, collectively, in fulfillment of their respective Capital Commitments (with any such payment reducing the Unreturned MC Partner Capital Contributions Account by the amount of such special distribution) ;

(iv)	Fourth, to the Mills Partner in an amount equal to the Empire/Lazare Participation payable from Net Ordinary Cash Flow; and

(v)	Fifth, to the Partners in proportion to their respective Percentage Interests.

6.6     Distributions Upon Major Capital Event. Except as otherwise provided in Sections 6.7, 6.8, 6.10 and Section 13.2.4, Major Capital Event Proceeds shall be allocated and distributed among the Partners (after payment of any: (a) accrued but unpaid interest and then unpaid principal on any outstanding Default Loans; (b) accrued but unpaid interest and then unpaid principal on any Partners Loans, or portions thereof, that are not subject to Section 5.3.1.2; and (c) accrued but unpaid return on any Guaranty Payment that is not an Equity Guaranty Payment and then the unpaid portion of the Guaranty Payment), on a cumulative basis, as follows:

(i)	First, to the Mills Partner in payment of any accrued but unpaid Mills Return;

(ii)	Second, to the Mack-Cali Partners in payment of any accrued but unpaid MC Return;

(iii)	Third, until such time as the Special General Partner shall have made a Mills Dilution Election, a special distribution to the Mack-Cali Partners if the amount of Required Equity contributed by the Mack-Cali Partners to the Partnership is greater than twenty percent (20%) of all Required Equity contributed by the Mack-Cali Partners and the Mills Partner, in the aggregate, such special distribution to be an amount equal to the difference between the Required Equity contributed by the Mack-Cali Partners in fulfillment of their aggregate Capital Commitments and twenty percent (20%) of all Required Equity contributed by the Mack-Cali Partners and Mills, in the aggregate, in fulfillment of their respective Capital Commitments (with any such payment reducing the Unreturned MC Partner Capital Contributions Account by the amount of such special distribution);

(iv)	Fourth, to the Mills Partner until the Unreturned Mills Partner Capital Contributions Account (for this purpose, reduced by any Unrecovered Empire Tract Costs) is reduced to $130,000,000 or such lesser amount as shall be determined under Section 5.2.3.2(a) or such greater amount as shall be determined under Section 5.2.3.3.(a);

(v)	Fifth, to the Mills Partner and the Mack-Cali Partners in proportion to their respective Percentage Interests until the Unreturned MC Partner Capital Contributions Account is reduced to zero;

(vi)	Sixth, to Mills Partner, until its Unreturned Mills Partner Capital Contributions Account (for this purpose, increased by any Unrecovered Empire Tract Costs) is reduced to zero;

(vii)	Seventh, to the Mills Partner in an amount equal to the Empire/Lazare Participation payable from Major Capital Event Proceeds; and

(viii)	Eighth, to the Partners in proportion to their respective Percentage Interests.

6.7     Special Rules Regarding Distributions.

6.7.1	Distributions Upon the Occurrence of Certain Events. Notwithstanding anything to the contrary in Sections 6.5 or 6.6, if any of the following should occur (any of the following being referred to herein as an “Early Termination Event”) (i) the NJSEA and the Partnership fail to enter into the Redevelopment Agreement prior to December 31, 2003, (ii) the Partnership, as the “Developer” under the Redevelopment Agreement, terminates the Redevelopment Agreement prior to the execution of the Ground Lease, or (iii) a court of competent jurisdiction shall issue a final, nonappealable order finding the Redevelopment Agreement to be void and the Partnership and the NJSEA do not enter into a new redevelopment agreement within ninety (90) days of the issuance of such order, then, notwithstanding the above, any funds received by the Partnership in connection with or as a result of the occurrence of either of (i), (ii) or (iii) above and any other Partnership funds (other than net proceeds derived from or in connection with a transaction involving the Empire Tract as described in Section 6.10.2, which shall be allocated and distributed as provided in Section 6.7.2) shall be distributed to the Partners based on actual contributions of capital that each Partner has contributed to the Partnership between the Execution Date and the date of distribution of such funds on a last in, first out basis, and, thereafter, any preferred returns (i.e., the Mills Return and MC Return) thereon with the remainder, after distribution as aforesaid, to be deemed to constitute Major Capital Event Proceeds to be distributed pursuant to Sections 6.6(i) through (viii) above, taking into account prior distributions pursuant to Section 6.6, this Section 6.7.1 and Section 6.7.2. Moreover, in the event of such termination, then neither the Mills Partner nor the Mack-Cali Partners (nor any of their Affiliates) shall enter into any agreement or arrangement similar to, or which deals with or pertains to, any of the Project, the Land Parcels, the Hotel Land or the Office Land (or the Office/Hotel Land) for a period of forty-two (42) months from the date of such termination, unless the other Partner is offered participation on terms and conditions substantially similar to those contained herein (this covenant shall survive dissolution of the Partnership). In such event, Mills shall retain all rights respecting the Empire Tract as provided in Sections 6.7.2, 6.10 and 8.10.

6.7.2	Distributions Upon Receipt of Funds from Transactions Involving the Empire Tract. Notwithstanding anything to the contrary in Section 6.6, net proceeds (that is, proceeds retained by the Partnership after payment of all closing costs, after payment of interest, prepayment fees or penalties, yield maintenance, principal, fees and expenses required to be paid under any applicable loan) derived from or in connection with a transaction involving the Empire Tract as described in Section 8.10 shall be allocated and distributed as follows:

(i)	to the Mills Partner until such time as the aggregate proceeds received by the Mills Partner under this Section 6.7.2(i) equal the aggregate amount of the Empire Tract Costs, with such distributions reducing the Unreturned Mills Partner Capital Contributions Account by the amounts so distributed to the Mills Partner; and

(ii)	the remainder of such proceeds, after distribution as provided in Section 6.7.2(i), shall be distributed to the Partners in accordance with Section 6.6 as if such proceeds were received in connection with a Major Capital Event.

6.8     Payments/Other Matters under Cooperation Agreement. The Managing General Partner shall cause the Partnership to comply with all of its obligations under the Cooperation Agreement to the extent that the Partnership has available funds.

6.8.1	In connection therewith, before making any distribution or payment to any Partner (or to any Affiliate of any Partner) pursuant to Sections 6.5, 6.6 or 6.10 or under any Default Loan, Partner Loan or Guaranty Payment, the Managing Partner shall cause the Partnership to: (a) make a pro forma calculation based on the then best available information of the amount that the Partnership will be obligated to pay to the Giants under the Cooperation Agreement (and any additional documentation related to said agreement) on the next payment date thereunder; and (b) then, upon such calculation being Approved by the Partners, set aside and retain as reserves (and not distribute or pay) such amounts first out of Net Ordinary Cash Flow and then from Major Capital Event Proceeds) that the Partners reasonably determine, based on such approved calculation, to be necessary so that the Partnership will have sufficient funds available to make the required payments due the Giants. Any reserves previously set aside and which the Managing General Partner reasonably determines are no longer necessary for the Partnership to retain as reserves shall be distributed or paid under Section 6.5 or 6.6 as Net Ordinary Cash Flow or Major Capital Event Proceeds. In the event that, notwithstanding the reserves established hereunder, the Partnership nonetheless has insufficient funds to make any required payment under the Cooperation Agreement, then the Partners hereby agree that, notwithstanding anything herein to the contrary, any funds needed by the Partnership to make such payment shall be funded by the Partners, who shall re-contribute to the Partnership an amount of money equal to the amount of such remaining shortfall in proportion to, but not exceeding, the aggregate amount of distributions (including under any Partner Loan or Default Loan) previously received by each Partner, and in reverse order, pursuant to: (i) Section 6.5 and, then, if necessary, pursuant to Section 6.6 (in the case where such required payment is being made pursuant to Section 8(i) of the Cooperation Agreement); or (ii) Section 6.6 and, then, if necessary, pursuant to Section 6.5 (in the case where such required payment is being made pursuant to Section 8(ii) or (iii) of the Cooperation Agreement). Any amount re-contributed or re-paid by a Partner pursuant to this Section 6.8.1 shall, as of the date of such re-contribution or repayment, be added back to, as applicable, the accrued and unpaid Mills Return and the accrued and unpaid MC Return, Unreturned Mills Partner Capital Contributions Account, Unreturned MC Partner Capital Contributions Account, or to the outstanding principal balance of the Partner Loan or Default Loan.

6.8.2	The Partnership and the Partners hereby agree to, and to cause their Affiliates to, use commercially reasonable efforts to attempt to cause the Cooperation Agreement to be separated into three (3) or more separate such agreements, one of which to be entered into by the Partnership and the Giants and pertaining to the Entertainment/Retail Component, one or two of which to be entered into by the owner of the Hotel Component (or the owners of the phases of the Hotel Component if the Hotel Component is developed in phases), and the Giants and pertaining to the Hotel Component, and one or more of which to be entered into by the owner(s) of the Office Component or the sub-Components thereof and the Giants and pertaining to the Office Component or the sub-Components thereof. The Partnership and the Partners hereby further agree to, and to cause their Affiliates to, reasonably allocate the rights, benefits and obligations under the Cooperation Agreement among the separate agreements. In the event that the Partnership, the Partners or their Affiliates are unable to cause the Cooperation Agreement to be separated into separate agreements as aforesaid, the Partners hereby agree that, in connection with the Take Downs of the Office/Hotel Component pursuant to Article 10, they shall, or cause their Affiliates to, reasonably allocate the rights, benefits and obligations under the Cooperation Agreement to each of the Entertainment/Retail Component, the Hotel Component and the Office Component as if the Cooperation Agreement were separate agreements as provided above. To the extent that any obligation (whether of payment or performance) under the Cooperation Agreement(s) (whether or not separated as aforesaid) is allocated to the ground tenant(s) of a Component to which such obligation does not relate (a “Burdened Component”) and such allocation requires the performance of an obligation or an expenditure of funds by the ground tenant(s) of such Burdened Component (a “Burdened Party”) for the benefit of the ground tenant(s) of the Component to which such obligation relates (a “Benefited Component”), the Partners hereby agree to, and to cause their Affiliates to, cause the ground tenant(s) of such Benefited Component (a “Benefited Party”) to reimburse the Burdened Party for the cost of such performance and/or for such expenditures within ten (10) business days of receipt of written notice and reasonable evidence of such performance and/or expenditure. In the event that a Benefited Party fails to reimburse a Burdened Party as required above, then (i) the Benefited Party shall be liable for any and all losses, costs, damages (including, without limitation, consequential damages), liability or expense (including, without limitation, reasonable attorney’s fees), incurred by the Burdened Party in the payment or performance of the improperly allocated obligation; and (ii) the Burdened Party shall have the right to direct the Partners to withhold (or cause the withholding of) any and all money otherwise distributable to the Benefited Party and the Partner in which such Benefited Party owns an interest or to which it is Affiliated until such time as the Burdened Party is made whole.

6.9     Allocation of Benefits and Obligations under Authority Agreements; Rights of First Refusal.

6.9.1	Allocation of Benefits and Obligations. The Partnership and the Partners hereby agree to, and to cause their Affiliates to, use commercially reasonable efforts to, cause the Authority Agreements to be modified or severed into three (3) or more separate such agreements, the one of which to be entered into by the Partnership and the other party or parties thereto and pertaining to the Entertainment/Retail Component, the one or two of which to be entered into by the owner of the Hotel Component (or the owners of the phases of the Hotel Component if the Hotel Component is developed in phases), and the other party or parties thereto and pertaining to the Hotel Component, and one or more of which to be entered into by the owner(s) of the Office Component or the sub-Components thereof and the other party or parties thereto and pertaining to the Office Component or the sub-Components thereof. The Partnership and the Partners hereby further agree to, and to cause their Affiliates to, reasonably allocate the rights, benefits and obligations under the Authority Agreements among the separate agreements. In the event that the Partnership, the Partners or their Affiliates are unable to cause the Authority Agreements to be separated into separate agreements as aforesaid, the Partnership and the Partners hereby agree that in connection with the Take Downs of the Office/Hotel Component pursuant to Article 10, they shall, and shall cause their Affiliates to, reasonably allocate the rights, benefits and obligations under the Authority Agreements (including the NJSEA Profit Participation) to each of the Entertainment/Retail Component, the Hotel Component and the Office Component as if the Authority Agreements were separate agreements as provided above. To the extent that any obligation (whether of payment or performance) under the Authority Agreements (whether or not separated as aforesaid) is allocated to the ground tenant(s) of a Burdened Component and such allocation requires the performance of an obligation or an expenditure of funds by the Burdened Party for the benefit of the Benefited Party, the Partners hereby agree to, and to cause their Affiliates to, cause the Benefited Party to reimburse the Burdened Party for the cost of such performance and/or for such expenditures within ten (10) business days of receipt of written notice and reasonable evidence of such performance and/or expenditure. In the event that a Benefited Party fails to reimburse a Burdened Party as required above, then (i) the Benefited Party shall be liable for any and all losses, costs, damages (including, without limitation, consequential damages), liability or expense (including, without limitation, reasonable attorney’s fees), incurred by the Burdened Party in the payment or performance of the improperly allocated obligation; and (ii) the Burdened Party shall have the right to direct the Partners to withhold (or cause the withholding of) any and all money otherwise distributable to the Benefited Party and the Partner in which such Benefited Party owns an interest or to which it is Affiliated until such time as the Burdened Party is made whole.

6.9.2	Rights of First Refusal. Section 10.2 of the Redevelopment Agreement provides that the Developer has a right of first refusal (referred to in the Redevelopment Agreement and in this Agreement as the “Right of First Refusal”) respecting the acquisition, use, reuse and/or renovation of the Arena (as defined in the Redevelopment Agreement) (the “Arena ROFR”) and the development of the Meadowlands Racetrack (as defined in the Redevelopment Agreement) for a Hotel Use (as defined in the Redevelopment Agreement) (the “Hotel ROFR”). The determination of whether or not the Partnership shall exercise a Right of First Refusal must be Approved by the Partners no later than the fifteenth (15th) day after the receipt of an Offer Notice (as defined in the Redevelopment Agreement). If the election to exercise a Right of First Refusal shall not be Approved by the Partners within such fifteen (15th) day period, such failure shall be deemed to mean that the Partners do not approve of such election. The determination of whether or not to proceed with such election shall not be subject to the mediation and arbitration provisions of Section 15.15.

6.9.2.1	If the Partners do not approve of such election to exercise the Right of First Refusal, and if the Right of First Refusal that is the subject of the Offer Notice is the Hotel ROFR, then, subject to the provisions of the Redevelopment Agreement, the Mack-Cali Partners shall have the exclusive right during the five (5) day period (the “Exclusive Negotiation Period”) commencing on the date (the “Rejection Date”) that is the earlier of (i) the date upon which the Partners determine pursuant to a written instrument that the Partnership shall not exercise the Right of First Refusal, and (ii) the sixteenth (16th) day after receipt of an Offer Notice, to attempt to negotiate and enter into a written agreement with the NJSEA to acquire the property and rights that are subject to the Hotel ROFR. If the Mack-Cali Partners fail to enter into a written agreement with the NJSEA within such five (5) day period as aforesaid, then, subject to the provisions of the Redevelopment Agreement, the Mack-Cali Partners and the Mills Partner shall be permitted to negotiate independently with the NJSEA to so acquire the property and rights that are subject to the Hotel ROFR.

6.9.2.2	If the Partners do not approve of such election to exercise the Right of First Refusal, and if the Right of First Refusal that is the subject of the Offer Notice is the Arena ROFR, then, commencing with the Rejection Date, the Mack-Cali Partners and the Mills Partner shall be permitted, subject to the Redevelopment Agreement, to negotiate independently with the NJSEA to acquire the property and rights that are subject to the Arena ROFR.

6.9.2.3	If either of the Mack-Cali Partners (or any one of the Mack-Cali Partners or their respective Affiliate(s)) or the Mills Partner (or any of its Affiliates) shall enter into a written agreement with the NJSEA as described above to acquire the Arena or to develop a portion of the Meadowlands Racetrack for a Hotel Use, as applicable, then the Mills Partner (if the Mills Partner or its Affiliate(s) shall have entered into such a written agreement) shall provide written notice of such fact to the Mack-Cali Partners (a “Mills ROFR Contract Notice”), or the Mack-Cali Partners (if the any one of the Mack-Cali Partners or their respective Affiliate(s) have entered into such a written agreement) shall provide written notice of such fact to the Mills Partner (a “Mack-Cali ROFR Contract Notice”). The Mack-Cali Partners and the Mills Partner shall have five (5) business days after the receipt of, respectively, a Mills ROFR Contract Notice or a Mack-Cali ROFR Contract Notice, to provide a written notice to the other, of their election (a “ROFR Participation Notice”) to participate in the exercise of the applicable ROFR. A failure of a Partner to provide a ROFR Participation Notice within such five (5) business day period shall be deemed to be an election not to participate in the applicable ROFR.

6.9.2.4	If a Partner elects not to participate in the applicable ROFR, then the other Partner(s) and their respective Affiliate(s) shall be permitted to proceed independently with the proposed transaction with the NJSEA.

6.9.2.5	If the Mills Partner shall provide a timely ROFR Participation Notice to the Mack-Cali Partner, then the Mack-Cali Partners and the Mills Partner shall form a limited partnership and, in connection therewith, execute an agreement of limited partnership in substantially the form of the Office/Hotel Component LP Agreement. Upon such formation, the terms and provisions of such agreement of limited partnership shall govern the rights and obligations of the Partners and/or their Affiliates respecting the ROFR and the associated property and rights to be acquired from the NJSEA.

6.9.2.6	If the Mack-Cali Partners shall provide a timely ROFR Participation Notice to the Mills Partner, then the Mills Partner and the Mack-Cali Partners shall form a limited partnership in substantially the form of the limited partnership agreement to be entered into if the Mack-Cali Partners shall provide a Partnership Election pursuant to Section 10.7.3 of this Agreement. Upon such formation, the terms and provisions of such agreement of limited partnership shall govern the rights and obligations of the Partners and/or their Affiliates respecting the ROFR and the associated property and rights to be acquired from the NJSEA.

6.10     Empire Tract Related Transactions. Mills or the existing partners of Mills consisting of Mills LLC and the Kan Am Partners have previously entered into certain agreements with respect to the Empire Tract which provide or contemplate, as applicable: (a) ownership by Mills Partner of the Empire Debt, (b) granting to Empire and Lazare the Empire/Lazare Partnership Interest in Mills, (c) the conveyance of the Empire Tract to Mills Partner and the development by Mills Partner of an entertainment/retail complex upon the Empire Tract, (d) the formation or restatement of the Mills LP Agreement to admit Empire and Lazare as limited partners in Mills Partner, (e) payment of the Empire/Lazare Participation to Empire and Lazare as limited partners of Mills Partner; (f) payment to Empire, Lazare and Terminal Construction of the Special Fees as provided in Section 9.9, (g) the right of Empire and Lazare to convert (“Conversion Right”) the Empire/Lazare Partnership Interest in Mills Partner into limited partnership units in TMLP (“Mills Units”) or common stock of TMC (“Mills Stock”); (h) the right of Mills LLC to cause Empire and/or Lazare to convert the Empire/Lazare Partnership Interest into Mills Units and/or Mills Stock (“Mills Call Right”), (i) payment to Lazare of the Lazare Consulting Fee as provided in Section 9.9; (j) the payment of certain amounts to Empire and Lazare as summarized on Exhibit B in the event that the sale of the entertainment/retail complex on the Empire Tract prior to the exercise of the Conversion Right would have resulted in payments to Empire and Lazare less than the conversion value received by them upon exercise of the Conversion Right plus reflecting in such conversion value projected stabilized rents in the event that the sale had taken place prior to the third anniversary of the grand opening of the entertainment/retail complex on the Empire Tract (“Empire/Lazare Make Whole Payment”); and (k) that the development of the entertainment/retail complex might be undertaken upon property of the NJSEA rather than upon the Empire Tract and the agreement to provide to Empire and Lazare similar rights in any partnership formed to undertake development upon land other than the Empire Tract. Pursuant to the Redevelopment Agreement, the Empire Tract will not be developed with an entertainment/retail complex as originally contemplated by the terms of the Mills LP Agreement but will be used and developed as a wetlands mitigation bank and, in connection therewith, the sale of mitigation credits. Following completion of the development of the wetlands mitigation bank on the Empire Tract, Mills shall cause the Empire Tract to be conveyed to the State of New Jersey or another governmental agency pursuant to the Redevelopment Agreement. As a result of the Development of the Entertainment/Retail Component on the Development Land rather than the Empire Tract, the Partners of the Partnership have agreed to the following provisions to take into account the rights and obligations of Mills LLC, the Kan Am Partners, Empire and Lazare as described above:

6.10.1	Mills Partner agrees that amounts received on account of the Empire/Lazare Participation pursuant to Sections 6.5 and 6.6 shall be paid to Empire and Lazare or to any party that shall acquire the Empire/Lazare Partnership Interests, provided, however, that (y) if any portion of the Empire/Lazare Partnership Interest shall be acquired by the Partnership or any Affiliates of Mills, the Empire/Lazare Participation shall only apply to that portion of the Empire/Lazare Partnership Interest not acquired by the Partnership, and (z) if the actual amount payable to Empire and Lazare under the Mills LP Agreement relating to Empire’s and Lazare’s share of Net Operating Cash Flow or proceeds from a Major Capital Event (as such terms may be used in the Mills LP Agreement) are less than the amounts received in respect of the Empire/Lazare Participation pursuant to Sections 6.5 or 6.6, as applicable, Mills Partner shall refund the difference to the Partnership to be distributed to the Partners pursuant to Section 6.5 or Section 6.6, as applicable;

6.10.2	All amounts received by or on behalf of the Partnership on account of sale of the Empire Tract, including the sale of mitigation credits with respect to the wetlands mitigation bank developed by the Partnership on the Empire Tract shall be distributed pursuant to Section 6.7.2 of this Agreement;

6.10.3	Certain costs to be incurred with respect to the ownership of the Empire Tract and the development of the Empire Tract pursuant to the Redevelopment Agreement shall be paid by the Mills Partner and the Mack-Cali Partners as provided in Sections 5.2.3 and 8.10 hereof;

6.10.4	The Special Fees and the Consulting Fees shall be paid by the Partnership in accordance with Section 9.9 utilizing the funding provided under the second sentence of Section 5.2.3 hereof;

6.10.5	Mills Partner shall proceed to exercise its rights to exercise the Mills Call Right and take such steps as are reasonably necessary to acquire the Empire/Lazare Partnership Interest, including the Empire/Lazare Participation, for an amount not to exceed Thirty Million Dollars ($30,000,000); any costs in excess of such amount shall be subject to the Approval of the Partners (the “Empire/Lazare Buyout Amount”). The Empire/Lazare Buyout Amount shall be reflected as a line item on the Development Budget and the payment of such amount by Mills Partner, or its equivalent in Mills Units or Mills Stock, shall be credited to the Unreturned Mills Partner Capital Contributions Account;

6.10.6	The Empire/Lazare Make Whole Payment shall be reflected by an increase in the Empire/Lazare Participation paid from Net Operating Cash Flow pursuant to Section 6.5(iv) hereof and from Major Capital Event Proceeds pursuant to Section 6.6(vii) hereof. In the event of the purchase of the Empire/Lazare Partnership Interest prior to a sale of the Entertainment/Retail Component, then the Empire/Lazare Make Whole Payment shall no longer be due and payable.

        Except as specifically set forth in this Agreement, the Partnership shall not be obligated or responsible for the performance of any additional obligations, nor is it entitled to any rights under, the Mills LP Agreement or otherwise respecting the Empire Tract, Empire, Lazare or Terminal Construction Company.

ARTICLE 7

PARTNERSHIP BOOKS; ACCOUNTING/FINANCIAL STATEMENTS

7.1     Books and Records. The Partnership shall keep books and records at the Partnership’s principal place of business which are usually maintained by persons engaged in similar businesses, in form and substance determined by the Managing General Partner and setting forth a true, accurate and complete account of the Partnership’s business and affairs including a fair presentation of all income, expenditures, assets and liabilities thereof. Such books and records shall be maintained, and income, gain, losses and deductions shall be determined and accounted for on, and in accordance with, GAAP and on a U.S. federal income tax basis. Each Partner and its authorized representatives shall have the right during normal business hours and upon at least ten (10) business days’ prior notice to the Managing General Partner, to have access to, inspect, audit and copy the Partnership’s books, records, files, securities, vouchers, canceled checks, employment records, bank statements, bank deposit slips, bank reconciliations, cash receipts and disbursement records, and other documents (the “Documents”). Each Partner and its authorized representatives shall also have the right, in connection with an examination and audit of the Documents, to question during normal business hours, upon at least two (2) business days’ notice, the employees, if any, of the Partnership and to question any other Person and the employees of such other Person having custody or control of any Documents, or responsibility for preparing the same.

7.2     Tax Returns. The Independent Accountants shall either prepare or review and sign, as requested by the Tax Matters Partner, the federal, state and local income tax returns of the Partnership, and the Tax Matters Partner and the Partnership shall use its reasonable efforts to cause the Independent Accountants to either prepare or review and sign such tax returns by April 15 of each year or a reasonable time thereafter, and cause such tax returns to be filed on a timely basis with the appropriate governmental authorities. The Partnership shall provide reasonable cooperation to the Partners to permit the Partners to file requests for extension of tax returns on a timely basis.

7.3     Reports. The Partnership shall cause to be prepared and sent to each Partner, by the Manager (or, as to the information set forth in Section 7.3(c), by the Managing General Partner), the following unaudited statements and reports prepared in accordance with GAAP:

(a)	within thirty (30) calendar days after the last day of each calendar month, a statement of income and expense (i) showing the actual results of the operations of the Partnership for the calendar month then ended and cumulatively to date for the then elapsed portion of the current Fiscal Year and (ii) comparing on an itemized basis, all costs and expenses incurred during such month and for such Fiscal Year with the Budgets for such Fiscal Year;

(b)	within thirty (30) calendar days after the last day of each calendar month during the Term, a balance sheet showing the financial position of the Partnership as of such last day;

(c)	within thirty (30) days after the end of each fiscal quarter, the Managing General Partner shall use reasonable efforts to provide information to the Special General Partner as to whether or not (i) the Partnership’s gross income meets the tests provided in Section 856(c)(2) and (3) of the Code as if the Partnership were a REIT, and (ii) the Partnership’s assets meet the tests provided in Section 856(c)(4) of the Code as if the Partnership were a REIT;

(d)	within thirty (30) days after the end of each fiscal quarter, a statement of the Partner’s equity/deficit (showing each Partner’s individual Unreturned Capital Contributions Account), a schedule of undistributed Net Ordinary Cash Flow and a schedule of accrued but unpaid MC Return and accrued but unpaid Mills Return; and

(e)	such other reports as are required by the terms of the Management Agreement, as and when required thereunder.

7.4     Audits. After the end of each Fiscal Year the Managing General Partner shall cause an audit to be made by the Independent Accountants covering the assets, liabilities, Partner’s equity/deficit and net worth of the Partnership and its operations during such Fiscal Year, and all other matters customarily included in such audits. The Managing General Partner shall use its reasonable efforts to cause to be delivered the audited financial statements prepared in accordance with GAAP to each Partner by ninety (90) days after the end of the prior Fiscal Year, which shall include: a balance sheet and statements of income and expense, cash flows and Partner’s equity/deficit (showing each Partner’s individual capital account), an unaudited schedule of undistributed Net Ordinary Cash Flow, together with such information as is relevant to such Partner for its individual federal, state and local income tax purposes with respect to the calendar year most recently ended and the Partners’ capital position as of the end of and for such Fiscal Year, together with the report of the Independent Accountants covering the results of such audit and certifying such financial statements as having been prepared in accordance with GAAP. Notwithstanding the foregoing, if a Partner shall require financial information respecting the Partnership and its operations be provided prior to the ninetieth (90th) day after the end of the Fiscal Year in order to comply with filing requirements and to meet filing deadlines imposed by the SEC, or applicable securities laws or other Laws, then the Managing General Partner shall furnish such information to such Partner as shall be required to permit the Partner to timely comply with such obligations and make such filings.

7.5     Bank Accounts. All funds of the Partnership shall be deposited in its name in an account or accounts maintained with a financial institution selected by the Managing General Partner. Funds of the Partnership shall not be commingled with funds of any other Person. Checks shall be drawn upon the Partnership account or accounts only for the purposes of the Partnership and shall be signed by the Managing General Partner or by its duly authorized representative, provided, however, that funds shall only be spent pursuant to the Pre-Development Budget, the Development Budget or the then effective Annual Approved Budget or otherwise pursuant to the emergency authority granted to the Managing General Partner pursuant to Section 8.7 of this Agreement.

7.6     Tax Elections. If there is a distribution of any property of the Partnership within the meaning of Section 734 of the Code, or if there is a Transfer of an interest in the Partnership within the meaning of Section 743 of the Code that is a permitted Transfer hereunder, then, the Partnership may cause to be filed an election under Section 754 of the Code to provide for an optional adjustment to the basis of the property or Partnership Interest as appropriate.

7.7     Tax Matters Partner. Pursuant to Section 6231(a)(7)(A) of the Code, the Partners hereby designate the Managing General Partner as the Partnership's “Tax Matters Partner.”

7.8     REIT Issues. Notwithstanding anything herein to the contrary, the Partners hereby acknowledge the status of MCRC and TMC (Affiliates of, respectively, the Mack-Cali Partners and the Mills Partner) as REITs. The Partners further agree that the Partnership and its properties shall be managed in a manner so that: (a) the Partnership’s gross income meets the tests provided in Section 856(c)(2) and (3) of the Code as if the Partnership were a REIT; (b) the Partnership’s assets meet the tests provided in Section 856(c)(4) of the Code as if the Partnership were a REIT; and (c) the Partnership minimizes federal, state, local and excise taxes that may be incurred by MCRC or TMC, or any of their Affiliates, including taxes under Section 857(b), 860(c) or 4981 of the Code. The Partners hereby acknowledge, agree and accept that, pursuant to this Section 7.8, the Partnership may be precluded from taking, or may be required to take, an action which it would not have otherwise taken, even though the taking or the not taking of such action might otherwise be advantageous to the Partnership and/or to one or more of the Partners (or one or more their Affiliates). After consultation with the Special General Partner, if the Tax Matters Partner determines that a taxable REIT subsidiary (as described in Section 856(l) of the Code) should be established in order to meet the requirements of this Section 7.8, the Tax Matters Partner may form such taxable REIT subsidiary only after filing a joint election under Section 856(l)(l)(a) of the Code (in accordance with guidance issued by the Internal Revenue Service) for both MCRC and TMC. MCRC and TMC agree to join in such elections within seven (7) days after written notice to MCRC and TMC by the Tax Matters Partner. The Tax Matters Partner will establish a taxable REIT subsidiary to hold the wetlands mitigation rights or credits and MCRC and TMC agree to join in the elections to treat this entity as a taxable REIT subsidiary, it being acknowledged that, notwithstanding the first sentence of this Section 7.8, prior consultation with Special General Partner shall not be required in such instance.

7.9     Certain Related Provisions. Each Partner represents and warrants to the other Partners that such Partner is a United States Person. For purposes hereof, “United States Person” means a person that is a citizen or resident of the United States, a corporation, partnership, limited liability company, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

ARTICLE 8

MANAGEMENT OF THE PARTNERSHIP

8.1     Management of the Partnership.

8.1.1	General; Initial Managing General Partner. Subject to Section 8.6 and Exhibit D with respect to Major Decisions, and except for any other acts or decisions hereunder that require the Approval of the Partners, the overall management and control of the business and affairs of the Partnership shall be vested in the Managing General Partner who shall be responsible for the conduct of the business of the Partnership subject to the provisions of this Agreement and the Delaware LP Act. The initial Managing General Partner of the Partnership shall be the Mills Partner, which shall serve as Managing General Partner until its resignation or replacement pursuant to Section 8.2(a) hereof. Subject to Section 8.6 and Exhibit D with respect to Major Decisions and except for any other acts or decisions hereunder that require the Approval of the Partners, all acts and decisions with respect to the management of the Partnership that are approved by the Managing General Partner shall be binding on the Partnership and the other Partners and shall be carried out by the Managing General Partner in accordance with Section 8.3.

8.1.2	Partner Representatives. The Mills Partner shall designate, in a writing delivered to the Mack-Cali Partners, its representative (the “Mills Representative”) and alternate representative (the “Alternate Mills Representative”), and the Mack-Cali Partners shall designate, in a writing delivered to the Mills Partner, their representative (the “Mack-Cali Representative”) and alternate representative (the “Alternate Mack-Cali Representative”), for purposes of this Agreement. The Mills Representative or, if not available, the Alternate Mills Representative, shall be fully authorized to provide any approvals and otherwise act on behalf of the Mills Partner for all purposes of this Agreement and any approval so provided and any act so taken by the Mills Representative or, if not available, the Alternative Mills Representative for or on behalf of the Mills Partner, shall be binding upon the Mills Partner for all purposes of this Agreement. The Mack-Cali Representative or, if not available, the Alternate Mack-Cali Representative, shall be fully authorized to provide any approvals and otherwise act on behalf of both the Special General Partner and the MC Partner for all purposes of this Agreement and any approval so provided and any act so taken by the Mack-Cali Representative or, if not available, the Alternative Mack-Cali Representative, for or on behalf of the MC Partner and the Special General Partner shall be binding upon the MC Partner and Special General Partner, respectively, for all purposes of this Agreement. Any Partner may, at any time, designate a replacement representative and such designation shall be effective immediately upon the receipt of written notice of such designation by the other Partners. The initial Mack-Cali Representative, Alternate Mack-Cali Representative, Mills Representative and Alternate Mills Representative shall be those persons set forth on Exhibit H attached hereto.

8.1.3     Meetings of Partner Representatives.

(a)	The Mills Representative or the Alternate Mills Representative and the Mack-Cali Representative or the Alternate Mack-Cali Representative shall meet at least quarterly until the Completion of the Entertainment/Retail Component and shall thereafter meet at least annually and in each instance at a time and place reasonably designated by the Managing General Partner. Such meetings may occur telephonically. The first such meeting shall occur no later than the expiration of three full calendar months after the Effective Date.

(b)	Notice of meetings of Partner representatives may be given personally or by mail, in writing or in any manner that is reasonable under the circumstances to give actual notice; provided, however, absent a written waiver by either the Mills Representative (or the Alternate Mills Representative) or the Mack-Cali Representative (or the Alternate Mack-Cali Representative), each representative shall receive not less than thirty (30) days advance notice of any such regular quarterly meeting of the Partner representatives.

(c)	No Partner shall receive reimbursement for costs to travel to attend a meeting in person unless such payment is approved by the Partners.

8.2     The Managing General Partner.

(a)

The	initial Managing General Partner shall continue to serve as the Managing General Partner until (i) the Managing General Partner resigns as such (by sending written notice to that effect to all of the Partners), (ii) the Managing General Partner shall no longer own an interest in the Partnership, (iii) the Managing General Partner shall be in Bankruptcy, (iv) a Managing General Partner Dishonesty Default (as hereinafter defined) shall occur and the Managing General Partner is removed as provided below, or (v) the Mills Partner’s Percentage Interest is reduced to less than fifty percent (50%) under Section 5.2.3.3(a), and, in the case of (i) or (ii), the Mills Partner shall designate one of its Affiliates to become the replacement Managing General Partner and, in the case of (iii), (iv) or (v), the Special General Partner shall designate the replacement Managing General Partner (which may include itself). In the case of (v), the Special General Partner shall designate the proposed new manager of the Entertainment/Retail Component due to the termination of the Management Agreement as provided below, subject to the Approval of the Partners.

The	new manager and the Partnership shall execute a management agreement in the form of Exhibit J, modified as Approved by the Partners. In the case of (iv), either of the Mack-Cali Partners may provide written notice to the Managing General Partner of the occurrence of an Act of Managing General Partner Dishonesty (as hereinafter defined) setting forth in reasonable detail the nature and extent of such Act of Managing General Partner Dishonesty. The Special General Partner shall designate the replacement Managing General Partner (which may include itself) upon the occurrence of an Incurable Act of Managing Partner Dishonesty (as hereinafter defined) or if the Managing General Partner shall fail to cure such Act of Managing General Partner Dishonesty (other than an Incurable Act of Managing General Partner Dishonesty) within ten (10) business days after the date of delivery of such written notice, provided, however, that if such Act of Managing General Partner Dishonesty cannot be cured within a ten (10) business day period, and the Managing General Partner is proceeding with due diligence to remedy the same, then Managing General Partner shall remedy same as soon as practicable, but in no event more than one hundred twenty (120) days of the date of delivery of said written notice. If the Managing General Partner shall be in material default of its obligations hereunder other than as a result of an Act of Managing General Partner Dishonesty, then, within thirty (30) days after Managing General Partner’s receipt of written notice from either of the Mack-Cali Partners of such material default, the Managing General Partner shall be obligated to cure such material default as follows: (1) if such material default can be cured by the payment of a liquidated sum of money, then Managing General Partner shall pay such liquidated sum of money; (2) if such material default can be cured by an affirmative act of the Managing General Partner, then Managing General Partner shall take such affirmative act to so cure provided, however, that if such cure cannot be completed on the thirtieth (30th) day after the aforementioned written notice, provided that Managing General Partner is proceeding with due diligence to cure same, then the Manager General Partner shall have such additional period of time as shall be reasonably necessary to cure such material default, and (3) if such material default cannot be cured as provided in subclauses (1) and (2) of this sentence, then all of the Mills Partner(s) shall indemnify, defend and hold the Mack-Cali Partners harmless from and against any actual loss the Mack-Cali Partners shall sustain as a direct result of such material default. Subject to the provisions of this Article 8 (including Exhibit D) and the other provisions of this Agreement, the operation of the Partnership and management of the Partnership’s business and affairs shall rest with and remain the obligation and responsibility of the replacement Managing General Partner, subject to such further limitations as may be set forth in the resolution or writing designating such Managing General Partner. In addition thereto, if the Managing General Partner is removed in accordance with (iv) of (v) above, then the replacement Managing General Partner may terminate the Management Agreement and all other agreements with Mills or its Affiliates without any obligation to pay any premium or penalty as a result thereof and Mills and its Affiliates shall no longer be entitled to any fees set forth in Article 9 that accrue with respect to the period after replacement of the Managing General Partner. If Mills is removed as Managing General Partner, it shall become a Special General Partner with all of the rights and responsibilities of the Special General Partner hereunder except that the Mack-Cali Partners shall retain all rights of the Special General Partner and the Mack-Cali Partners to develop and/or participate in the development of the Office/Hotel Land as provided in Article 10 and the Mills Partner shall retain all rights of the Managing General Partner and the Mills Partner to develop and/or participate in the development of the Office/Hotel Land as provided in Article 10.

(b)	As used herein, an “Act of Managing General Partner Dishonesty” shall mean conduct of the Managing General Partner in connection with the Partnership, its assets or the Managing General Partner’s discharge of its duties hereunder that is either fraudulent, dishonest, unlawful or unethical. As used herein, an “Incurable Act of Managing General Partner Dishonesty” shall mean a willful and intentionally dishonest Act of Managing General Partner Dishonesty undertaken by a senior officer of TMC or its Affiliate. As used herein, a “Managing General Partner Dishonesty Default” shall mean an Act of Managing General Partner Dishonesty that is not cured by the Managing General Partner within the applicable notice and cure period(s) set forth in Section 8.2(a).

(c)	Without limiting the generality of the foregoing, and subject to the provisions of Sections 8.4, 8.6 (including Exhibit D) and 8.7, the applicable Budgets and any other act or decision hereunder requiring the Approval of the Partners, the Managing General Partner shall have the following rights and powers, which it may exercise on behalf of and at the cost, expense and risk of the Partnership:

(i)	To protect and preserve the assets of the Partnership, and to incur liabilities in the ordinary course of business of the Partnership consistent with the applicable Budgets;

(ii)	To collect all rentals and all other income accruing to the Partnership and to pay (if and to the extent that the Partnership has funds available therefore) all construction costs and expenses of operations consistent with the applicable Budgets;

(iii)	To prepare (or have prepared) and file all tax returns for and on behalf of the Partnership (but not the tax returns or other reports of the individual Partners);

(iv)	To administer all matters pertaining to insurance with respect to the Project, including obtaining and paying for (if and to the extent that the Partnership has funds available therefore) policies of insurance insuring against (1) loss or damage by fire, windstorm, flood, tornado and hail, and against loss or damage by such other, further and additional risks as now are or hereafter may be embraced by the standard extended coverage forms of endorsements, as may be required by the Partnership’s lenders, and (2) liability to the public, tenants or any other person and risk to its properties incident to the operation of the Project in such amounts and upon such terms as are customary for the protection against such risks of liability and loss, but in no event less than required in accordance with the Redevelopment Agreement;

(v)	Subject to the applicable Budgets, to employ, terminate the engagement of, supervise and compensate (if and to the extent that the Partnership has funds available therefore) such persons, firms or corporations for and in connection with the business of the Partnership as it may reasonably deem necessary or desirable;

(vi)	Subject to the applicable Budgets, to repair and replace all fixtures and equipment situated on or constituting a part of the Project;

(vii)	Subject to the applicable Budgets, to acquire such tangible personal property and intangible personal property as may be necessary or desirable to carry on the business of the Partnership and sell, exchange or otherwise dispose of such personal properties in the ordinary course of business;

(viii)	To keep all books of account and other records of the Partnership;

(ix)	To negotiate and contract with all utility companies servicing the Project;

(x)	To pay (if and to the extent that the Partnership has funds available therefore) all debts and other obligations of the Partnership, including amounts due under loans to the Partnership and costs of formation of the Partnership and, subject to the applicable Budgets, of ownership, improvement, operation and maintenance of the Project;

(xi)	To pay (if and to the extent that the Partnership has funds available therefore) all taxes, levies, assessments, rents and other impositions applicable to the Partnership, paying same before delinquency and prior to the addition thereto of interest or penalties and undertake when appropriate any action or proceeding seeking to reduce such taxes, assessments, rents or other impositions;

(xii)	To deposit all monies received by the Managing General Partner for or on behalf of the Partnership in such financial institutions as the Managing General Partner may select, to invest any excess funds and to disburse and pay all funds on deposit on behalf of and in the name of the Partnership in such amounts and at such times as the same are required in connection with the ownership, maintenance and operation of the Project;

(xiii)	To acquire, finance, dispose and lease the Project or any portion thereof in accordance with applicable Budgets;

(xiv)	Subject to applicable Budgets, to comply with the Partnership’s obligations and enforce the Partnership’s rights under the Ground Lease;

(xv)	Subject to applicable Budgets, to comply with the Partnership’s obligations and enforce the Partnership’s rights under the Redevelopment Agreement;

(xvi)	Subject to applicable Budgets, to comply with the Partnership’s obligation and enforce the Partnership’s rights under the Cooperation Agreement;

(xvii)	Subject to Section 8.12, to form Sibling Entities;

(xviii)	To enter into such agreements as shall be necessary to generate TIF Proceeds; and

(xix)	To sell, transfer or dispose of the Entertainment/Retail Component during the period commencing three (3) years after the Grand Opening Date provided that, in connection with such sale, the Mack-Cali Partners receive net distributions from the Partnership in an amount not less than the balance of the Unreturned MC Partner Capital Contributions Account plus all accrued and unpaid MC Return and the Mack-Cali Partners are relieved of any personal liability they may have under any loans affecting the Entertainment/Retail Component that are not repaid upon closing. .

    (d)        Documents to which the Partnership is a party shall be executed and performed on behalf of the Partnership by the Managing General Partner. No person, firm, partnership, corporation or other entity shall be required to inquire into the authority of the Managing General Partner to execute and perform any document on behalf of the Partnership. Except as otherwise expressly provided in this Agreement, neither the Special General Partner nor any other Partner or representative thereof shall have the authority or right to bind or act for the Partnership or any of the other Partners.

    (e)        The Managing General Partner shall devote itself to the business and purposes of the Partnership, as set forth in Section 3.1 above, to the extent reasonably necessary for the efficient carrying on thereof (it being acknowledged, however, that the Managing General Partner shall not be required to devote its time exclusively to the operation of the Partnership), without compensation except as otherwise provided herein. Whenever requested by any of the other Partners, the Managing General Partner shall render a just and faithful account of all dealings and transactions relating to the business of the Partnership. The acts of the Managing General Partner shall bind the Partnership when within the scope of the Managing General Partner’s authority expressly granted hereunder (including under Section 8.3(a)).

8.3     Duties of Managing General Partner.

(a)	Subject to Sections 8.4, 8.6 (including Exhibit D) and 8.7, the applicable Budgets and any other act or decision hereunder requiring the Approval of the Partners, the Managing General Partner, at the expense of and on behalf of the Partnership, shall implement or cause to be implemented all decisions and acts of the Partnership and all other matters or responsibilities delegated to the Managing General Partner by the Partner(s) pursuant to this Agreement, and shall conduct or cause to be conducted the management of the business and affairs of the Partnership in accordance with and as limited by this Agreement.

(b)	The Partners acknowledge and agree that certain of the Managing General Partner’s duties hereunder will be delegated to the Manager under and pursuant to the Management Agreement. In addition, but subject to Sections 8.4, 8.6 (including Exhibit D), 8.7, and 8.9 and Article 9, the applicable Budgets and any other act or decision hereunder requiring the Approval of the Partners, the Managing General Partner may delegate all or any of its remaining duties hereunder to such other Persons as it deems necessary or desirable for the transaction of the business of the Partnership, and, in furtherance of any such delegation, the Managing General Partner shall have the right, on behalf of and at the expense of the Partnership, to appoint, employ, or contract with and compensate any such Persons. The Managing General Partner will not be released from such responsibilities hereunder which are delegated by the Managing General Partner to others. Such Persons may, under the supervision of the Managing General Partner, administer, or assist in the administration of the routine day-to-day management of the Partnership and its business and affairs; may serve as the Managing General Partner’s advisors and consultants in connection with decisions made by the Managing General Partner; may act as consultants, accountants, correspondents, attorneys, brokers, escrow agents, or in any other capacity; and may perform such other acts or services for the Partnership as the Managing General Partner may reasonably and prudently approve; provided, however, that unless such Persons are Affiliates of the Managing General Partner, such Persons shall not be deemed to be agents of the Managing General Partner.

(c)	Except for acts or omissions constituting a willful, bad faith breach of this Agreement or a breach of fiduciary duty, gross negligence or willful misconduct, neither the Managing General Partner nor the Special General Partner (nor any other Partner) shall be liable to the Partnership or to any other Partners by reason of any act performed for or on behalf of the Partnership, or in furtherance of the Partnership’s business, or by reason of any omission.

8.4     Authorization for Expenditures. Except for expenditures made and obligations incurred pursuant to and expressly contemplated by the Pre-Development Budget, Development Budget or the currently effective Annual Approved Budget, the Managing General Partner shall not make any expenditure or incur any obligation for or on behalf of the Partnership without the Approval of the Partners; provided that the Managing General Partner shall have the right, without the prior Approval of the Partners, to make such expenditures and incur such obligations to the extent necessary to pay utilities, taxes, insurance premiums, amounts that the Partnership is obligated to pay pursuant to the Partnership’s contracts and agreements, and amounts necessary for the Partnership and the Project to comply with all applicable Laws, to the extent (in each such case) that such charges exceed the amounts budgeted therefore in the Pre-Development Budget, the Development Budget or the currently effective Annual Approved Budget. The Managing General Partner shall promptly notify the Mack-Cali Partners of any material expenditures or obligations not expressly contemplated by the Pre-Development Budget, the Development Budget or the currently effective Annual Approved Budget. The obligations and limitations on the Managing General Partner set forth above in this Section 8.4 and in the last sentence of this Section 8.4, shall not be binding upon the Managing General Partner if the Annual Approved Budget for such Fiscal Year did not require the approval of the Special General Partner due to the application of Section 8.8(b). The Managing General Partner shall be reimbursed for out of pocket expenses incurred on behalf of the Partnership, subject to the provisions of Section 8.6 (including Exhibit D), the Pre-Development Budget, the Development Budget or the currently effective Annual Approved Budget. The Managing General Partner may from time to time seek broader fiscal authority from the Partners when it is appropriate to do so in connection with the performance of its duties hereunder. In any event, except as provided in Article 9, the Managing General Partner shall not expend more than the amount the Managing General Partner in good faith believes to be the fair and reasonable market value at the time and place of contracting for any goods purchased or services engaged on behalf of the Partnership. Except with respect to reasonable out-of-pocket expenses, if amounts to be expended shall exceed the amounts set forth in the Pre-Development Budget, the Development Budget or currently effective Annual Approved Budget for same and such amounts are not discretionary and are not within the control of the Managing General Partner (or its representatives or delegates), the Managing General Partner shall exercise reasonable efforts to keep the Mack-Cali Partners apprised of the status of such matters giving rise to such excess expenditure(s).

8.5     Rights Not Assignable. Except as otherwise provided in this Agreement, the rights and obligations of the Managing General Partner in its capacity as the Managing General Partner under this Agreement shall not be assignable voluntarily or by operation of law by the Managing General Partner without the express prior written Approval of the Partners, and any attempted assignment without such approval shall be void.

8.6     Major Decisions; Deadlock.

(a)	Those decisions and acts set forth on Exhibit D (“Major Decisions”) shall require the prior written Approval of the Partners, which approval may either not be unreasonably withheld, conditioned or delayed or may be withheld in a Partner’s sole and absolute discretion as prescribed by Exhibit D. Notwithstanding any other provision hereof to the contrary, except with respect to Sections 8.4, this 8.6 (including Exhibit D), 8.7 and as provided in Section 8.8, the applicable Budgets and any other act or decision hereunder requiring the Approval of the Partners, it is understood and agreed that the Special General Partner shall at all times be without a vote, approval or consent right or veto right with respect to any decisions of the Partnership.

(b)	In the event of a failure to agree on a Major Decision, the matter shall be submitted to mediation and/or arbitration in accordance with Section 15.15 hereof and, during the pendency of such mediation or arbitration, the Managing General Partner shall continue to operate the Project and conduct the affairs of the Partnership in accordance with existing Budgets (subject to Section 8.8 below) and, otherwise, in accordance with this Agreement.

8.7     Emergency Authority.

(a)	Notwithstanding the provisions of Sections 8.4 or 8.6 hereof, the Managing General Partner shall have the right to take such actions and make such emergency expenditures as it, in its reasonable judgment, deems necessary for the protection of life or health or the preservation of Partnership assets if, under the circumstances, in the good faith estimation of the Managing General Partner, there is insufficient time to allow the Managing General Partner to obtain any required Approval of the Partners for such actions or expenditures that would otherwise require Approval of the Partners to be obtained hereunder. In such instances where the Managing General Partner shall not be able to obtain such Approval of the Partners, the Managing General Partner shall make a good faith attempt to nonetheless contact the other Partners even if to obtain their unwritten approval unless any delay resulting from such attempted contact would materially increase the risk to life or health or materially increase the magnitude or likelihood of property damage or other potential loss involved. In all events, the Managing General Partner shall notify the other Partners of such action contemporaneously therewith or reasonably promptly thereafter.

(b)	In connection with the Section 8.7(a) above, the Managing General Partner may make an emergency loan to the Partnership (an “Emergency Partner Loan”) to fund any emergency expenditures. An Emergency Partner Loan shall be deemed to be a Partner Loan hereunder. In such event, within a reasonable time after the Managing General Partner funds such Emergency Partner Loan the Managing General Partner shall provide the Other Partner (as defined in Section 5.3.1.1) with written notice of the total amount of such Emergency Partner Loan (the “MGP Emergency Partner Loan Notice”). The Other Partner shall then have ten (10) business days after receipt of the MGP Emergency Partner Loan Notice to notify the Managing General Partner whether it desires to acquire a portion of the Emergency Partner Loan (the “Other Partner Emergency Partner Loan Notice”), in which case the Other Partner shall be required to, and shall, acquire its share of such Emergency Partner Loan by paying the Mills Partner, within five (5) business days of the other Partner Emergency Partner Loan Notice, an amount equal to other Partner’s share of such Emergency Partner Loan determined by multiplying (i) the total Emergency Partner Loan, as set forth in the MGP Emergency Partner Loan Notice, by (ii) the Other Partner’s Percentage Interest.

8.8     Budgets.

(a)	As of the execution of this Agreement, the Partners have agreed upon the Pre-Development Budget attached hereto as Exhibit E. No later than the forty-fifth (45th) day after the expiration of the time period covered by the Pre-Development Budget, as such Pre-Development Budget may be amended from time to time as provided herein, the Managing General Partner shall prepare and formulate the proposed Development Budget and submit such proposed budget to the Mack-Cali Partners to be Approved by the Partners. If any Mack-Cali Partner has any questions regarding, or objections to, any item in such proposed budget, the Mack-Cali Partner shall send notice thereof to the Managing General Partner within ten (10) business days of receipt of such proposed budget. A failure of the Mack-Cali Partners to send notice within such ten (10) business day period shall be deemed to mean that the Mack-Cali Partners shall have approved such proposed budget. Upon such proposed budget being Approved by the Partners, such budget shall constitute the “Development Budget” hereunder.

(b)	The Managing General Partner shall prepare and formulate proposed annual Operating Budgets for the portions of the Project then owned by the Partnership for the period after the Grand Opening Date, setting forth estimated revenues and expenses, capital expenditures, reserves, contingencies, sources and applications of funds, and loans contemplated, if any (the “Proposed Budget”). Any Proposed Budget shall be in substantially the form of the budget attached hereto as Exhibit I. The first Proposed Budget shall be Approved by the Partners not less than sixty (60) calendar days prior to the Grand Opening Date; thereafter, subsequent Proposed Budgets shall not require the Approval of Partners, unless the Proposed Budget for such year indicates that the MC Return will not be paid during such year. In addition, if, with respect to a particular year (the “Measurement Year”), the Mack-Cali Partners do not receive (i) at least 90% of the MC Return that was to be paid by November 30th of the Measurement Year as set forth in the Annual Approved Budget, and (ii) at least one hundred percent (100%) of the MC Return that was to be paid through December 31st of the Measurement Year as set forth in the Annual Approved Budget for the Measurement Year by February 28th of the year (the “Subsequent Year”) that is subsequent to the Measurement Year, then the Special General Partner shall be permitted to approve all capital expenditures for the Subsequent Year that have not already been made and for which commitments do not yet exist, as well as all Material Deviations to the Annual Approved Budget for the Subsequent Year. Copies of a Proposed Budget shall be delivered to the Partners at least sixty (60) calendar days prior to the date such Proposed Budget is to become effective without regard to whether a Partner shall have approval rights over same. If any Mack-Cali Partner has any questions regarding, or objections to, items in the Proposed Budget requiring the Approval of the Partners, such Mack-Cali Partner shall send notice thereof to the Managing General Partner within fifteen (15) days of receipt of such Proposed Budget. A failure of the Mack-Cali Partners to send notice within such fifteen (15) day period shall be deemed to mean that the Mack-Cali Partners shall have approved such Proposed Budget. Upon such Proposed Budget being Approved by the Partners, if required, and all other Operating Budgets which do not require such approval shall constitute the “Annual Approved Budget” for the fiscal year in question.

(c)	If the Partners have not agreed upon the Annual Approved Budget for any year prior to the commencement of the Fiscal Year to be covered by such budget and if such budget requires Approval of the Partners as provided in Section 8.8(b), then, until (i) the first year Operating Budget is Approved by the Partners, the Managing General Partner shall operate the Project in accordance with the Development Budget, and (ii) the Annual Approved Budget for any subsequent Fiscal Year is prepared (and Approved by the Partners, if required), the Managing General Partner shall operate the Project in accordance with the most recently approved Annual Approved Budget, with the following modifications:

(i)	Real estate taxes, insurance premiums and similar items will be increased or decreased to reflect known changes in the costs for such items;

(ii)	Rent and all other amounts payable under the Ground Lease, Redevelopment Agreement, the Cooperation Agreement, the other Authority Agreements and payable as provided in Section 6.10 will be adjusted to reflect the current amount payable;

(iii)	Base rent and additional rent, if any, payable under leases wherein the Partnership is landlord shall be increased to reflect contractual increases in such rents, and shall be further adjusted to reflect signed leases to the extent the space in the Project has been occupied by tenants and any terminated or expired leases;

(iv)	All other items of expense shall be escalated by the year-to-year change in the Consumer Price Index; and

(v)	All extraordinary and non-recurring capital expenditures which were part of an Annual Approved Budget for a prior period and actually expended shall be deleted.

    (d)        The Approval of the Partners shall be required for approval of any expenditure that constitutes a Material Deviation from any Budget if such budget requires Approval of the Partners pursuant to Section 8.8(b). A “Material Deviation” shall mean (1) in connection with the Pre-Development Budget and the Development Budget, an increase in expenditures set forth in a particular line item or in the aggregate in the Pre-Development Budget or Development Budget, which, when aggregated with any other increases or decreases in such line item or aggregate expenses, as applicable, exceed ten percent (10%) of the amount of such line item or the aggregate expenses, as applicable after applying realized savings from other line items (and Mills shall provide information on such application to the Special General Partner within a reasonable time after such application), and (2) in connection with any of the following thee (3) categories reflected in an Operating Budget – Total Income, General and Administrative Expenses and All Other Expenses, shall mean an increase in expenditures set forth in any such category in the Operating Budget, which, when aggregated with any other increases or decreases in expenses for such category, exceed ten percent (10%) of the aggregate budgeted expenditures for such category set forth in the Operating Budget.

8.9     Management Agreement; Contracts.

(a)	The Management Agreement shall be in the form attached hereto as Exhibit J as the same may be amended as hereinafter provided in this Section 8.9(a), and shall provide for payment of the management fee set forth in Section 9.3 hereof, the leasing fees set forth in Section 9.5 hereof and the Sponsorship Fees set forth in Section 9.8 hereof provided, however, that such fees are not exclusive and, in the event of an inconsistency between the provisions of this Article 8 or Article 9 and the provisions of the Management Agreement, the provisions of the Management Agreement shall control. The Partners acknowledge that, due to the fact that the form of Management Agreement has been agreed upon prior to completion of the Plans and Specifications and the Development Budget for the Entertainment/Retail Component, such form of Management Agreement may not address all matters relating to ownership and operation of the final Entertainment/Retail Component. To address this fact, the Partners agree that the form of Management Agreement may be amended prior to execution and from time to time thereafter as shall be necessary to more accurately address matters relating to ownership and operation of the final Entertainment/Retail Component, which amendment shall require the Approval of the Partners (provided, however, that the fees, reimbursements and other amounts payable pursuant thereto shall not be reduced from the amounts set forth in Article 9 hereof and/or as set forth in the Management Agreement, as applicable).

(b)	Subject to Section 8.6 and Exhibit D and the other provisions of this Agreement, in addition to the fees and agreements expressly described herein, the Manager or the Managing General Partner, on behalf of the Partnership, may enter into one or more agreements or arrangements with other Persons, including without limitation Affiliates of the Manager or of one or more of the Partners, to provide specific leasing, marketing, tenant coordination, construction management, lease administration, financial, accounting, and other services for the Project, as well as administrative services for the Partnership other than for services for which the Mills Partner or its Affiliate(s) are receiving compensation under Sections 9.3, 9.4, 9.5, 9.7 and 9.8. Copies of such agreements shall be provided to the Special General Partner. If a Mack-Cali Partner believes that such agreement or arrangement is not at market rates and on market terms and provisions, the Mack-Cali Partner shall notify the Managing General Partner in writing of such belief within ten (10) business days after being furnished with the terms and provisions of such agreement or arrangement. Failure by a Mack-Cali Partner to provide such a written notice within such ten (10) business day period shall constitute the approval of such agreement or arrangement (as so furnished to the Mack-Cali Partners) by the Mack-Cali Partners. If a Mack-Cali Partner provides such written notice within such ten (10) business day period, then the Partners shall try to resolve, in good faith, their differences with respect to such agreement or arrangement, provided, however, that any such agreement or arrangement, to be effective against the Partnership after a Mack-Cali Partner provides such notice, shall require the prior written Approval of the Partners.

8.10     Empire Tract. Subject to the Pre-Development Budget, Development Budget, currently effective Annual Approved Budget and Sections 5.2.3, 8.4 and 8.6 (including Exhibit D), from and after the date hereof, the Partnership shall fund certain costs relating to the ownership, development, operation, sale, financing and disposition of the Empire Tract as an expense of the Partnership as provided in Section 6.10, subject to the Mills Partner’s obligations set forth in Section 5.2.3.

8.11     Partner Cooperation. If Mills shall request such cooperation, the Mack-Cali Partners shall, in a commercially reasonable manner, provide such cooperation and expertise and participation as shall be necessary in order to gain the applicable governmental approvals and agreements with governmental agencies and instrumentalities in order to complete the Project as contemplated in the Budgets and shall be reimbursed (in the same manner as the Managing General Partner) for its out of pocket expenses and reasonable costs for same in accordance with and subject to Section 8.4 hereof if and to the extent Managing General Partner requests that the Mack-Cali Partners take the specific actions resulting in the requirements to expend such sums. The Mills Partner shall, in a commercially reasonable manner, provide its cooperation and expertise in a manner intended to enable the successful completion of the Project.

8.12     Formation of Sibling Entities. The Managing General Partner shall have the right to form a partnership or other entity that is not a corporation, limited liability company or an entity that is treated as a corporation and is not a Taxable REIT Subsidiary (within the meaning of Section 856(1) of the Code) for federal income tax purposes (“Sibling Entities”) owned by the Partners or their Affiliates or by the Partnership if required to do so by a lender providing financing in connection with the Entertainment/Retail Component or if the Managing Partner determines that formation is in the best interest of the Partnership and the Partners in order to develop the Entertainment/Retail Component or to own the leasehold interests in the Office/Hotel Land prior to the Take Downs pursuant to Article 10. Each such Sibling Entity shall own the portion of the Entertainment/Retail Component or Office/Hotel Land as shall be required by the lender or as determined have the Managing General Partner and shall be owned in the same proportion and manner as the Partnership and governed by an agreement substantially similar to this Agreement, provided, however, that contributions, distributions, capital commitments, obligations, etc. shall be integrated as if the Partnership and any Sibling Entities were a single entity subject to the provisions of this Agreement.

8.13     Expansion of the Entertainment/Retail Component. An election to expand the Entertainment/Retail Component (an “Expansion”) shall not be a Major Decision but shall be determined by Mills in the exercise of its sole and absolute discretion provided that such Expansion does not have a material adverse effect on the Office/Hotel Components.

8.14     Participation in meetings, conferences, etc./Copies of notices, documents, etc./Avoidance of duplicative costs. Notwithstanding anything herein to the contrary,

8.14.1	each Partner shall use reasonable efforts to give notice in any manner that is reasonable under the circumstances to the other Partners and such other Partners shall have the right to be present at, and participate in, any pre-scheduled discussions, meetings and other significant and material communications between any Partner (or any of its Affiliates) and the NJSEA or any other Governmental Authority or their representatives (“Third Party Discussions”). It is the intention of this Section 8.14.1 that each Partner shall be afforded the opportunity to fully and meaningfully participate in the Third Party Discussions to the extent practical under the relevant circumstances. In the event that a Partner does not or is unable to participate in any such Third Party Discussion for any reason, the participating Partner shall make reasonable efforts to keep the other Partner apprised of such Third Party Discussions. Notwithstanding the foregoing, to the extent that any such discussions are intended to affect the Office/Hotel Component, the Mack-Cali Partners shall be provided advance notice of such pre-scheduled discussions and shall have the right to participate in such discussions and to the extent that any such discussions are intended to affect the Entertainment/Retail Component, the Mills Partner shall be provided advance notice of such pre-scheduled discussions and shall have a right to participate in all such discussions; and

8.14.2	each Partner shall, and shall cause its Affiliates to (and in the case of the Managing General Partner, shall cause the Partnership to), promptly furnish to, or make available to, all of the Partners copies of any and all material notices, submissions, settlements, resolutions, schedules, correspondence, court papers or filings, reports and other material documents or written materials (collectively, “Written Materials”) received from the NJSEA or any other governmental authority or agency (including, without limitation, the State of New Jersey, Bergen County or the Borough of East Rutherford) (“Governmental Authority”) with respect to or pertaining to the Project, if the substance of such Written Materials could materially affect any of the Project. A Partner shall use reasonable efforts to provide copies of correspondence from such Partner to a Governmental Authority concurrently with the delivery thereof provided, however, that a Partner shall discharge its duties under this Section 8.14.2 by making such written materials available to the other party at the location where the materials are retained. Each Partner shall, and shall cause its Affiliates to, use good faith efforts to promptly disclose to the other Partners any information of which the Partner or any of its Affiliates has actual knowledge (whether by reason of an oral or written communication or otherwise) that could have a material adverse effect on any of the Project.

8.15     Compliance with Authority Agreements/Partnership Defaults

8.15.1	The Managing General Partner shall use commercially reasonable efforts to cause the Partnership to timely comply with all of the Partnership’s obligations under any of the Authority Agreements to the extent the Partnership shall have sufficient funds to permit such compliance.

8.15.2	Although under no obligation to do so, at their option, either or both of the Mills Partner and the Mack-Cali Partners may, on behalf of the Partnership, cure any financial default of the Partnership under any of the Authority Agreements arising out of the Partnership not having sufficient funds to permit the Partnership to comply with the Partnership’s obligations under the applicable Authority Agreements. If both the Mills Partner and the Mack-Cali Partners desire to cure such a financial default, then each of Mills Partner and the Mack-Cali Partners shall be permitted to make a Partner Loan in connection therewith. In such event, each Partner shall be obligated to pay an amount equal to the total sum required to be paid to cure such default multiplied by such Partner’s Percentage Interest. If only the Mills Partner or only the Mack-Cali Partners desire to cure such a financial default, then the Mills Partner or the Mack-Cali Partners, as applicable, shall be obligated to pay the total sum required to be paid to cure such default. Any payments made by the Mills Partner and the Mack-Cali Partners pursuant to this Section 8.15.2 shall be treated as Partner Loans having priority over all other Partner Loans and Default Loans for all purposes of this Agreement (including, without limitation, Sections 6.5, 6.6, 6.7 and 13.2.4).

ARTICLE 9

COMPENSATION; REIMBURSEMENTS; CONTRACTS WITH AFFILIATES

9.1     Compensation; Reimbursement.

9.1.1	Compensation. Except as may be expressly provided for in this Article 9 or in the agreements referred to in Section 8.9, or in another written agreement Approved by the Partners, provided that any such agreement is subject to the limitations set forth in Section 9.1.2, and except as provided in the Pre-Development Budget, the Development Budget or an Annual Approved Budget that is approved by the Special General Partner no payment will be made by the Partnership to any Partner or Affiliate of any Partner for the services of such Partner or any member, shareholder, director or employee, or Affiliate of such Partner.

9.1.2     Reimbursements.

(a)	Subject to the provisions of this Agreement (including Section 8.9), each of the Partners shall be reimbursed promptly by the Partnership for all reasonable out-of-pocket costs and expenses incurred by each on behalf of the Partnership in accordance with approved Budgets.

(b)	Without limiting the foregoing and if and to the extent not payable to a Partner or its Affiliates pursuant to the provisions of Sections 9.3 through 9.9 and subject to Section 8.9(a), each Partner will be reimbursed for such costs and expenses incurred by each in providing predevelopment, development, pre- and post-development leasing, releasing, marketing, financing, legal (both in-house and third party) and pre-and post-development tenant coordination services to the Partnership and other services ancillary to the development, ownership and operation of an entertainment/retail facility, if and to the extent that such services are to be provided by a Partner or by an Affiliate (rather than by any other Person, pursuant to contracts or other agreements). Subject to Section 8.9(a), all such reasonable costs and expenses, in order to be eligible for reimbursement, shall be submitted to the Managing General Partner and set forth as part of an approved Budget and evidenced by contracts or cost invoices, where appropriate.

(c)	In addition to such out-of-pocket costs and expenses, in consideration for the services described in sub-paragraph (b) above and subject to Section 8.9, the Managing General Partner shall be reimbursed for certain internal personnel costs of involved employees of the Managing General Partner or its Affiliates allocated as provided in a Budget or otherwise in a fair and equitable manner as determined by the Managing General Partner in its reasonable discretion with the reimbursement rate set at One Hundred Percent (100%) of the sum of all such employees’ total compensation (whether in the form of current, deferred, long-term, bonus or other compensation) plus benefits.

(d)	Requests for reimbursement hereunder shall be paid within thirty (30) days after submission, subject to any necessary third-party approvals and subject to Section 8.9.

9.2     No Contracts with Affiliates. Except as provided in Section 8.9 and as otherwise provided in this Article 9, no Partner shall enter into any agreement or other arrangement for the furnishing to or by the Partnership of goods or services or leases, subleases, licenses, concessions or other agreements with any Person who is an Affiliate of such Partner (including leases of space to Affiliate Businesses) unless goods or services are provided to the Partnership or such lease or other payments are at market rates of compensation and the terms and conditions thereof are approved by the Managing General Partner.

9.3     Management Fees. The management fee to be paid to the Manager pursuant to the Management Agreement by the Partnership shall be an amount equal to four percent (4%) of the gross rental income (including, without limitation, minimum rent, percentage rent, expense recoveries from tenants and miscellaneous income) received by the Partnership subject, however, to Section 8.9. The Special General Partner shall be paid an asset management fee equal to $8,333.34 per month (the “SGP Asset Management Fee”) in consideration of the Special General Partner’s cooperation in connection with the ownership and operation of the Entertainment/Retail Component. The SGP Asset Management Fee shall be payable, in arrears, in each month in which the Manager earns a management fee. During the period commencing on the Execution Date and terminating on the date upon which the Unreturned MC Partner Capital Contributions Account is reduced to zero pursuant to Section 6.6(v), the Manager shall also receive an asset management fee (the “Asset Management Fee”) in an amount equal to one percent (1%) of gross rental income as described in the first sentence of this Section 9.3.

9.4     Development Management Fees.

9.4.1	Mills. The Partnership shall be obligated to pay to an Affiliate of Mills a development management fee for development services in connection with the Entertainment/Retail Component equal to five percent (5%) of the Project Costs subject to a maximum development management fee of $40,000,000, payable as provided in the Development Budget commencing upon the opening of the Construction Loan and in such frequency and in such amounts as set forth in the Development Budget. For purposes of this Agreement, “Project Costs” are defined to mean all development costs of the Entertainment/Retail Component less (i) land acquisition costs, (ii) all fees paid by the Partnership pursuant to Sections 9.3 through 9.9 hereof, and (iii) all fees paid by the Partnership to third party brokers. Except as provided in Section 9.7 and Section 9.1.2 herein, said fee shall cover, without limitation by way of enumeration, all costs of administering construction of the Entertainment/Retail Component, including, for example, salaries, overhead, travel, and all other out-of-pocket costs provided, however that Mills shall be entitled to reimbursement for reasonable on site costs in connection with the development and construction of the Entertainment/Retail Component.

9.5     Lease-Up Fees.

9.5.1	Mills. Mills or its Affiliate shall have the primary responsibility for the initial and post-Grand Opening Date leasing of the Entertainment/Retail Component. To cover the costs of the leasing of space in the retail and entertainment portions of the Project, the Partnership shall pay to an Affiliate of Mills a leasing fee of Four and 50/100 Dollars ($4.50) per square foot of leased space for each initial lease-up and a leasing fee of Five and 00/100 Dollars ($5) per square foot of leased space for each lease-up of a particular space subsequent to the initial lease-up of such space for small shop leases and for Anchor Leases. For a specialty or temporary lease (defined to be any leases, license agreements or other occupancy agreements of less than one year), such Affiliate of Mills shall receive a leasing fee (a “Specialty Leasing Fee”) equal to twenty percent (20%) of the rent payable under such specialty or temporary lease, license or other occupancy agreement, with such Specialty Leasing Fee being payable as hereinafter provided. Said fees shall not cover third party marketing or other expenses related to leasing (i.e., brochures, advertising, conventions, design, plans and other preparation charges, special events and outside legal services), all of which third party expenses shall be Project Costs, paid directly by the Partnership, or reimbursed to such Affiliate if such Affiliate paid such expenses.

In	addition, the aforementioned leasing fee of Four and 50/100 Dollars ($4.50) per square foot and Five and 00/100 Dollars ($5) per square foot shall be increased from time to time by increases in the Consumer Price Index as compared to such index in effect as of the Effective Date, subject to Section 9.5.2. If legal services for leasing space are rendered by in-house counsel for such Affiliate, the Partnership shall reimburse such Affiliate for said services as set forth in the Management Agreement. Any such fees shall cover the costs of all leasing services and costs relating to initial lease-up of the Project, excluding fees paid to outside brokers. Said fees shall be paid eighty percent (80%) at the time the lease has been executed and twenty percent (20%) when the tenant under said lease has opened for business and is paying rent under said lease or has occupied the leased space and has executed an estoppel certificate, whichever set of events occurs earlier. If a third party broker other than a Direct Broker (as hereinafter defined) is involved in any such leasing, the Partnership shall pay fees to such third party broker in an amount not to exceed market fees for such leasing services. If the tenant fails to open for business or occupy the premises under said lease pursuant to the terms of such lease or fails to commence payment of rent and due to such failure the Partnership terminates such lease, then in that event all fees previously paid to such Affiliate in respect of such lease as provided in the immediately preceding sentence shall be credited toward any amounts next becoming due to such Affiliate pursuant to this Section 9.5. Leasing fees for renewed leases shall be calculated on a $2.25 per square foot basis as increased from time to time by increases in the Consumer Price Index as compared to such index in effect as of the Effective Date, subject to Section 9.5.2. Mills Partner shall be entitled to receive fees and commissions for land sales, including the sale of the portion(s) of the Project then owned by the Partnership (excluding, however a sale of the entire Entertainment/Retail Component or the entire Project), of 6% of the gross sales price or, if a ground lease, 6% of the aggregate rent payable for the first 10 years of the lease term. Notwithstanding anything herein to the contrary, if a third party broker is engaged by the Mills Partner or its Affiliate (such a broker being referred to herein as a “Direct Broker”), the Partnership shall pay fees to such Direct Broker in an amount not to exceed the greater of (i) the market fees for such leasing services or land sales, and (ii) any fees otherwise due to the Mills Partner or its Affiliate in connection with such transaction. In such event, any fees otherwise due to the Mills Partner or its Affiliate shall be reduced by the amount of the fee payable to such Direct Broker. In the event that the Mack-Cali Partners Take Down an Office or Hotel Component and notwithstanding anything herein to the contrary, the Mills Partner or its Affiliate shall not be entitled to any fee or other compensation in connection with such Component taken down.

9.5.2	Cap on Increases Determined Based on Increases in the Consumer Price Index. Any increase in amounts payable in this Article 9 that are subject to adjustment based on increases in the Consumer Price Index shall be limited to the lesser of (i) the percentage increase in the Consumer Price Index as determined as provided herein or in the Management Agreement, as applicable, or (ii) 2.5%.

9.6     Financing Fees. The Partnership shall pay to an Affiliate of Mills and the MC Partners or their Affiliate for services in connection with arranging financing for the Entertainment/Retail Component a fee in the aggregate equal to three-eighths of one percent (.375%) of the aggregate principal amount of any construction loan or permanent loan, or refinancing thereof. The Partnership shall pay the Affiliate of Mills an amount equal to two-thirds (2/3) of such fee and shall pay the MC Partners or their Affiliate an amount equal to one-third (1/3) of such fee.

9.7     Project Supervision Fees. The Partnership shall pay to an Affiliate of Mills a fee equal to the cost to such Affiliate of providing personnel supervising the construction of the Project as set forth in the applicable Budgets. The cost of all on-site and off-site Project managers and supervisors employed by such Affiliate during construction of the Project shall be included in said supervision fee with appropriate allocations as set forth in the approved Development Budget. Notwithstanding the foregoing, the construction management firm engaged by the Partnership for management of the Project construction shall be paid separately by the Partnership.

9.8     Sponsorship Fees. For so long as an Affiliate of Mills serves as Manager of the Entertainment/Retail Component, the Manager shall serve as the exclusive agent of the Partnership for obtaining sponsorship and marketing partnership agreements with third parties for the retail and entertainment portions of the Entertainment/Retail Component (“Sponsorship Services”). The Management Agreement shall provide for payment to the Manager of a fee (the “Sponsorship Fee”) which shall be calculated by multiplying the Net Sponsorship Revenue (as hereinafter defined) payable under all Sponsorship Agreements (as hereinafter defined) in effect during the applicable accounting period times twenty-five percent (25%). With respect to any specialty or temporary leasing component, the fees shall be computed and payable as provided in Section 9.5.1 hereof. As used herein, the term “Sponsorship Agreements” means alliances with a corporation, brand or product that joins with the use of the Mills image, properties or assets to communicate and interact with consumers, in exchange for cash and/or in-kind fees. Sponsorship Agreements may provide, among other things, for the leasing of in-line space and placement of advertising on mall directories. In the event a sponsorship arrangement involves more than one source of revenue (e.g., leasing of space as well as advertising), Manager shall fairly allocate such revenue over all components of the sponsorship arrangement in proportion to the relative fair market value of each component. Manager may employ brokers/consultants to assist Manager in performing Sponsorship Services. Notwithstanding the foregoing, the cost of implementing any sponsorship agreement (including, by way of example and not of limitation, the construction of display areas or other similar improvements) shall be borne by Owner. “Net Sponsorship Revenue” shall mean the gross revenue received by Owner pursuant to all Sponsorship Agreements during the applicable accounting period, less the portion of any capital expenditure (but not any activation expenses) incurred solely as a result of the Sponsorship Agreement and to be amortized with respect to such accounting period. Net Sponsorship Revenue shall include, without limitation, the value of any in-kind property or services provided by the sponsor to Owner pursuant to the applicable Sponsorship Agreements; the value of such in-kind property or service shall be the reasonable value, as set forth in the Sponsorship Agreement or, if not stated in such agreement, shall be estimated in good faith by the Manager. In calculating the average annual Net Sponsorship Revenue, any contingent revenue payable under a Sponsorship Agreement shall be estimated in good faith by the Manager and the basis therefore shall be provided to the Special General Partners. Net Sponsorship Revenue shall not include revenue received by Owner in connection with pay telephones or any commissions thereon.

9.9     Payment of Special Fees and Consulting Fees. Mills or its Affiliates are obligated to pay certain “Special Fees” and consulting fees (the “Lazare Consulting Fees”) to Empire, Lazare and Terminal Construction Company in the amounts and subject to the occurrence of certain dates or events as set forth on attached Exhibit K. The amounts of the Special Fees and the Lazare Consulting Fees shall not be increased without the Approval of the Partners.

9.10     Subordination of Fees as Required under Redevelopment Agreement. Each of the Partners shall, and shall cause their respective Affiliates to, execute such agreements subordinating fees due to such parties as shall be required from time to time under the Redevelopment Agreement.

9.11     No Duplicate Fees. Except as may otherwise specifically be provided hereunder or in the Management Agreement and except for third party fees paid in connection with financing or refinancing all or any portion of the Project, the Managing General Partner shall not cause or permit the Partnership to incur duplicative fees, costs or other expenses for the same services including, without limitation, brokerage, leasing, marketing, consulting, management, financing, brokerage, development, pre-development, project supervision and sponsorship services.

ARTICLE 10

FORMATION OF COMPONENT ENTITIES;

DEVELOPMENT OF OFFICE COMPONENT AND HOTEL COMPONENT

10.1     Development of Office Component and Hotel Component; Formation of Component Entities. The Redevelopment Agreement contemplates that construction of the Hotel Component and the Office Component (collectively, the “Office/Hotel Component”) may occur as Phase III and Phase IV of the Project, subject to favorable economic and market conditions as more particularly set forth therein. The Mack-Cali Partners shall have the option to develop the Office/Hotel Component and phases thereof on terms and conditions set forth below.

10.1.1	Separate Development of Entertainment/Retail, Office and Hotel Components; Separate Ground Leases. The Redevelopment Agreement contemplates that the Entertainment/Retail Component, the Office Component (and the four (4) sub-Components thereof – that is, Buildings A, B, C and D as defined in the Redevelopment Agreement) and the Hotel Component (or phases thereof) may be developed at different times either by the Partnership or by one or more other entities or a combination thereof (a “Staged Development”). The Redevelopment Agreement contemplates that the Partnership may own the entire leasehold estate under the Ground Lease or, in order to provide flexibility in connection with the separate development of the Entertainment/Retail Component, the Office Component and the Hotel Component (or phases thereof) as aforesaid, the Partnership may elect that separate Component Entities (as hereinafter defined) be created to own, develop, use and operate such Staged Development pursuant to a separate Component Lease for each Component which shall allocate 32% of the amounts payable under the Ground Lease to the various Components, phases and sub-Components as provided in Section 10.4.1.1(a). If separate Component Entities are created, there shall be one Component Entity for the Entertainment/Retail Component, one or two for the Hotel Component (depending upon whether or not the Hotel Component is constructed in two phases) and one for each of the sub-Components of the Office Component or a combination of such sub-Components. Upon the Ground Lease Closing Date (as such term is defined in the Redevelopment Agreement), the Managing General Partner may, but shall not be obligated to, cause the Partnership to enter into six (6) Component Leases and six (6) Component Agreements in accordance with the Redevelopment Agreement. A Component Entity may not be a limited liability company.

10.1.2	Creation of Separate Component Entities Prior to Conveyance of Office/Hotel Component. The Managing General Partner may elect to create separate Component Entities, Component Leases and Component Agreements prior to the conveyances or assignments of interests by the Component Entity to the Office/Hotel Component Owner. In such event, the Component Entity for the Entertainment/Retail Component shall be owned directly or indirectly by the Partnership or by a Sibling Entity pending the conveyance or assignments of the direct or indirect interest by the Component Entity to the Office/Hotel Component Owner. Upon the Take Down of a Component or Sub-Component, as applicable, the Partnership or such Sibling Entities, as applicable, shall convey the applicable leasehold estate or assign the direct or indirect interests therein to the Office/Hotel Component Owner.

10.1.3	Cooperation. Each of Mills Partner and the Mack-Cali Partners and their respective Affiliates covenants to provide such cooperation and promptly execute such consents, agreements and take such other actions as shall be necessary or desirable to carry out the purpose and intent of this Article 10.

10.2     MC Partner Option to Develop Office/Hotel Component. If separate Component Entities, Component Leases or Component Agreements are created as described in Section 10.1.1, the Redevelopment Agreement contemplates that a Component Entity shall hold the leasehold interest for a particular Component, phase or sub-Component thereof under a Component Lease. The Special General Partner shall have the option (the “Office/Hotel Development Option”) to (or to designate one or more of its Affiliates to) be the managing general partner of the Component Entities that shall Take Down Phase III and Phase IV or portions thereof in accordance with the Redevelopment Agreement and to Take Down either the first phase of the Hotel Component (that is, a phase upon which a hotel of not less than 260 rooms shall be constructed) or one or more of the sub-Components of the Office Component (that is, a portion of the Office Component upon which an office building of not less than 440,000 square feet shall be constructed); provided, however, that the Special General Partner shall be obligated to Take Down the first phase of the Hotel Component upon its exercise of either the Four Year Office/Hotel Development Option (as defined below) or the Six Year Office/Hotel Development Option (as defined below). The Component Entities shall be formed pursuant to Sections 10.3, 10.1.1 and 10.1.2. The Mills Partner shall substantially complete the construction of the Traffic and Infrastructure Improvements described in Sections 3.2(a)(i) through (iv) of the Redevelopment Agreement as required under the Redevelopment Agreement by the earlier of (A) the Grand Opening Date, or (B) the date upon which the Managing General Partner shall provide a Development Acceleration Notice. If the Traffic and Infrastructure Improvements described in Sections 3.2(a)(i) through (iv) of the Redevelopment Agreement have not been constructed as required under the Redevelopment Agreement by the date of the Special General Partner’s timely exercise of an Office/Hotel Development Option, then the Special General Partner shall not be obligated to Take Down a Component, phase or sub-Component, as applicable, pursuant to such exercise of an Office/Hotel Development Option until five (5) business days after such Traffic and Infrastructure Improvements have been constructed as required under the Redevelopment Agreement. The Special General Partner’s Office/Hotel Development Options shall be exercisable by the Special General Partner no later than the dates set forth in the following schedule:

(i)	The Special General Partner’s first Office/Hotel Development Option shall be exercisable by the Special General Partner no later than the date that is four (4) years after the Grand Opening Date (hereinafter referred to as the “Four Year Office/Hotel Development Option” or the “First Component”).

(ii)	The Special General Partner’s second Office/Hotel Development Option shall be exercisable by the Special General Partner no later than the date that is six (6) years after the Grand Opening Date (hereinafter referred to as the “Six Year Office/Hotel Development Option” or the “Second Component”).

(iii)	The Special General Partner’s third Office/Hotel Development Option shall be exercisable by the Special General Partner no later than the date that is eight (8) years after the Grand Opening Date (hereinafter referred to as the “Third Component”).

(iv)	The Special General Partner’s fourth Office/Hotel Development Option shall be exercisable by the Special General Partner no later than the date that is nine (9) years after the Grand Opening Date (hereinafter referred to as the “Fourth Component”).

(v)	The Special General Partner’s fifth Office/Hotel Development Option shall be exercisable by the Special General Partner no later than the date that is ten (10) years after the Grand Opening Date (hereinafter referred to as the “Fifth Component”).

(vi)	To the extent the Hotel is constructed in two (2) phases, then the Special General Partner’s sixth Office/Hotel Development Option shall be exercisable by the Special General Partner no later than the date that is ten (10) years after the Grand Opening Date (hereinafter referred to as the “Sixth Component”).

In all events, the Special General Partner shall at its option Take Down all of the Office/Hotel Components no later than the date that is ten (10) years after the Grand Opening Date. To the extent that the Special General Partner shall have not exercised any one of its Office/Hotel Development Options as of the date specified in the above schedule, the Special General Partner shall no longer have any right to Take Down all other subsequent Components for which it has not exercised an Office/Hotel Development Option.

10.2.1	Special General Partner’s Election. If the Special General Partner desires to exercise an Office/Hotel Development Option, the Special General Partner shall provide notice (an “Office/Hotel Development Election Notice”) to the Mills Partner of such desire no later than the date on which such Office/Hotel Development Option may be exercised (as set forth in Section 10.2 above) and shall set forth in such notice which of the Components or phases thereof it desires to Take Down (e.g., the first phase of the Hotel Component or one of the sub-Component of the Office Component) (the “Applicable Component”) and the proposed Take Down date (each an “Office/Hotel Election Notice Date”). The First Component or phase thereof, as applicable, to be developed as provided in the Office/Hotel Development Election Notice is referred to herein as the “First Development Component”. Upon its exercise of a Office/Hotel Development Option, the Special General Partner shall have no obligation to commence construction of the Applicable Component until the Special General Partner determines in its sole discretion that certain economic and market conditions as set forth in the Redevelopment Agreement exist, as applicable, subject to the Mills Partners acceleration rights described in Section 10.3. If the Applicable Component is the Hotel Component, then the development contemplated in the Office/Hotel Development Election Notice must include the first phase of the hotel which shall not be less than 260 rooms and, if the Applicable Component is the Office Component, the aggregate number of square feet of each sub-Component of the office buildings in the Office Component being not less than 440,000 square feet. The Office/Hotel Development Election Notice may provide that the Office/Hotel Development will be developed in phases (that is, the Hotel Component may be developed in two phases, then each of Buildings A through D (as defined in the Redevelopment Agreement) shall be developed in one or more phases), such that the aggregate square feet of the office buildings is approximately 1,760,000, or such lesser amount as required pursuant to zoning ordinances, approvals and the Redevelopment Agreement. Prior to commencement of construction of the Component or phases or sub-Component thereof, the Special General Partner shall provide to the Office/Hotel Component Owner (as herein defined), the following which shall include such reasonable detail and contain such matters as shall be required under the Redevelopment Agreement:

10.2.1.1	Development and Operating Budgets. A proposed development budget for the construction of the Applicable Component, such budget to be in substantially the same form as the Development Budget, and a pro forma operating budget for the remainder of the calendar year following Completion with respect to the Applicable Component and for the immediately succeeding calendar year, such budget to be in substantially the same form as the Operating Budget;

10.2.1.2	Construction Schedule. A construction schedule, setting forth anticipated commencement of construction, substantial completion and occupancy of each individual building, parking facility or other material amenity, building or other sub-Component within the Office Component and the Hotel Component or phase thereof, with commencement of construction of the applicable Component or sub-Component occurring no later than 90 days after the Take Down date set forth in the Office/Hotel Development Election Notice or on such earlier date as determined in accordance with Section 10.3.1; and subject to Section 10.6.7.3; and

10.2.1.3	Site Plans, etc. Site plans, architectural renderings and other visual depictions of MC Partners’ proposed development of the entire Office/Hotel Component or a phase or sub-Component thereof including such documents as shall be required to be delivered to the NJSEA for Master Plan Approval of the Office/Hotel Component in accordance with the Redevelopment Agreement.

10.3     Mills Acceleration and Formation of Component Entities.

10.3.1	Mills Partner’s Right to Request Acceleration of Commencement Dates of Staged Development. The Mills Partner may request, by written notice to MC Partner (a “Development Acceleration Notice”), that the date(s) for commencement of development of all or a particular sub-Component of the Office/Hotel Component occur on a date prior to the applicable dates set forth in Section 10.2. Provided that Mills Partner complies with either or both of Sections 10.3.1(a) and (b) in connection with the delivery of the Development Acceleration Notice, the Mills Partner may provide a Development Acceleration Notice to MC Partner at any time after the earlier of: (i) the date upon which MCRC (or its successor) publicly announces in a press release or public filing that it has no intention in the future of being in the business of developing office buildings or that MCRC (or its successor) publicly announces in a press release or public filing that it has no intention in the future of developing office buildings in the State of New Jersey; or (ii) (A) the date that is two (2) years after the Grand Opening Date or (B) the date immediately subsequent to the date that the Special General Partner has delivered an Office/Hotel Election Notice with respect to the First Component; (iii) (A) the date that is four (4) years after the Grand Opening Date or (B) the date immediately subsequent to the date that the Special General Partner has delivered an Office/Hotel Election Notice with respect to the Second Component; or (iv) no more frequently than every two (2) years after the dates set forth in (ii) and (iii) above; provided that the Mills Partner shall have the right to accelerate the remaining two (2) Office Components (or sub-Components), and the remaining phase of the Hotel Component (if the Hotel Component was developed in two (2) phases), at any time after the date which is eight (8) years after the Grand Opening Date.

(a)	Favorable Economic and Market Conditions. If the Mills Partner determines that economic and market conditions are favorable for the commencement of development of a particular Component, phase or sub-Component thereof, then the Mills Partner shall provide a written notice (a “Market Development Notice”) to the Special General Partner of such determination. The Market Development Notice shall be accompanied by a description of the Applicable Component or phase thereof that the Mills Partner has determined should be conveyed or partnership interests assigned to the Office/Hotel Component Owner prior to the applicable date (as set forth in Section 10.2 above) for such conveyance, a proposed date of such conveyance and reasonable evidence of favorable economic and market conditions. The Special General Partner shall have thirty (30) days after receipt of a Market Development Notice to elect, by written notice to the Mills Partner, to proceed with the conveyance on the date specified in the Market Development Notice. If the Special General Partner provides a written notice of such election to proceed, then the conveyance or partnership interest assignment of the particular Component or phase thereof shall occur on the date specified in the Market Development Notice. If the Special General Partner fails to provide a written notice to proceed within such thirty (30) day period, then the decision whether to proceed with the conveyance on the date specified in the Market Development Notice shall be a Major Decision and either party shall have the right to avail itself of the provisions of Section 15.15.

(b)	Third Party Commitment to Finance. If the Mills Partner obtains a term sheet or written evidence of a provisional commitment (a “Loan Commitment”) from a third party lender proposing to provide financing at market rates and upon commercially reasonable terms and conditions (including but not limited to loan to value ratios and debt service ratios) to finance the development of a particular Component, phase or sub-Component thereof prior to the earlier of the applicable date set forth in Section 10.2 above or the actual date of conveyance for such Component, phase or sub-Component thereof, then Mills shall provide a written notice (a “Loan Commitment Notice”) to the Special General Partner of such fact. The Loan Commitment shall be non-recourse and shall not require that an entity guaranty the obligations of the borrower thereunder or, if recourse or a guaranty or guaranties shall be required, such recourse and/or guaranty or guaranties shall be the obligation of the Mills Partner or its Affiliate, but not the MC Partners or their Affiliate(s). The Loan Commitment Notice shall be accompanied by a description of the applicable Component, phase or sub-Component thereof that is the subject of the Loan Commitment, a copy of the Loan Commitment and a proposed date of conveyance or assignment of the partnership interests in the Component Entity of the applicable Component, phase or sub-Component thereof. The MC Partners shall have thirty (30) days after receipt of a Loan Commitment or Loan Commitment Notice to elect, by written notice to Mills, to proceed with the conveyance of the land, or assignment of partnership interests, on the date specified in the Loan Commitment Notice and have the Office/Hotel Component Owner negotiate and execute the loan documents pursuant to the Loan Commitment. If the MC Partners provide a written notice of such election to proceed, then the conveyance or assignment of the partnership interests in the Component Entity of the particular Component, phase or sub-Component thereof shall occur on the date specified in the Loan Commitment Notice (but in no event shall such conveyance or assignment of partnership interests occur prior to the date of loan closing) and the Mack-Cali Partners shall negotiate and execute the loan documents pursuant to the Loan Commitment; provided, however, that if the loan fails to close through no fault of the MC Partners, the MC Partners shall have no obligation to acquire such Component, phase or sub-Component thereof or to proceed with conveyance or the assignment of the partnership interests in the Component Entity nor the commencement of development of the applicable Component, phase or sub-Component thereof as a result of the delivery of such Development Acceleration Notice by Mills. If the MC Partners fails to provide a written notice to proceed within such thirty (30) day period, then the provisions of Section 10.8 shall apply. Notwithstanding anything herein to the contrary, if the MC Partners disagree with the Mills Partner as to whether the Loan Commitment meets the terms and conditions of this Section 10.3.1(b), the MC Partners shall provide written notice to the Mills Partner of such disagreement within the thirty (30) day period above and any Partner shall have the right to avail itself of the provisions of Section 15.15. If the resolution of the procedures under Section 15.15 results in a determination that the Loan Commitment meets the terms and conditions of this Section 10.3.1(b) and the Loan Commitment expires or the contemplated loan (or a loan on comparable terms and conditions is substituted by the MC Partners at no additional cost to the Partnership if the costs and expenses were paid in connection with the Loan Commitment) is no longer able to be obtained within a reasonable time after the resolution as aforesaid, then they will construct the applicable office building or hotel as provided herein or, if they fail to so construct as provided herein, then the provisions of Section 10.8 shall apply.

10.4     Office/Hotel Component Owner Obligated to Pay a Portion of Annual Payments.

10.4.1.1	Determination of Allocated Annual Payments. The Office/Hotel Component Owner shall only be obligated to pay the Allocated Annual Payments with respect to the Component, phase or sub-Component on which it has exercised an Office/Hotel Development Option.

(a)	Allocated Annual Payments. As used herein, the “Allocated Annual Payments” with respect to the Office/Hotel Component shall be equal to thirty two percent (32%) in the aggregate of (1) any rent (other than any percentage rent payable solely in connection with the Entertainment/Retail Component) or development rights fee(s) paid to date other than the Development Rights Fee in connection with the Ground Lease and/or a Component Lease, as applicable, (2) all PILOT Payments, (3) all bond debt service (principal and interest) or debt service on public or private financing to cover infrastructure costs of the type described on Exhibit D, Paragraph A.20, (4) all fees, costs and expenses incurred by the Partnership in connection with litigation (other than the Existing Litigation) relating to the Redevelopment Agreement or any related agreement (including assertions that the NJSEA did not possess the requisite authority to enter into the Redevelopment Agreement or such related documents), the PILOT Payments or any other litigation pertaining to all or any portion of the Project, and (5) one-half of all fees, costs and expenses incurred by the Partnership in connection with the Existing Litigation. “Annual Payments” shall mean the aggregate of the amounts set forth in subclauses (1) through (5) of the preceding sentence.

(b)	Sub-Allocation Percentages. Exhibit L attached hereto sets forth, in the column entitled “Percentage of Allocated Payments”, the portions of the Allocated Annual Payments (expressed as a percentage of the total Annual Payments) to be paid with respect to the ownership of each Component or phases thereof (such portions, the “Sub-Allocation Percentages”).

(c)	Sub-Allocated Annual Payments. Each Component, phase or sub-Component thereof shall be responsible for the amount determined by multiplying the applicable Sub-Allocation Percentage by the Annual Payments (the “Sub-Allocated Annual Payments”). Such responsibility shall commence on January 1, 2008 or such earlier date (the “Annual Payment Commencement Date”) if the conveyance or assignment of partnership interests occurs earlier.

(d)	Obligation to Pay Allocated Annual Payments. Once the Special General Partner has provided the Office/Hotel Development Notice and the Component, phase or sub-Component has been conveyed and/or the partnership interests in the Component Entity assigned, the Office/Hotel Component Owner shall be obligated to pay all Allocated Annual Payments that are thereafter due. If a Staged Development occurs, each Sub-Allocated Annual Payment shall be payable from and after the corresponding date of conveyance or assignment of partnership interests in the Component Entity.

10.5     Determination of Office/Hotel Value. The value (the “Office/Hotel Value”) of the portion of the Development Land upon which Phase III and Phase IV shall be developed (the “Office/Hotel Land”) shall be the aggregate of the value of the Hotel Land (as hereinafter defined) and the value of the Office Land (as hereinafter defined), determined utilizing the formula hereinafter set forth, plus the Sub-Allocated Prepaid Annual Payment (as hereinafter defined).

10.5.1	Determination of Values of Office Land and Hotel Land. The value of the portion of the Office/Hotel Land upon which the Hotel Component shall be constructed (the “Hotel Land”) shall be determined by multiplying $17,500 per hotel room by the number of hotel rooms as set forth in the Office/Hotel Plans, and (ii) the value of the portion of the Office/Hotel Land upon which the Office Component shall be constructed (the “Office Land”) shall be determined by multiplying $30 per buildable square foot by the actual buildable square footage of the office buildings located on the Office Land. Beginning in 2011 and annually thereafter, such $17,500 and $30 amounts set forth in the preceding sentence shall be increased by the percentage increase, if any, for the CPI for November of the year (the “New Year”) prior to the current year as compared to the CPI for November of the year prior to the New Year. Such amounts shall not be decreased below the applicable amounts in effect immediately prior to a calculation of the change in CPI. If a Staged Development, the Office/Hotel Value as to each stage shall be separately determined.

10.5.2	Sub-Allocated Prepaid Annual Payment. If the Annual Payment Commencement Date occurs prior to the date of conveyance or assignment of the partnership interests of a particular Component, phase or sub-Component thereof, or Component Entity, as applicable, then, upon the conveyance or such assignment, the Office/Hotel Value shall include a lump sum amount equal to the aggregate Sub-Allocated Annual Payments from and after the Annual Payment Commencement Date through the date immediately prior to the conveyance or assignment of the interests (such aggregate amount, the “Sub-Allocated Prepaid Annual Payment”). From and after the date of the conveyance, all future Sub-Allocated Annual Payments shall be payable as provided in Section 10.4.1.1(c).

10.6     Formation of Component Entity. Upon the request of the Special General Partner in connection with a Take Down of a Component, phase or sub-Component, the Managing General Partner shall cause the Partnership to form one or more Component Entities that shall own the Component Entity interests in the Office/Hotel Land (the “Office/Hotel Component Owner”) as provided in Section 10.1.1 and the Mills Partner and the Mack-Cali Partners (or one or more of their Affiliates) shall execute one or more limited partnership, agreements (each, the “Office/Hotel Component LP Agreement”) substantially in the form of this Agreement, modified as follows:

10.6.1	The Office/Hotel Component LP Agreement(s) shall reflect that the property owned is the Office/Hotel Land or, if a Staged Development, it is the intention of the partners signatory thereto that the partnership or another partnership formed as contemplated herein shall eventually own the Office/Hotel Land but, initially, the only land owned is the First Development Component;

10.6.2	The Office/Hotel Component Owners shall enter into a management agreement for the management of the Office Component pursuant to a management agreement substantially in the form of the Management Agreement attached hereto as Exhibit J, appropriately modified to reflect that the asset that is subject thereto is an office building and providing for fees payable to the manager thereunder (which shall be an Affiliate of the Mack-Cali Partners) as set forth on Exhibit O and, as to the Hotel Component, the Office/Hotel Component LP Agreement shall provide for an asset management fee and development management fee payable to the Mack-Cali Partners as set forth on Exhibit O;

10.6.3	The initial capital contributed by each of the Mills Partner and the Mack-Cali Partners shall be the amounts determined as provided in Section 10.6.7 below, and the Mack-Cali Partners’ aggregate Percentage Interest and the Mills Partner’s Percentage Interest shall be eighty percent (80%) and twenty (20%), respectively as adjusted pursuant to Sections 10.6.6(a) and (b), provided that the Percentage Interest of Mills shall be increased by four (4) percentage points in connection with distributions consistent with the terms of Section 5.1.1 hereof until the Mills Partners Capital Contributions have been repaid after which the Partner’s Percentage Interests for the purposes of distributions will revert to a ratio of 80:20 consistent with the terms of Section 5.1.1 hereof;

10.6.4	Each of the Mills Partner and the Mack-Cali Partners shall receive a return on their capital equal to nine percent (9%) per annum, compounded quarterly but not payable from capital contributions, with such return being paid on a pari passu basis in accordance with the amount of their respective Unreturned Capital Contributions Accounts thereunder and with the return of such capital to be paid in accordance with their Percentage Interests (as determined in a manner consistent with Section 5.1.1hereof);

10.6.5	The Mack-Cali Partners shall be obligated to contribute all required Equity as set forth in the agreed-upon Development Budget under the Office/Hotel Component Owner until such time as the ratio (the “Capital Ratio”) of the Unreturned MC Partners Capital Contributions Account to the Unreturned Mills Capital Contributions Account is 80:20 and, thereafter, the Mack-Cali Partners and the Mills Partner shall be obligated to contribute eighty percent (80%) and twenty percent (20%) respectively, of all Required Equity, pari passu, under the Office/Hotel Component LP Agreement(s) to the Office/Hotel Component Owner(s) as provided in 10.6.6(e);

10.6.6	If, as of the date of issuance of the certificate of occupancy for the core and shell of an Office Component or the date of opening for business of a Hotel Component, as applicable (such date, the “Capital Ratio Determination Date”), after capital accounts are established pursuant to Section 10.6.7 below and after taking into account all additional capital contributed by Mills and the Mack-Cali Partners as Required Equity, the Capital Ratio is not 80:20, then the following shall occur:

(a)	the Mack-Cali Partners shall contribute capital to the Office/Hotel Component Owner within thirty (30) days of the Capital Ratio Determination Date in an amount such that, after such contribution and the distribution described in this Section 10.6.6(a), the Capital Ratio shall be at least 70:30 but not more than 80:20 and, in such event, the Office/Hotel Component Owner shall make a distribution to Mills Partner as a return of Mills Partner’s capital in an amount equivalent to MC Partners’ capital contributions;

(b)	If, after the contribution of capital as described in Section 10.6.6(a) above, the Capital Ratio is less than 80:20 (but at least 70:30), then Mills may elect that either the action described in Section 10.6.6(b)(i) below occur or the action described in Section 10.6.6(b)(ii) below occur.

(i)	The Mills Partner’s Percentage Interest shall be increased, and the MC Partner Percentage Interest shall be decreased, so that their Percentage Interests are in proportion to the Capital Ratio, or

(ii)	The Mills Partner’s Percentage Interest and the MC Partners’ Percentage Interest shall not be adjusted and all Super-Priority Capital (as hereinafter defined) shall receive a preferred return equal to nine percent (9%) per annum, compounded quarterly, on, and a return of, such capital, prior to the return on or of any other capital under the Office/Hotel Component LP Agreement. In the alternative to receiving such a return on the Super-Priority Capital, Mills Partner may elect that a portion of the Mills Partner’s capital equal to the Super-Priority Capital be converted into a loan in the amount of the Super-Priority Capital, with interest thereon at nine percent (9%) per annum, compounded quarterly, which loan shall be repaid prior to any Partner Loans and any return of or on capital. As used herein the “Super-Priority Capital” shall mean the portion of Mills Partner’s capital that is in excess of the amount of capital necessary to result in the Capital Ratio being 80:20.

(c)	Thereafter, MC Partner and Mills Partner shall be obligated to contribute any additional Required Equity in the ratio of their respective Percentage Interests, as such Percentage Interests were adjusted as provided in Section 10.6.6(b)(i); and

(d)	Thereafter, each future Office/Hotel Component LP Agreement:

(i)	shall provide for the Percentage Interests of MC Partner and Mills Partner to be 80:20 as provided in Section 10.6.3; and

(ii)	shall provide that if, after the occurrence of the Capital Ratio Determination Date applicable to the Component or phases thereof, the ratio of the MC Partner Unreturned Capital Contributions Account to the Mills Partner Unreturned Capital Contributions Account is less than the ratio of the Partner’s Percentage Interests, then the MC Partners shall be obligated to contribute capital to the Component Owner, and the adjustment of Percentage Interests or allocation of a portion of Mills Partner’s capital to Super-Priority Capital shall occur in a substantially similar manner as described in Section 10.6.6(b);

(e)	After the Capital Ratio becomes 80:20 as aforesaid, then each of MC Partner and the Mills Partner shall be obligated to contribute Required Equity, pari passu, based on the ratio of their respective Percentage Interests;

(f)	The definition of “Required Equity” shall be amended to mean forty percent (40%) of the “Net Project Costs”, as contemplated in the applicable Development Budget.

(g)	The Mills Partner shall be a Special General Partner and receive rights to participate in Major Decisions as described in Paragraph D on Exhibit D hereto; and

(h)	If the Special General Partner exercises the Office/Hotel Drag-Along Right under the Office/Hotel Component LP Agreement, the Mills Partner shall continue to the have rights and obligations respecting the development and ownership of the remaining Office/Hotel Components as set forth in this Article 10.

10.6.7	Establishment of Capital Accounts in Office/Hotel Component Owner and Adjustment of Capital Accounts of the Partners in the Partnership. The capital accounts of the Partners hereunder shall be adjusted, as follows:

10.6.7.1	Effective upon the consummation of the conveyance of the Office/Hotel Land or the assignment of the partnership interests of the Component Entity to the Office/Hotel Component Owner as provided in Section 10.6, a Major Capital Event shall be deemed to have occurred with respect to the Office/Hotel Land based on the Office/Hotel Value, with distributions being deemed to have been made to each of the Mills Partner and the MC Partners as if the Office/Hotel Land was theoretically sold for its Office/Hotel Value, and the deemed proceeds shall have been distributed to the Partners as follows: fifty percent (50%) of such proceeds shall be deemed to have been distributed to the Partners in the same order and priority as provided in Section 6.6 and fifty percent (50%) of such proceeds shall be deemed to have been distributed in reverse order and priority pursuant to Section 6.6 beginning with Section 6.6(vi). The amounts deemed distributed shall be treated as actual distributions of proceeds from a Major Capital Event in the above order. Upon such deemed distributions, such accounts shall be reduced to reflect the amounts of such deemed distributions.

10.6.7.2	Each of the Mills Partner and MC Partner shall be deemed to have contributed capital to the Office/Hotel Component Owner in the respective aggregate amount of deemed distributions made to each Partner as provided in Section 10.6.7.1 above to establish initial capital accounts in such Office/Hotel Component Owner.

10.6.7.3	If the Office/Hotel Component Owner fails to commence construction within ninety (90) days of the assignment of the partnership interests of the Component Entity or the conveyance of the Office/Hotel Land to the Office/Hotel Component Owner, as applicable, the MC Partners shall be obligated to contribute capital to the Office/Hotel Component Owner within such ninety (90) day period in an amount that, after such contribution and the distribution described in this Section 10.6.7.3, the Capital Ratio shall be 80:20 and, in such event, the Office/Hotel Component Owner shall make a distribution to Mills Partner as a return of Mills’ Capital in an amount equivalent to the Mack-Cali Partners’ contribution. If the MC Partners fail to contribute the capital (a “Office/Hotel Funding Default”) in accordance with the preceding sentence, then the Mills Partner may provide written notice to the MC Partners of such Office/Hotel Funding Default (a “Office/Hotel Funding Default Notice”). If the MC Partners shall fail to fund such Required Equity within ten (10) business days after the date of delivery of the Office/Hotel Funding Default Notice, then Mills shall designate a replacement managing general partner of the Office/Hotel Component Owner (which may include itself). Upon the occurrence of an Office/Hotel Funding Default and the MC Partners’ failure to cure such default, the respective percentage interests of the MC Partners and the Mills Partner in the Office/Hotel Component Owner shall be determined in accordance with their capital accounts in such Office/Hotel Component Owner as such capital accounts are determined as provided in Section 10.6.7.2 above. The Mills Partner, as replacement Managing General Partner of the Office/Hotel Component Owner may determine in its sole discretion whether to develop such Office/Hotel Component or sell such Office/Hotel Component, except that in the event of a sale the provisions of Section 10.7.2 shall not apply.

10.6.8	After the occurrence of the matters and execution of the documents set forth in Sections 10.5 through 10.6.7.3 above, then the closing of the conveyance to the Office/Hotel Component Owner of the Component, phase or sub-Component, or assignment to the Office/Hotel Component Owner of partnership interests in the Component Entity that owns the applicable Component, phase or sub-Component thereof, as applicable, shall occur on a date not later than thirty (30) days after the date of conveyance or assignment, as applicable, as follows:

10.6.8.1	The Partnership shall execute or cause the Partners to execute, as the case may be, either (i) an assignment of lease or (ii) an assignment by the Partners of all of its legal and beneficial right, title and interest to the partnership interests in the Component Entity, which assignment of lease or assignment of partnership interests shall be free and clear of any lien or encumbrance of any nature except for any financing permitted as described on Exhibit D, and which lease or partnership interests shall not be subject an to option to purchase or otherwise nor shall any other person have any right to acquire any of the assigned leasehold interest or the assigned partnership interests, as applicable. The conveyance or assignment of partnership interests shall contain customary representations and warranties for such a transaction with an Affiliate and shall be in customary form and subject to such exceptions to title as shall then exist in favor of the Office/Hotel Component Owner and conveying the applicable portions of the Office/Hotel Land (or in the event of an assignment, partnership interests) at the time of the issuance of the title policy in the Redevelopment Agreement subject to no mortgages or other liens or encumbrances except for any financing permitted as described on Exhibit D and only the above-described title exceptions;

10.6.8.2	The Partnership shall execute a bill of sale, assignment of intangible rights, assignment of lease or partnership interests, as applicable, and such other documents as shall be reasonably necessary to assign all of the Partners’ partnership interests in the Component Entity or to convey all of the Partnership’s rights in, to and respecting the applicable portion of Office/Hotel Land, as applicable, to the Office/Hotel Component Owner;

10.6.8.3	The assignor of the partnership interests shall represent and warrant that (i) it is the record holder of the interests, (ii) the partnership interests have not been sold, assigned, transferred, encumbered, pledged or hypothecated, and (iii) the interests are free and clear of any lien, claim or encumbrance.

10.6.8.4	The Partnership and the Office/Hotel Component Owner shall execute such transfer tax affidavits, change of ownership reports and the like as shall be required under applicable law;

10.6.8.5	All income and expenses attributable to the portion of the Office/Hotel Land conveyed shall be allocated between the Partnership and the Office/Hotel Component Owner based on their relative periods of ownership of such portion of the Office/Hotel Land and closing costs shall be allocated between the Partnership and the Office/Hotel Component Owner as is customary for commercial real estate transactions in the Bergen County, New Jersey;

10.6.8.6 The NJSEA, the Partnership and the Office/Hotel Component Owner shall enter into such agreements as shall be necessary to:

(a)	If separate Component Leases have not already been executed as contemplated in Section 10.1.2 above, result in the Office/Hotel Component being released from the Ground Lease and the Redevelopment Agreement and a new Component Lease and a new Component Agreement shall be entered into by the NJSEA and the Office/Hotel Component Owner wherein the Office/Hotel Component (or phase thereof) is allocated appropriate portions of the rights and responsibilities under the Ground Lease and the Redevelopment Agreement and any TIF Agreements relating to the Office/Hotel Component including the allocation of the Allocated Annual Payments as provided above;

(b)	Confirm that the rights and obligations of a Component Entity with respect to a Component, phase or sub-Component shall be as set forth in the applicable Component Agreement and Component Lease and there shall be no cross-defaults between Component Entities (including the Entertainment/Retail Component) and/or Component Agreements (including the Redevelopment Agreement) and Component Leases (including the Ground Lease) (i.e., a default by a Component Entity under a Component Agreement or Component Lease shall have not effect on the rights or obligations of any other Component Entity under any other Component Agreement or Component Lease);

(c)	Result in the Partnership and such Component being released from all responsibilities, duties and obligations related to the Office/Hotel Component under the Redevelopment Agreement, the Ground Lease and all related agreements including all traffic and infrastructure improvements associated with the Office/Hotel Component and the Office/Hotel Component, or phase thereof, is released from all responsibilities, duties and obligations related to the Entertainment/Retail Component Ground Lease and all related agreements including all traffic and infrastructure improvements associated with the Entertainment/Retail Component;

(d)	Result in agreements between the Partnership and the Office/Hotel Component Owner allocating and assigning the entire obligation respecting the Office/Hotel Component due under the Cooperation Agreement and the NJSEA Profit Participation to the owner(s) of the Office/Hotel Component, as the case may be;

(e)	Obtain such consents and approvals from the NJSEA and other third parties as shall be required to effectuate such transfer and other matters required under this Section 10.6.8 (including estoppel certificates);

(f)	Create such mutual reciprocal easements and covenants to permit the Office Component and Hotel Component (or phase thereof) to operate within the Project as contemplated in the Conceptual Site Plan if not already created; and

(g)	Execute an agreement providing for indemnification from the Office/Hotel Component Owner and the Entertainment/Retail Component, as the case may be, respecting any matters for which a release or a consent or a separate, several allocation of obligations was not obtained as provided above and respecting a failure of the Office/Hotel Component (or phase or sub-Component thereof) or the Entertainment/Retail Component to comply with its payment obligations as provided above; and

(h)	Execute the Office/Hotel Component LP Agreement.

10.7     Failure of MC Partner to Make Election. If MC Partner fails to provide an Office/Hotel Development Election Notice on or before the Office/Hotel Election Notice Date, then (i) MC Partner shall be deemed to have irrevocably waived all rights under Section 10.2.1 including all rights to be the managing general partner of the Component Entity or Component Entities that develop Phase III and Phase IV, and (ii) thereafter, the Managing General Partner shall have the sole discretion (consistent with the Redevelopment Agreement) to determine whether the Partnership should retain and develop all or any sub-Component of the Office Component or the Hotel Component or sell the Office Component or Hotel Component to a third party (which may be a Joint Venture (hereinafter defined)) and/or seek other development partners. If Mills Partner elects to retain and develop all or a any sub-Component as aforesaid, the applicable property may be developed by an entity owned by Mills Partner (or Mills Partner and MC Partners if the MC Partners make a Partnership Election as defined and described in Section 10.7.3 below) or by a partnership, or other joint venture entity between a third party and Mills Partner (or Mills Partner and MC Partner if Mack-Cali Partners elects to be a partner as provided in Section 10.7.3 below) (a “Joint Venture”) to develop all or a portion of the Hotel Component, the Office Component or any sub-Component thereof, or any combination of the foregoing.

10.7.1	Sale of Hotel Component or Office Component. If the Managing General Partner shall elect to sell all or any sub-Component of the Office Component or the Hotel Component, then the Managing General Partner shall have the right to determine the terms and conditions upon which such purchase and sale transaction shall be consummated subject to Section 10.7.2 hereof, and such transaction shall constitute a Major Capital Event.

10.7.2	Purchase Price Floor. The purchase price (in the case of a sale) or the deemed value of the particular portion of the Office/Hotel Land (in the case of the Joint Venture) conveyed by the Partnership in accordance with this Section 10.7 must be equal to or exceed ninety-five percent (95%) of the Office/Hotel Value of the particular Component, phase or sub-Component thereof, as applicable. If the purchase price is less than ninety-five percent (95%) of the applicable Office/Hotel Value, then Mills shall provide written notice (a “Reoffer Notice”) to MC Partner. Mack-Cali Partners shall have the right, to be exercised by written notice (a “Reoffer Acceptance Notice”) to Mills not later than thirty (30) days after MC Partner’s receipt of the Reoffer Notice, to have the applicable Component, phase or sub-Component thereof conveyed or the partnership interests transferred to the Office/Hotel Component Owner utilizing an Office/Hotel Value equal to the purchase price set forth in the Reoffer Notice. If MC Partner provides a Reoffer Acceptance Notice, then (i) the applicable Component, phase or sub-Component thereof shall be conveyed or the partnership interests transferred to the Office/Hotel Component Owner within ten (10) days of Mills’ receipt of the Reoffer Acceptance Notice, and (ii) the Office/Hotel Value to be used in connection with such conveyance for purposes of determining the initial capital of the Partners in accordance with Section 10.6.7 shall be the purchase price set forth in the Reoffer Notice and all other provisions of this Article 10 applicable to a takedown by Mack-Cali Partners shall apply. If a Reoffer Acceptance is not provided within such thirty (30) day period, Mills may proceed with the transaction as set forth within the Reoffer Notice.

10.7.3	Formation of Joint Venture to Develop Office/Hotel Component. If Mills Partner shall elect to develop all or any portion of the Office/Hotel Land as provided in Section 10.7, then MC Partner shall have thirty (30) days after receipt of written notice from Mills Partner of such election to either become a partner with Mills Partner (a “Partnership Election”) or not to participate in such development (an “Opt Out Election”). A failure of MC Partner to provide a Partnership Election prior to the expiration of such thirty (30) day period shall be deemed to be an Opt Out Election.

10.7.3.1	If the Special General Partner makes or is deemed to have made an Opt Out Election, then Mills Partner shall be permitted to proceed with the development of the applicable portion of the Office/Hotel Land as hereinabove contemplated, subject to the provisions of the Redevelopment Agreement, Component Lease or Component Agreements, as the case may be.

10.7.3.2	If the Special General Partner shall make a Partnership Election, then Mills Partner and MC Partner shall execute a limited partnership agreement substantially in the form of this Agreement, except that (1) MC Partner shall be obligated to fund twenty percent (20%) of all Required Equity of such limited partnership (the “New LP”) and shall have a twenty percent (20%) Percentage Interest, and Mills Partner shall be obligated to fund eighty (80%) percent of all Required Equity of such limited partnership and shall have an eighty percent (80%) Percentage Interest, and (2) if Mills Partner has elected that a Joint Venture be formed, then the Office/Hotel Component Owner shall be such Joint Venture and the Required Equity set forth in subclause (1) hereof shall refer to the applicable percentages of the total Required Equity to be paid by the New LP to such Joint Venture.

10.8     Failure of MC Partners to Acquire or Commence Construction. If, after the Special General Partner has provided an Office/Hotel Development Election Notice prior to the Office/Hotel Election Notice Date, the Office/Hotel Component Owner fails to acquire or commence construction of the applicable Component or phase thereof, as applicable, on or before the date set forth in Section 10.2, or if the Special General Partner fails to provide a written notice to proceed respecting a Loan Commitment Notice within the period for provision of same pursuant to Section 10.3.1(b), then:

10.8.1	Mills Partner may elect, by written notice to the Special General Partner, to become the Managing General Partner of the Office/Hotel Component Owner for any Component or phases thereof not yet conveyed by the Partnership;

10.8.2	Mills Partner may elect, by written notice to the Special General Partner, to become the Managing General Partner of the Office/Hotel Component Owner for the particular Component or phase thereof; or

10.8.3	As to those portions of the Office/Hotel Land not yet conveyed to the Office/Hotel Component Owner, Mills Partner may elect either to continue to develop the Office/Hotel Land as set forth in the Office/Hotel Plans (with the MC Partners continuing to have the obligations for contribution of capital as provided above), or to exercise the rights set forth in Section 10.7 and all subsections thereof respecting such undeveloped portions as if the Special General Partner shall have failed to provide an Office/Hotel Development Election Notice respecting all Components and sub-Components not yet conveyed to the Office/Hotel Component Owner except that the provisions of Section 10.7.2 shall not apply in such case.

ARTICLE 11

SALE, TRANSFER OR MORTGAGE OF PARTNERSHIP INTERESTS

11.1     General. Except as expressly permitted in Sections 11.2 and 11.3 of this Agreement or as otherwise expressly permitted in this Agreement, no Partner shall directly or indirectly sell, assign, transfer, pledge, mortgage, convey, charge or otherwise encumber or contract to do or permit any of the foregoing, whether voluntarily or by operation of law (herein sometimes collectively called a “Transfer”), or suffer any Affiliate or other third party to Transfer, any part or all of its Partnership Interest or its share of capital, profits, losses, allocations or distributions hereunder without the express prior written consent of the Mills Partner(s), which consent may be withheld for any or no reason whatsoever. Any attempt to Transfer in violation of this Article 11 shall be null and void. The giving of consent in any one or more instances of Transfer shall not limit or waive the need for such consent in any other or subsequent instances. Transfers of ownership interests in Mills Partner or any of its Affiliates (including TMC or TMLP) or MC Partner or any of its Affiliates (including MCRC or Mack-Cali Realty, L.P.) shall not constitute a “Transfer” hereunder.

11.2     Permitted Transfers.

11.2.1	Transfers By Mills Partner. Without the consent of any other Partner, the Mills Partner may from time to time (i) Transfer its Partnership Interest, in whole or in part (A) to an Affiliate of such Transferor (as hereinafter defined) or (B) from an Affiliate to another Affiliate of such Transferor, (ii) Transfer the aggregate Partnership Interests held by such Transferor and its Affiliates to a Person other than an Affiliate so long as (A) such Transferor has the right to control the day-to-day operations of such Person and (B) such Transferor or its Affiliate owns at least fifty percent (50%) of the beneficial interest in such Person, or (iii) mortgage, pledge or hypothecate all or any portion of such Partnership Interest so long as the Person to which such Partnership Interest is mortgaged, pledged or hypothecated cannot foreclose or otherwise realize upon such collateral and elect to become a substitute Partner.

11.2.2	Transfer by the MC Partner. Without the consent of any other Partner, and without triggering the right of first offer procedure under Section 11.3 hereof, the MC Partners may from time to time(i) Transfer its Partnership Interest, in whole or in part (A) to an Affiliate of such Transferor or (B) from an Affiliate to another Affiliate of such Transferor, (ii) Transfer the aggregate Partnership Interests held by such Transferor and its Affiliates to a Person other than an Affiliate so long as (A) such Transferor has the right to control the day-to-day operations of such Person and (B) such Transferor or its Affiliate owns at least fifty percent (50%) of the beneficial interest in such Person, or (iii) mortgage, pledge or hypothecate all or any portion of such Partnership Interest so long as the Person to which such Partnership Interest is mortgaged, pledged or hypothecated cannot foreclose or otherwise realize upon such collateral and elect to become a substitute Partner.

11.2.3     Agreements with Transferees.

(a)	If pursuant to the provisions of Section 11.2.1 or 11.2.2, any Partner (the “Transferor”) shall purport to make a Transfer of any part of its Partnership Interest to any Person (“Transferee”), no such Transfer shall entitle the Transferee to any benefits or rights hereunder until:

(i)	the Transferee agrees in writing to assume and be bound by all the obligations of the Transferor and be subject to all the restrictions to which the Transferor is subject under the terms of this Agreement and any agreements with respect to the Project to which the Transferor is then subject or is then required to be a party; and

(ii)	the Transferor and Transferee enter into a written agreement with the Partnership which provides (x) in the case of a partial transfer of Partnership Interests, that the Transferor is irrevocably designated the proxy of the Transferee to exercise all voting and other approval rights appurtenant to the Partnership Interest acquired by the Transferee, (y) that the Transferor shall remain liable for all obligations arising under this Agreement prior to or after such Transfer in respect of the Partnership Interest so transferred, provided, however that as to any Transfer to a non-Affiliate of the Transferor, the Transferor shall only be liable for all obligations arising under this Agreement and any agreements with respect to the Project to which the Transferor is then subject or is then required to be a party from and after such Transfer in respect of the Partnership Interest so transferred; and (z) that the Transferee shall indemnify the Partners from and against all claims, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and court costs) which may arise as a result of any breach by the Transferee of its obligations hereunder.

(b)	No Transferee of any Partnership Interest shall make any further disposition except in accordance with the terms and conditions hereof.

(c)	All costs and expenses incurred by the Partnership, or the non-transferring Partners, in connection with any Transfer of a Partnership Interest, including any filing or recording costs and the fees and disbursements of counsel, shall be paid by the Transferor.

11.3     Sale Rights of Mills and Mack-Cali Partners; Right of First Offer.

11.3.1	Sale by Mills Partner. Mills Partner may not sell all or any portion of its or its Affiliates’ Partnership Interest at any time prior to the date that is three (3) years after the Grand Opening Date. If Mills elects to sell its or its Affiliates’ Partnership Interest to a non-Affiliate other than a sale pursuant to Section 11.2, then (i) Mills shall have the right (the “Drag-Along Right”) to require that Mack-Cali Partners sell the Mack-Cali Partners’ entire Partnership Interests to the purchaser of Mills’ or its Affiliate’s Partnership Interest, and (ii) if Mills does not exercise the Drag-Along Right, Mack-Cali Partners shall have the right (the “Tag-Along Right”) to sell their entire Partnership Interests to the purchaser of Mills’ or its Affiliates’ Partnership Interest. The sale of Mack-Cali Partners’ Partnership Interests pursuant to the exercise of the Drag-Along Right or the Tag-Along Right, as applicable, shall be on the same terms and conditions (including the occurrence of the closing concurrently with the closing of the sale of Mills Partner’s Partnership Interest); provided that, in no event, shall the proceeds received by Mack-Cali Partners for their Partnership Interests in connection with the Mills Partners’ exercise of the Drag-Along Right be less than an amount equal to the Unreturned MC Partner Capital Contributions Account plus the MC Return (the “MC Partner Floor”). Mills shall provide written notice to the Mack-Cali Partners of the proposed purchase and sale of Mills’ Partnership Interest at least sixty (60) days prior to the proposed closing date for such purchase and sale. Such written notice shall include a statement from Mills of whether or not Mills is exercising the Drag-Along Right. If Mills does not exercise the Drag-Along Right, the Mack-Cali Partners may exercise the Tag-Along Right by providing written notice to Mills within thirty (30) days prior to the proposed closing date. A failure of Mack-Cali Partners to send a notice exercising the Tag-Along Right prior to such 30th day shall be deemed an election not to exercise the Tag-Along Right. If the Drag-Along Right or Tag-Along Right is exercised, as applicable, Mack-Cali Partners shall be obligated to cooperate with Mills and the prospective purchaser of the Partnership Interests to accomplish the proposed transaction within the time period(s) set forth in the notice from Mills provided, however, that Mills shall not be responsible or liable to Mack-Cali Partners in any way if the closing fails to occur for any reason other than a default of Mills in its obligation to convey its Partnership Interests to such Purchaser. In connection with the closing of a sale pursuant to a Drag-Along Right or Tag-Along Right, the proceeds received by all Partners from the acquirer of the Partnership Interests shall be aggregated and then distributed to the Partners pursuant to Section 13.2.4, and if such proceeds are payable in connection with the Mills Partner’s exercise of its Drag-Along Right, the Mack-Cali Partners shall receive an amount equal to the greater of (y) the Floor Price, and (z) the amount that the Mack-Cali Partners shall receive after distributions are made pursuant to Section 13.2.4. If Mills exercises the Drag-Along Right or the Mack-Cali Partners exercise the Tag-Along Right, Mack-Cali Partners shall continue to the have the rights and obligations respecting the development and ownership of the Office/Hotel Component as set forth in Article 10 (except that the rights of the Mack-Cali Partners to require performance of any of the obligations of the Mills Partner, including any obligation to contribute capital, shall only be against the party that acquires Mills’ Partnership Interest). In no event shall Mills or the Mack-Cali Partners sell its entire Interest or its entire Affiliates’ Partnership Interest in the Partnership to more than a single purchaser or its Affiliates. If a Partner defaults in its obligation to convey Partnership Interests hereunder, then such Partner shall pay all non-defaulting partners’ costs and expenses in incurred in connection with such transaction and such defaulting Partner shall indemnify, defend and hold all non-defaulting Partners harmless from any and all costs, expenses, damages, claims or other amounts or matters arising out of such default.

11.3.2	Sale by Mack-Cali Partners. Except as provided in Section 11.2 and except in connection with the exercise of the Drag-Along Right or the Tag-Along Right, Mack-Cali Partners may not sell all or any portion of its or its Affiliate’s Partnership Interest at any time prior to the date that is three (3) years after the Grand Opening Date. Except as provided in Section 11.2, if the Mack-Cali Partners desires to sell all or any portion of their or their Affiliates’ Partnership Interest in the Partnership three (3) or more years after the Grand Opening Date in accordance with this Section 11.3.2, Mack-Cali Partners shall give written notice (the “First Offer Notice”) of such intention to the Mills. The First Offer Notice must set forth the price (the “Offer Price”) and terms upon which Mack-Cali Partners are willing to sell such Partnership Interest (the Partnership Interest subject to the First Offer Notice is hereinafter called the “Subject Interest”) subject to all liabilities of the Partnership as of that date. The First Offer Notice must also include the statement required under Section 11.3.2.2(b). The Offer Price set forth therein must be payable with cash consideration only. If the Mack-Cali Partners elect to sell their or their Affiliates’ Partnership Interests in accordance with this Section 11.3.2, then the Mack-Cali Partners shall continue to have the rights and obligations respecting the development and ownership of the Office/Hotel Component as set forth in Article 10 (except that the rights of the Mack-Cali Partners to require performance of any of the obligations of the Mills Partner, including any obligation to contribute capital, shall only be against the party that acquires Mills’ Partnership Interest), provided that Mack-Cali Partners shall have exercised the Four Year Office/Hotel Development Option and the Six Year Office/Hotel Development Option prior to the date of sale. In no event shall the Mack-Cali Partners sell their entire Interest or their entire Affiliates’ Partnership Interest in the Partnership to more than a single purchaser or its Affiliates.

11.3.2.1	Election by Offeree. For a period of thirty (30) days following the date of the First Offer Notice (the “First Offer Period”), Mills shall have the option to purchase all, but not less than all, of the Subject Interest specified in the First Offer Notice for the price and on the terms stated in the First Offer Notice. If Mills elects to purchase the Subject Interest it must so notify Mack-Cali Partners in writing (the “First Offer Exercise Notice”) within said 30-day period, which notice must be accompanied by a First Offer Deposit (defined below). If Mills fails to send a First Offer Exercise Notice or to deliver a First Offer Deposit within said 30-day period it shall be deemed to have elected not to purchase the Subject Interest. “First Offer Deposit” shall mean an amount equal to five percent (5%) of the Offer Price set forth in the First Offer Notice.

11.3.2.2     Closing.

(a)	If Mills elects to so purchase the Subject Interest, the transfer of the Subject Interest specified in the First Offer Notice from Mack-Cali Partners to Mills shall be closed and consummated in the principal office of the Partnership at 11:00 a.m., local time, on the sixtieth (60th) day following the date of the First Offer Exercise Notice (or if such date is not a business day, the business day next following such day) or on such earlier day as may be selected by Mills. At the closing, Mills shall deliver to the Mack-Cali Partners the Offer Price which is payable at closing in accordance with the terms of the First Offer Notice in cash (U.S. dollars) by wire transfer representing immediately available Federal System funds. Simultaneously with the receipt of such payment, Mack-Cali Partners shall deliver the Subject Interest to Mills free and clear of all liens, security interests and competing claims and shall deliver to Mills such instruments of transfer and such evidence of due authorization, execution and delivery and of the absence of any such liens, security interests or competing claims as Mills shall reasonably request.

(b)	If, by virtue of the election of Mills to purchase or upon Mills’ acquisition of, any Subject Interest in accordance with the provisions of this Section 11.3, the holder of any loan to the Partnership has the right to accelerate the loan and prepayment premium and/or yield maintenance fees are payable as a result of such acceleration or any other fees or charges are payable under such loan in connection with such election to purchase by Mills (“Loan Transfer Fees”), or if any of the Mack-Cali Partners have personal liability under any loan to the Partnership (“Mack-Cali Recourse Liability”), then the First Offer Notice shall include a statement from the Mack-Cali Partners as to whether the Mack-Cali Partners or the Mills Partner shall be obligated to pay the Loan Transfer Fees and a statement as to whether the Mack-Cali Partners shall require that either (i) Mills shall replace such loan at closing, or (ii) the lender under such loan shall release the Mack-Cali Partners from such personal liability under such loan by a written instrument reasonably satisfactory to Mack-Cali Partners, or (iii) Mills and the Mack-Cali Partners shall execute an agreement in form reasonably acceptable to both Mack-Cali Partners and Mills, wherein Mills agrees to indemnify Mack-Cali Partners for all Mack-Cali Recourse Liability respecting the period from and after closing, at the closing of the sale of such Subject Interest (a statement from Mack-Cali Partners requiring that either (i), (ii) or (iii) occur is referred to herein as a “Recourse Release Demand”).

(c)	If the First Offer Notice includes a statement from the Mack-Cali Partners that Mills shall be obligated to pay the Loan Transfer Fees, then Mills shall be obligated to pay such Loan Transfer Fees at or prior to closing. If the First Offer Notice includes a Recourse Release Demand, then it shall be a condition to closing that either (i), (ii) or (iii) described in Section 11.3.2.2(b) shall occur no later than the closing.

11.3.2.3     Sale to Third Party.

(a)	If Mills fails to exercise its respective rights to purchase the Subject Interest in its entirety, or if Mills exercises its rights to purchase but through no fault of Mack-Cali Partners subsequently fails to purchase the Subject Interest in its entirety within the time specified, then Mack-Cali Partners shall have the right, for six (6) months after the expiration of the First Offer Period, to sell such Subject Interest to any third party, (a “Purchaser”) for a price and on terms and conditions substantially consistent with the terms set forth in the First Offer Notice pursuant to Section 11.3.2 and which do not vary by more than five percent (5%) from the economic terms thereof. If Mills fails to purchase the Mack-Cali Partners’ Subject Interest in breach of a commitment by Mills to do so Mack-Cali Partners shall have, as their sole remedy, the right to retain the First Offer Deposit as liquidated damages and not as a penalty, and in addition thereto to obtain a binding contract with a third party for the sale of the Subject Interest.

(b)	In the event Mack-Cali Partners proposes to consummate a sale of the Subject Interest to the Purchaser identified pursuant to Section 11.3.2 hereof within the time specified and in a manner otherwise consistent with the requirements of Sections 11.3.2.2(a), the Purchaser shall not be entitled to any benefits or rights under this Agreement unless and until:

(i)	Mills shall reasonably approve the form and content of the instruments of transfer;

(ii)	The Purchaser in writing accepts and adopts all of the terms and conditions of this Agreement, as the same may have been amended, including, without limitation, the restrictions on transfer set forth in Section 11.l, and acknowledges that Mack-Cali Partners’ rights under this Section l1.3 are transferable and subject to Mills’ right of first offer thereunder, but shall not be available for a period of one (1) year, to such Purchaser;

(iii)	Mack-Cali Partners or the Purchaser, as the case may be, pays all debts of Mack-Cali Partners then due and payable to the Partnership or to Mills (including interest accrued thereon) and all capital contributions then due and payable by Mack-Cali Partners to the Partnership;

(iv)	Mack-Cali Partners or the Purchaser pays all costs incurred by the Partnership as the result of such transfer, including, without limitation, real or personal property taxes, if any, imposed on the Partnership by virtue of the transfer and the cost of preparing and filing any and all tax returns which are required to be filed as a result of such sale; and

(v)	If, by virtue of a sale to the Purchaser pursuant to this Section 11.3.2.3, the holder of any loan to the Partnership has the right to, and notifies the Partnership of its intent to accelerate the loan or if the Mills Partner shall have new or increased personal liability under the loan as a result of such transfer, it shall be a condition to the closing that the Purchaser replace such loan and pay any required prepayment premium and/or yield maintenance fees.

(c)	If reasonably required by Mills, the Purchaser delivers an opinion of counsel to the Partnership, which counsel and opinion are satisfactory to Mills, that an exemption from registration or qualification under the Securities Act of 1933, as amended, and under all applicable statutes, rules or laws of any state which may be applicable to such transfer is available.

11.3.2.4	Reinstatement of First Offer Procedure. If Mack-Cali Partners fails within the time specified in Section 11.3.2.2(a) to consummate such proposed sale, Mack-Cali Partners shall nonetheless reimburse Mills and the Partnership for their above-described costs and shall, prior to any subsequent proposed sale of the Subject Interest be required to extend to Mills, and Mills shall have, the rights of First Offer set forth in this Section 11.3. Except as otherwise permitted by this Agreement, any sale, assignment or other transfer by any Partner of its Partnership Interest or any portion thereof in violation of the restrictions and procedures set forth in this Section 11.3 shall be void.

11.4     Restraining Order. If any Partner shall at any time Transfer or attempt to Transfer its Partnership Interest or part thereof in violation of the provisions of this Agreement and any rights hereby granted, then the other Partners shall, in addition to all rights and remedies at law and in equity, be entitled to a decree or order restraining and enjoining such Transfer and the offending Partner shall not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed that damages at law will be an inadequate remedy for a breach or threatened breach of the violation of the provisions concerning Transfer set forth in this Agreement.

11.5     ERISA. No Partner shall Transfer all or any part of its Partnership Interests to any party, including another Partner, whether or not the Transfer would otherwise be permitted hereunder, if the Transfer would result in the assets of the Partnership being deemed to include assets of an ERISA Plan. At the request of such other Partners and as a condition of the consummation of any Transfer of all or part of a Partnership Interest to any party, including another Partner, the Partner proposing to Transfer all or any part of its Partnership Interest shall, at its cost, provide an unqualified opinion of counsel, which must be reasonably satisfactory to each such other Partners, that the Transfer would not result in the assets of the Partnership being deemed to include assets of an ERISA Plan, and in addition to such other Partner’s rights under Section 11.4, the Partner proposing to Transfer shall indemnify and hold harmless such other Partners (except any Partner that is the proposed Purchaser), from and against any and all loss, cost, tax, liability or expense (including but not limited to reasonable attorneys’ fees and court costs) which such other Partners may suffer if the Transfer would cause the assets of the Partnership being deemed to include assets of any ERISA Plan.

11.6     Put/Call Procedure.

11.6.1	Put/Call Notice. At any time following the date that is six (6) years after the Grand Opening Date, the Managing General Partner or the Mack-Cali Partners, provided the Mack-Cali Partners are not then in default hereunder, may provide a written notice (the “Put/Call Notice”) to the other Partner of the desire to implement the acquisition and sale procedures set forth in this Section 11.6. Subject to the preceding sentence, the provisions of this Section 11.6 shall be available to either Partner even if the Partners are in mediation or arbitration pursuant to the provisions of Section 15.15. In such event, such mediation or arbitration shall only continue if it relates to obligations to pay money or debts owed or provide indemnification attributable to the period prior to the consummation of the conveyance to Mills pursuant to this Section 11.6. If a Put/Call Notice is provided by Mills to Mack-Cali Partners (a “Call”), such Put/Call Notice shall be deemed to be an irrevocable offer by Mills to acquire Mack-Cali Partner’s entire Partnership Interest hereunder in accordance with this Section 11.6. If a Put/Call Notice is provided by Mack-Cali Partners to Mills (a “Put”), such Put/Call Notice shall be deemed to be an irrevocable offer by Mack-Cali Partners to sell Mack-Cali Partners’ entire Partnership Interest hereunder to Mills in accordance with this Section 11.6.

(a)	The Put/Call Notice shall be in writing and be signed by the Partner delivering such notice.

(b)	The “Call Price” for the Call of the Partnership Interest of Mack-Cali Partners shall be the amount equal to (1) the greater of (i) the amount to be distributed to the Mack-Cali Partners under Section 11.6.1(l) if the Entertainment/Retail Component were sold for the Appraised Value (as determined in accordance with this Section 11.6.1) or (ii) the Unreturned MC Partner Capital Contributions Account, plus the accrued and unpaid MC Return, or (2) if the Put/Call Notice is delivered after the date that is eight (8) years following the Grand Opening Date, the amount to be distributed to the Mack-Cali Partners Section 11.6.1(l) if the Entertainment/Retail Component were sold for the Appraised Value (as determined in accordance with this Section 11.6.1). Notwithstanding the foregoing, within thirty (30) days of the date of the Put/Call Notice, the Partners may agree upon a Call Price for the Call of the Partnership Interest of the Mack-Cali Partners.

(c)	The “Put Price” for the Put of the Partnership Interest of Mack-Cali Partners shall be the amount equal to (1) the lesser of (i) the amount to be distributed to the Mack-Cali Partners Section 11.6.1(l) if the Entertainment/Retail Component were sold for the Appraised Value (as determined in accordance with this Section 11.6.1) or (ii) the Unreturned MC Partner Capital Contributions Account, plus the accrued and unpaid MC Return, or (2) if the Put/Call Notice is delivered after the date that is eight (8) years following the Grand Opening Date, the amount to be distributed to the Mack-Cali Partners Section 11.6.1(l) if the Entertainment/Retail Component were sold for the Appraised Value (as determined in accordance with this Section 11.6.1). Notwithstanding the foregoing, within thirty (30) days of the date of the Put/Call Notice, the Partners may agree upon a Put Price for the Put of the Partnership Interest of the Mack-Cali Partners.

(d)	If the Partners cannot agree on the Call Price or the Put Price, as the case may be, within thirty (30) days of the date of the Put/Call Notice, each of Mills and the Special General Partner, on behalf of the Mack-Cali Partners, shall (i) select an Appraiser to determine the fair market value of the portions of the Project owned by the Partnership and all other Partnership assets (the “Appraised Value”), and (ii) provide written notice to the other of the Appraiser that it has selected (the Appraiser selected by the Mills being referred to herein as the “Mills Appraiser” and the Appraiser selected by the Special General Partner, on behalf of the Mack-Cali Partners being referred to herein as the “Mack-Cali Partners Appraiser”). The Appraised Value shall include a separate valuation of any rights of the Partnership to receive TIF Proceeds.

(e)	Within sixty (60) days of the date of the Put/Call Notice, each of the Mills Appraiser and the Mack-Cali Partners Appraiser shall submit its written appraisal (each, an “Initial Appraisal” and collectively, the “Initial Appraisals”) of the fair market value of the portions of the Project owned by the Partnership and all other Partnership assets to Mills and the Mack-Cali Partners.

(f)	If both of the Initial Appraisals specify the same fair market value of the portions of the Project owned by the Partnership, then the Appraised Value shall mean the fair market value specified in the Initial Appraisals. If the fair market values of the portions of the Project owned by the Partnership specified in the Initial Appraisals differ by $2,500,000 (or $1,000,000, if the Partnership no longer directly or indirectly owns the Entertainment/Retail Component) or less, then the Appraised Value shall be an amount determined by adding the fair market values specified in both Initial Appraisals and dividing such sum by two (2).

(g)	If the fair market values of the Project specified in the Initial Appraisals differ by greater than $2,500,000 (or $1,000,000, if the Partnership no longer directly or indirectly owns the Entertainment/Retail Component), then, within seventy-five (75) days of the date of the Put/Call Notice, each of the Mills Appraiser and the Mack-Cali Partners Appraiser jointly shall select a third Appraiser (the “Neutral Appraiser”) not affiliated in any way with either of the Mills Appraiser of the Mack-Cali Partners Appraiser. Within one hundred five (105) days of the date of the Put/Call Notice, the Neutral Appraiser shall submit its written appraisal (the “Neutral Appraisal”; the Initial Appraisals and the Neutral Appraisal are collectively referred to herein as the “Appraisals”) of the fair market value of the Project to Mills and Mack-Cali Partners.

(h)	After the Neutral Appraiser’s submission of the Neutral Appraisal, the Appraised Value shall be determined by the average of the two (2) Appraisals which are closest to each other in dollar amount, such average to be determined by adding the fair market values of the Project specified in each Appraisal and dividing such sum by two (2).

(i)	Upon receipt of the Neutral Appraisal and the calculation of the Appraised Value in accordance with Section 11.6.1(h) hereof, Mack-Cali Partners shall be obligated to sell all of Mack-Cali Partners’ right, title and interest in and to its Partnership Interest, and Mills shall be obligated to acquire all of Mack-Cali Partners’ right, title and interest in and to Mack-Cali Partners’ Partnership Interest, at the Put Price or the Call Price computed as set forth in this Section 11.6.1.

(j)	If the holder of any loan to the Partnership under which the Mack-Cali Partners have personal liability, has the right to, and notifies the Partnership of its intent to, accelerate such loan, it shall be a condition to the closing in connection with a Call that the Mills Partner repay such loan (plus any deferred and accrued and unpaid interest thereon and any prepayment premium and/or yield maintenance fees) at the closing, or have the Mack-Cali Partners released from liability for payment of the loan by a written instrument reasonably satisfactory to the Mack-Cali Partners, or the Mills Partner agrees to indemnify the Mack-Cali Partners and its Affiliates and hold each of them harmless from and against any damage, loss or liability to any of them as a result of the failure to obtain a release or repay the loan.

(k)	The delivery of a Put/Call Notice shall create a binding contract for the purchase and sale of Mack-Cali Partners’ Partnership Interests on the terms set forth in this Section 11.6. If a Partner shall thereafter be in breach of its obligation to close the purchase and sale in accordance with such election, such Partner shall be in default hereunder and shall be obligated to pay the fees and expenses of the non-breaching Partner and, from and after the occurrence of such breach, shall have no further rights to approve Major Decisions hereunder. In addition to all other rights and remedies herein provided in connection with such a default, the non-defaulting Partner shall have all remedies at law or in equity.

(l)	Effective upon the consummation of the acquisition by the Mills Partner of the Mack-Cali Partners ‘Partnership Interest as provided in this Section 11.6, a Major Capital Event shall be deemed to have occurred under this Agreement with respect to the Mack-Cali Partners’ Partnership Interest based on a deemed sale at the Appraised Value (as determined in accordance with this Section 11.6.1), as the case may be, with distributions being deemed to have been made to the Mack-Cali Partners as provided in Section 13.2.4 as if the portion of the Project owned by the Partnership and all other Partnership assets were theoretically sold for their fair market value or such value as otherwise determined in accordance with this Section 11.6, with the resulting effect that the Mack-Cali Partners shall be deemed to have received such amounts as would be distributed to the Mack-Cali Partners under Section 13.2.4 of this Agreement if the portion of the Project owned by the Partnership and all other Partnership assets were sold for cash in the amount of their fair market value or such value as otherwise determined in accordance with Section 13.2.4. Upon such deemed distributions, the applicable accounts described in Section 6.6 of this Agreement shall be reduced as appropriate to reflect the amounts of such deemed distributions.

(m)	Upon the acquisition of the Mack-Cali Partners Partnership Interest by Mills, the Percentage Interest shall be allocated entirely to Mills’ limited partnership interest hereunder.

(n)	Mack-Cali Partners shall retain all rights set forth in this Agreement to develop the Office/Hotel Components on the same terms and conditions as contained in this Agreement and, if executed, the Office/Hotel Component LP Agreement.

11.6.2     Closing.

(a)	The transfer of the Partnership Interest that is to be conveyed under this Section 11.6 shall be closed and consummated in the principal office of the Partnership at 11:00 a.m., local time, on the thirtieth (30th) day following the date that the Call Price or the Put Price is determined (or if such date is not a business day, the business day next following such day) or on such earlier date as may be selected by the acquiring Partner(s). At the closing, Mills shall deliver to the Mack-Cali Partners the Put Price or the Call Price, as applicable, which is payable at closing in accordance with the terms of the Put/Call Notice in cash (U.S. dollars) by wire transfer representing immediately available Federal System funds. Simultaneously with the receipt of such payment, Mack-Cali Partners shall deliver (i) the Partnership Interest, and (ii) any Partner Loans held by Mack-Cali Partners or any Affiliate thereof, to Mills free and clear of all liens, security interests and competing claims and shall deliver to Mills such instruments of transfer and such evidence of due authorization, execution and delivery and of the absence of any such liens, security interests or competing claims as Mills shall reasonably request. If applicable, the Put Price or the Call Price, as the case may be, shall be reduced by any amounts owed by Mack-Cali Partners pursuant to any other provision hereof and such amounts shall be paid to the remaining Partners. Each of Mills and Mack-Cali Partners shall be responsible and pay for the fees and expenses of its counsel and advisors.

ARTICLE 12

USE OF MILLS AND MACK-CALI PARTNERS’ NAMES

12.1     Mark. The Partners acknowledge that TMLP and its Affiliates hold the following trademarks and/or service marks (collectively, the "Mark"):

(a)	Application for use of the mark “MEADOWLANDS XANADU” for shopping center services and leasing of shopping center and office space, real estate development featuring land, entertainment, mixed use and retail mixed use in International Class 36, filed in the United States Patent and Trademark Office (“USPTO”) on October 24, 2002.

12.2     Use of Mark by Partnership. The Partners agree that the Mark may be used by the Partnership without payment of a license fee or other similar fee to TMLP or its Affiliates for the use of such Mark. Furthermore, the Partners agree that in the event (a) neither TMLP nor any of its Affiliates continues to be a Partner of Mills, or (b) the Entertainment/Retail Component (or all or substantially all of the interests therein) is sold or transferred to a third party, then, subject to any necessary third-party consents (which the Partners agree to use commercially reasonable efforts to obtain), either the Partnership (in the case of (a) above), or such third-party transferee (in the case of (b) above), shall be permitted to use the Mark in connection with the Entertainment/Retail Component and such third party’s or the Partnership’s ownership and operation of the Entertainment/Retail Component provided that, concurrently with the occurrence of the events described in subclauses (a) and/or (b) of this sentence, the Partnership or such third-party transferee, as applicable, as licensee, and Mills or its Affiliate, as licensor, enter into a license agreement evidencing such rights to use the Mark as provided herein. The license agreement shall not charge a fee for the rights granted and shall contain customary terms and conditions, including covenants (and conditions to continued use by the licensee) wherein the owner of the Entertainment/Retail Component covenants and agrees to operate the Entertainment/Retail Component as described in the last sentence of this Section 12.2. It is understood and agreed that “commercially reasonable efforts” shall not require the expenditure of funds or the institution of legal action by any of the Partners or their Affiliates. Until such time as any necessary third-party consents are obtained, the owner of the Entertainment/Retail Component may continue using the Mark in connection with the Project and the Partnership pending receipt of such third-party consents; provided, however, that the Entertainment/Retail Component owner shall covenant and agree to operate the Project substantially in accordance with past practices in order to assure that the Mark is not used for a shopping center that is of a materially lesser quality than that of the Entertainment/Retail Component immediately prior to the events described in subclause (a) and/or (b) of the first sentence of this Section 12.2.

12.3     Use of Mark By Mack-Cali Partners. During the period in which the Mack-Cali Partners own an interest in the Partnership or in the Office/Hotel Component, the Mack-Cali Partners and its Affiliates shall be permitted to use the Mark in public filings as required by applicable Laws and in promotional materials relating to the Project.

12.4     Use of Mark in Connection with the Office/Hotel Component and the Office/Hotel Component Owner. The Partners agree that the Mark may be used by the Office/Hotel Component Owner without payment of a license fee or other similar fee to TMLP or its Affiliates for the use of such Mark. Furthermore, the Partners agree that in the event (a) neither TMLP nor any of its Affiliates continues to be a Partner of the Office/Hotel Component Owner, or (b) a Component, phase or sub-Component (or all or substantially all of the interests therein) is sold or transferred to a third party, then, subject to any necessary third-party consents (which the Partners agree to use commercially reasonable efforts to obtain), either the Office/Hotel Component Owner (in the case of (a) above), or such third-party transferee (in the case of (b) above), shall be permitted to use the Mark in connection with the Component, phase or sub-Component acquired and the third party’s or the Office/Hotel Component Owner’s ownership and operation of the Component, phase or sub-Component provided that, concurrently with the occurrence of the events described in subclauses (a) and/or (b) of this sentence, the Office/Hotel Component Owner or such third-party transferee, as applicable, as licensee, and Mills or its Affiliate, as licensor, enter into a license agreement evidencing such rights to use the Mark as provided herein. The license agreement shall not charge a fee for the rights granted and shall contain customary terms and conditions, including covenants (and conditions to continued use by the licensee) wherein the owner of the portion of the Office/Hotel Component that is subject to the sale covenants and agrees to operate the portion of the Office/Hotel Component that is subject to the sale as described in the last sentence of this Section 12.4. It is understood and agreed that “commercially reasonable efforts” shall not require the expenditure of funds or the institution of legal action by any of the Partners or their Affiliates. Until such time as any necessary third-party consents are obtained, the owner of the portion of the Office/Hotel Component that is subject to the sale may continue using the Mark in connection with the Office/Hotel Component and the Office/Hotel Component Owner pending receipt of such third-party consents; provided, however, that the owner of the portion of the Office/Hotel Component that is subject to the sale shall covenant and agree to operate such portion of the Office/Hotel Component substantially in accordance with past practices in order to assure that the Mark is not used for an office building or hotel, as applicable, that is of a materially lesser quality than that of the portion of the Office/Hotel Component that is subject to the sale immediately prior to the events described in subclause (a) and/or (b) of the first sentence of this Section 12.4.

12.5     No Use of Related Mark. Neither the Mack-Cali Partners, their Affiliates nor any owner or user of the Project shall be permitted to use the word “Xanadu” in any manner except as provided in Sections 12.2, 12.3 and 12.4 above.

12.6     Use of the Mills Partner’s Name. The Mills Partner and its Affiliates shall in their sole discretion determine whether to permit the use of their names in connection with the Project or the Partnership. Mack-Cali Partners and their Affiliates acknowledge and agree that the names of the Mills Partner and any of their Affiliates may not be used by the Mack-Cali Partners, any of their Affiliates or the Partnership in connection with the Project or the Partnership without the prior written consent of the Mills Partners except when referring to the Partnership itself, as the name of the Partnership incorporates “Mills”.

12.7     Use of Mack-Cali Partners’ Name. Mack-Cali Partners and their Affiliates shall in their sole discretion determine whether to permit the use of their names in connection with the Project or the Partnership. The Mills Partner and its Affiliates acknowledge and agree that the names of Mack-Cali Partners and any of its Affiliates may not be used by the Mills Partner, any of its Affiliates or the Partnership in connection with the Project or the Partnership without the prior written consent of Mack-Cali Partners except when referring to the Partnership itself, as the name of the Partnership incorporates “Mack-Cali”. Notwithstanding the foregoing, certain Affiliates of Kan Am may use the names of the Mack-Cali Partners or their Affiliates in connection with offering materials related to the Project reports to Kan Am investors and certain other communications. The Mack-Cali Partners agree to such use, subject to the Special General Partner being offered a reasonable opportunity to approve the proposed uses.

ARTICLE 13

DISSOLUTION

13.1     Dissolution and Termination; Continuation of Business.

13.1.1	Causes of Dissolution and Termination. Except as set forth in this Article 13 and Article 11, no Partner shall have the right and each Partner hereby agrees not to withdraw from the Partnership, nor to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of the Partnership, except as provided in this Agreement, and no Partner at any time shall have the right to petition or to take any action to subject the Partnership’s assets or any part thereof including the Project, or any part thereof, to the authority of any court of bankruptcy, insolvency, receivership or similar proceedings. The Partnership shall be dissolved and terminated only upon the earlier occurrence of any of the following dates or events:

(a)	a dissolution of the Partnership is Approved by the Partners;

(b)	the sale or other disposition (exclusive of an exchange for other real property or the granting of a lien or security interest in the Project) by the Partnership of all or substantially all of the Project and other assets of the Partnership;

(c)	the Bankruptcy, dissolution or liquidation of a Partner;

(d)	the occurrence of any event that, under the Delaware LP Act, would cause the dissolution of the Partnership or that would make it unlawful for the business of the Partnership to be continued; or

(e)	the occurrence of an Early Termination Event.

13.1.2	Right to Continue Business of the Partnership. Upon an event described in Section 13.1.l(d), the Partnership thereafter shall be dissolved and liquidated unless, within ninety (90) days after the event described, in such Sections, an election to continue the business of the Partnership shall be made in writing by all of the remaining Partners who are not in Bankruptcy. If such an election to continue the Partnership is made, then the Partnership shall continue until another event causing dissolution in accordance with this Article 13 shall occur.

13.2     Procedure in Dissolution and Liquidation.

13.2.1	Winding Up. Upon dissolution of the Partnership pursuant to Section 13.1 hereof, the Partnership shall immediately commence to wind up its affairs and the Partners shall proceed with reasonable promptness to liquidate the business of the Partnership and (at least to the extent necessary to pay any debts and liabilities of the Partnership) to convert the Partnership’s assets into cash. A reasonable time shall be allowed for the orderly liquidation of the business and assets of the Partnership in order to reduce any risk of loss that might otherwise be attendant upon such a liquidation.

13.2.2	Management Rights During Winding Up. During the period of the winding up of the affairs of the Partnership, the Managing General Partner shall manage the Partnership and shall make with due diligence and in good faith all decisions relating to the conduct of any business or operations during the winding up period and to the sale or other disposition of Partnership assets. Each Partner hereby waives any claims it may have against the others that may arise out of the management of the Partnership by the others, pursuant to this Section 13.2.2, so long as such other Partners and their representatives act in good faith.

13.2.3	Work in Progress. If the Partnership is dissolved for any reason while there is development or construction work in progress, winding up of the affairs and termination of the business of the Partnership may include completion of the work in progress to the extent the Managing General Partner may determine same to be necessary or advisable to permit a sale or other disposition of the Project which is most beneficial to the Partners.

13.2.4	Distributions in Liquidation. The assets of the Partnership shall be applied or distributed in liquidation in the following manner and in the following order of priority:

(a)	First, in payment of debts and obligations of the Partnership owed to third parties, and to the expenses of liquidation in the order of priority as provided by law; then

(b)	Second, to the setting up of any reserves for a period of up to twelve (12) months which the Managing General Partner may deem necessary in the exercise of its reasonable discretion for any contingent or unforeseen liabilities or obligations of the Partnership; then

(c)	Third, as provided in Sections 6.6, 6.7 (including Section 6.7.2), 6.8 and 6.10.

If amounts reserved under Section 13.2.4.(b) are no longer necessary after the later to occur of resolution of the matters for which such amounts were reserved and such twelve (12) month period referenced therein and such amounts would otherwise be distributable to the Partners under Section 6.5 or Section 6.6 or Section 6.7, then the Managing General Partner shall disburse such amounts to the Partners in accordance with Sections 6.6 and 6.7.

Losses or deductions attributable to the expenditure of funds held under the reserve in Section 13.2.4, shall be allocated to each Partner to the extent such expenditure will reduce the amount of cash eventually distributed to each Partner.

13.2.5	Non-Cash Assets. Every reasonable effort shall be made to dispose of the assets of the Partnership so that the distribution may be made to the Partners in cash. Any Partner or the Affiliate(s) of any Partner may submit a bid or offer for all or any part of such assets. If at the time of the termination of the Partnership, the Partnership owns any assets in the form of work in progress, notes, deeds to secure debt or other non-cash assets, such assets, if any, shall be distributed in kind to the Partners, in lieu of cash, proportionately to their right to receive the assets of the Partnership on an equitable basis reflecting the fair market value of the assets so distributed. In the alternative, the Mills Partner(s) may cause the Partnership to distribute some or all of its non-cash assets to the Partners as tenants-in-common subject to such terms, covenants and conditions as the Mills Partner(s) may adopt.

13.3     Disposition of Documents and Records. All Documents of the Partnership shall be retained upon termination of the Partnership for a period of not less than seven (7) years by the Managing General Partner. The costs and expenses of personnel and storage costs associated therewith shall be shared by the Partners in proportion to their respective Percentage Interests. The Documents shall be available during normal business hours to all Partners for inspection and copying at such Partner’s cost and expense. If any Partner for any reason ceases as provided herein to be a Partner at any time prior to termination of the Partnership (“Non-Surviving Partner”), and the Partnership is continued without the Non-Surviving Partner, the other Partners (“Surviving Partners”) agree that the Documents of the Partnership up to the date of the termination of the Non-Surviving Partner’s interest shall be maintained by the Surviving Partners, their successors and assigns, for a period of not less than seven (7) years thereafter; provided, however, that if there is an Internal Revenue Service examination or audit, or notice thereof, which requires access to the Documents, the Documents shall be retained until the examination or audit is completed and any tax liability finally determined, and provided further, the Non-Surviving Partner shall reimburse the Surviving Partners for one-half of personnel and storage costs associated herewith. The Documents shall be available for inspection, examination and copying by the Non-Surviving Partner or its representatives upon reasonable notice in the same manner as herein provided during said seven (7) year period.

13.4     Date of Termination. The Partnership shall be terminated when its cash and other assets have been applied and distributed in accordance with the provisions of Section 13.2.4. The establishment of any reserves in accordance with the provisions of Section 13.2.4 shall not have the effect of extending the Termination Date of the Partnership, but any unexpended reserve amount shall be distributed in the order and priority provided in such Section upon expiration of the period of such reserves.

ARTICLE 14

REPRESENTATIONS AND WARRANTIES

14.1     Representations and Warranties of Mack-Cali Partners. Mack-Cali Partners represents and warrants to the Mills Partner(s) and the Partnership as of the date of this Agreement as follows:

14.1.1	Authority, etc. Each of the Mack-Cali Partners are limited liability companies, duly organized and validly existing under the laws of the State of New Jersey and each is in good standing under the laws of the State of New Jersey, each of the Mack-Cali Partners has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement. All actions necessary to confer such power and authority upon the persons executing this Agreement on behalf of the Mack-Cali Partners (and all documents which are contemplated by this Agreement to be executed on behalf of the Mack-Cali Partners) have been taken. The Mack-Cali Partners’ execution, delivery and performance of this Agreement will not result in any violation of, or default under, or require any notice or consent under, any document by which the Mack-Cali Partners is organized, any agreement to which the Mack-Cali Partners is a party or by which the Mack-Cali Partners or their properties are bound, or any law, rule, regulation or order applicable to the Mack-Cali Partners. This Agreement has been duly authorized, executed and delivered by the Mack-Cali Partners and is the legal, valid and binding obligation of the Mack-Cali Partners . This Agreement is enforceable against the Mack-Cali Partners in accordance with its terms, and each instrument to be executed by the Mack-Cali Partners pursuant to this Agreement or in connection herewith will, when executed and delivered, be enforceable against the Mack-Cali Partners in accordance with its terms except as such enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

14.1.2	No Other Agreements. The Mack-Cali Partners have not entered into any agreement to dispose of their interest in the Partnership or the Development Land.

14.1.3	Proceedings. There is no action, suit, proceeding, reassessment, arbitration or investigation pending or threatened by or against Mack-Cali Partners before any court or governmental department, commission, board, agency or instrumentality and which, if a ruling were issued, would have a material adverse effect on Mack-Cali Partners’ ability to perform its obligations hereunder.

14.2     Representations and Warranties of Mills Partner. Mills Partner represents and warrants to the Mack-Cali Partners and the Partnership as of the date of this Agreement as follows:

14.2.1	Authority, etc. Mills Partner is a limited partnership, duly organized and validly existing under the laws of the State of Delaware and is in good standing under the laws of the State of Delaware, Mills Partner has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement. All actions necessary to confer such power and authority upon the persons executing this Agreement on behalf of Mills Partner (and all documents which are contemplated by this Agreement to be executed on behalf of Mills Partner) have been taken. Mills Partner’s execution, delivery and performance of this Agreement will not result in any violation of, or default under, or require any notice or consent under, any document by which Mills Partner is organized, any agreement to which Mills Partner is a party or by which Mills Partner or the Property is bound, or any law, rule, regulation or order applicable to Mills Partner. This Agreement has been duly authorized, executed and delivered by Mills Partner and is the legal, valid and binding obligation of Mills Partner. This Agreement is enforceable against Mills Partner in accordance with its terms, and each instrument to be executed by Mills Partner pursuant to this Agreement or in connection herewith will, when executed and delivered, be enforceable against Mills Partner in accordance with its terms except as such enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

14.2.2     No Other Agreements. Mills Partner has not entered into any agreement to dispose of its interest in the Partnership or the Development Land.

14.2.3	Proceedings. There is no action, suit, proceeding, reassessment, arbitration or investigation pending or threatened by or against Mills Partner before any court or governmental department, commission, board, agency or instrumentality and which, if a ruling were issued, would have a material adverse effect on Mack-Cali Partners’ ability to perform its obligations hereunder.

ARTICLE 15

GENERAL PROVISIONS

15.1     Notices. Any notice, consent, approval, or other communication which is provided for or required by this Agreement must be in writing and may be delivered in person to any party or may be sent by a facsimile transmission, telegram, expedited courier or registered or certified U.S. mail, with postage prepaid, return receipt requested. Any such notice or other written communications shall be deemed received by the party to whom it is sent (i) in the case of personal delivery, on the date of delivery to the party to whom such notice is addressed as evidenced by a written receipt signed on behalf of such party, (ii) in the case of facsimile transmission or telegram, the next business day after the date of transmission, (iii) in the case of courier delivery, the date receipt is acknowledged or rejected by the party to whom such notice is addressed as evidenced by a written receipt signed on behalf of such party, and (iv) in the case of registered or certified mail, the date receipt is acknowledged or rejected on the return receipt for such notice. For purposes of notices, the addresses of the parties hereto shall be as follows, which addresses may be changed at any time by written notice given in accordance with this provision:

If to Mills:

c/o The Mills Corporation 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209 Attention: Chief Executive Officer Facsimile No.: 703/526-5333

And:

c/o The Mills Corporation 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209 Attention: President, Development Division Facsimile No.: 703/526-5125

With a copy to:

c/o The Mills Corporation 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209 Attention: General Counsel Facsimile No.: 703/526-5198

With a copy to:

Piper Rudnick LLP 203 North LaSalle Street Chicago, IL 60601 Attention: Robert H. Goldman Facsimile No.: 312/236-7516

With a copy to:

Kan Am XXII Limited Partnership c/o Kan Am US, Inc. The Forum 3290 Northside Parkway Suite 825 Atlanta, GA 30327 Attn: James C. Braithwaite Facsimile No.: (404) 239-0624

With a copy to:

Arnold & Porter 555 Twelfth Street, NW Washington, D.C. 20004 Attn: Bryan J. Tomasek Facsimile No.: (202) 942-5999

If to Mack-Cali Partners:

c/o Mack-Cali Realty Corporation 11 Commerce Drive Cranford, NJ 07016 Attn: Mitchell E. Hersh Facsimile No.: 908/272-0214

And:

c/o Mack-Cali Realty Corporation 11 Commerce Drive Cranford, NJ 07016 Attn: Roger W. Thomas, Esq. Facsimile No.: 908/272-0485

With a copy to:

Seyfarth Shaw 1270 Avenue of the Americas Suite 2500 New York, New York 10020 Attn: John P. Napoli, Esq. Facsimile No.: 212/218-5527

And:

Seyfarth Shaw 1270 Avenue of the Americas Suite 2500 New York, New York 10020 Attn: Stephen G. Epstein, Esq. Facsimile No.: 212/218-5527

Failure of, or delay in delivery of any copy of a notice or other written communication shall not impair the effectiveness of such notice or written communication given to any party to this Agreement as specified herein.

15.2     No Prior Understandings. This Agreement (including all Exhibit(s) referred to herein and attached hereto, which Exhibits are part of this Agreement for all purposes) supersedes any prior understanding and agreements between the Partners respecting the within subject matters.

15.3     Severability. This Agreement is intended to be performed in accordance with. and only to the extent permitted by, all applicable Laws of the State of Delaware. If any provision of this Agreement, or the application thereof to any person or circumstances shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

15.4     Successors and Assigns. Subject to the restrictions on Transfer set forth in Article 11, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

15.5     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

15.6 Additional Documents and Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Partner agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions.

15.7     Governing Law; Consent to Jurisdiction and Permissible Venue. This Agreement and the rights and obligations of the respective parties hereunder shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware. The Partners hereby consent to the jurisdiction of the state courts located in Delaware, as well as the United States District Court for the District of Delaware, for all purposes in connection with this Agreement and agree not to object to venue in such forums. Notwithstanding the foregoing, the parties may bring an action to enforce this Agreement or resolve any dispute hereunder, in any other court properly having jurisdiction over the parties or the subject matter hereof.

15.8     Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the person or persons, firm or corporation may in the context require. Any reference to the Code or Laws shall include all amendments, modifications, or replacements of the specific sections and provisions concerned. The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to.”

15.9     Amendment. This Agreement may not be amended, altered or modified except by instrument in writing and signed by the Mills Partner(s) or the Mack-Cali Partners, if required hereunder.

15.10     References to this Agreement. Unless otherwise specified, all references to Articles or Sections are to Articles or Sections of this Agreement. Numbered or lettered articles, Sections and subsections herein contained refer to articles, Sections and subsections of this Agreement unless otherwise expressly stated. The words “herein,” “hereof,” “hereunder,” “hereby,” “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments thereof and Exhibits thereto unless the context shall clearly indicate or require otherwise.

15.11     Headings; Construction. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement. The Partners acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

15.12     No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other Person whatsoever shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

15.13     No Waiver. No consent or waiver, either expressed or implied, by any Partner to or of any breach or default by any other Partner in the performance by such other Partner of the obligations thereof under this Agreement shall be effective unless in writing, nor shall the same be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Partner of the same or any other obligations of such other Partner under this Agreement. Failure on the part of any Partner to complain of any act or failure to act of any other Partner, failure on the part of any complaining Partner to continue to complain or to pursue complaints with respect to any act or failure to act of any other Partner, or failure on the part of any Partner to declare any other Partner in default, irrespective of how long such failure continues, shall not constitute a waiver by such Partner of the rights and remedies thereof under this Agreement or otherwise at law or in equity.

15.14     Time of Essence; Computation of Time Periods. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless such day is not a Business Day, in which case the last day of such period shall be deemed to be the next Business Day.

15.15     Mediation and Arbitration. Unless otherwise expressly provided herein (including as provided in Section 6.9.2), it is understood and agreed by the Partners that, in the event any dispute, disagreement, claim or controversy arises between or among the Partners arising under or related to this Agreement or relating to any approvals or agreements required to be given or made by any Partner under this Agreement, including a dispute, disagreement, claim or controversy in connection with a Major Decision and including a dispute, disagreement, claim or controversy in connection with the matters addressed in Section 8.2(a) (the “Disputes”), then, at the request of any Partner, the parties shall resolve the Dispute promptly through confidential mediation with a mediator jointly selected by each of the Managing General Partner and the Special General Partner. If the Managing General Partner and the Special General Partner are unable to agree on the mediator within ten (10) days after written notice from one party to the other demanding mediation, each of Managing General Partner and the Special General Partner shall each select one (1) mediator and those two (2) mediators shall jointly select a third mediator and such third mediator shall act as mediator hereunder. All mediators selected shall be a licensed attorney experienced in complex real estate and partnership transactions and the tax consequences thereof. Each party shall bear its own fees and expenses attributable to the mediation provided, however, that the costs, fees and expenses attributable to the independent mediator shall be borne equally (50/50) by the Managing General Partner and the other Partner involved in the dispute. In the event that the parties to the Dispute are unable to settle their Dispute through mediation within thirty (30) days after the mediator has been selected as provided above, any unresolved Dispute shall be submitted to binding arbitration in the State of Delaware, with each party to bear its own fees and expenses attributable thereto, before a panel of three (3) neutral arbitrators from the Large Complex Case Panel of the American Arbitration Association (the “Arbitrators”), said Arbitrators to be attorneys with at least ten (10) years experience in complex real estate and partnership transactions and the tax consequences thereof. The arbitration shall be conducted in accordance with the then-current commercial Arbitration Rules of the American Arbitration Association. The Arbitrators shall render their decision within fifteen (15) business days after the Dispute is submitted to him or her. In furtherance of the foregoing, it is understood and agreed that the decision rendered by the Arbitrators hereunder shall be binding and absolutely conclusive upon the parties hereto and may be enforced by entry of a judgment in any court having jurisdiction. The Managing General Partner and the other Partner involved in the dispute shall each bear one-half (1/2) of the fees and expenses of the Arbitrators. To the extent, if any, that the party or parties prevailing in any such arbitration proceedings are required to seek judicial confirmation or enforcement of the arbitrators’ award, the non-prevailing party or parties shall be obligated for such prevailing party’s or parties’ reasonable and actual fees, costs, expenses and disbursements. incurred in connection with such judicial confirmation and/or enforcement. Notwithstanding the foregoing, a party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section 15.15. All applicable statutes of limitation shall be tolled while the procedures specified in this Section 15.15 are pending. The parties will take such action, if any, required to effectuate such tolling.

15.16     Estoppel Certificates. At the written request of any Partner, the other Partners will execute and deliver estoppel certificates addressed to any lender or any proposed assignee or transferee that is a Permitted Transferee hereunder of the requesting party’s Partnership Interest, certifying as to the information reasonably required by such lender or proposed assignee or transferee respecting the requesting partner’s Partnership Interest and its rights and obligations under this Agreement, including, but not limited to, that this Agreement has not been modified or amended (or, if it has been modified or amended, setting forth a list of such modifications or amendments) and that, to the knowledge of the certifying party, there are no uncured defaults respecting the requesting party’s Partnership Interest and its rights and obligations under this Agreement (or if any defaults exist, specifying same). If either party fails to respond within twenty (20) days of receipt by the other party of a written request by the requesting party as herein provided, the other party shall be deemed to have given such estoppel certificate as provided above without modification and shall be deemed to have admitted the accuracy of any information supplied by the requesting party to any such mortgagee, assignee or transferee. Any such estoppel certificate shall be in form reasonably satisfactory to the certifying party.

15.17     Cooperation. The Partners agree to cooperate, in good faith, with one another in connection with the negotiation and execution of the Authority Agreements and all other agreements in connection with the execution of the Redevelopment Agreement and related agreements. It is possible that there shall be separate Component Agreements and Component Leases for each Component, phase and/or sub-Component thereof in lieu of one Ground Lease for the entire Project on the Ground Lease Closing Date. To the extent that the obligation of the Partners cannot be separately allocated among the Components directly pursuant to the Authority Agreements, the parties agree to allocate in good faith the obligations thereunder.

15.18     Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Furthermore, this Agreement transmitted by via facsimile shall be treated in all manners and respects as an original document and any signature thereon shall be considered an original signature and shall have the same binding legal effect as the original document provided, however, that any party signatory hereto that shall receive a counterpart of this Agreement containing a facsimile of the other party’s signature shall be entitled to a counterpart of this Agreement containing an original of such other party’s signature promptly after request for such original counterpart.

        [The remainder of this page is intentionally blank; signature pages follow]

        [signature page attached to Limited Partnership Agreement]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal (by their duly authorized officer in the case of the Mills and Mack-Cali Partners), each as of the Effective Date.

MILLS PARTNER:

MEADOWLANDS MILLS LIMITED
PARTNERSHIP, a Delaware limited partnership

By:  MEADOWLANDS MILLS, L.L.C, a Delaware limited liability
        company, its Managing General Partner

     By:     THE MILLS LIMITED PARTNERSHIP, a Delaware limited
                 partnership, its Manager

          By:     THE MILLS CORPORATION, a Maryland
                     corporation, its General Partner

                      By: /s/ Laurence C. Siegel
                      Name: Laurence C. Siegel
Title: Chairman and Chief Executive Officer

[signature page continued on next page]

[signature page attached to Limited Partnership Agreement]

MACK-CALI PARTNERS:

MACK-CALI MEADOWLANDS SPECIAL L.L.C., a New Jersey limited
liability company

By:   MACK-CALI REALTY, L.P., its sole member

         By:     Mack-Cali Realty Corporation, its general partner

               By: /s/ Mitchell E. Hersh
               Name: Mitchell E. Hersh
Title: Chief Executive Officer

MACK-CALI MEADOWLANDS ENTERTAINMENT L.L.C., a New Jersey limited liability company

By:   MACK-CALI REALTY, L.P., its sole member

         By:     Mack-Cali Realty Corporation, its general partner

               By: /s/ Mitchell E. Hersh
               Name: Mitchell E. Hersh
Title: Chief Executive Officer